As filed with the Securities and Exchange Commission on June 17, 2016

Registration No. 333-211045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ecoark Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3674	39-2075693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ecoark Holdings, Inc.

3333 Pinnacle Hills Parkway I Suite 220

Rogers, AR 72758

(479) 259-2979

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy May

Chief Executive Officer

Ecoark Holdings, Inc.

3333 Pinnacle Hills Parkway I Suite 220

Rogers, AR 72758

(479) 259-2979

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter DiChiara, Esq.

Carmel, Milazzo & DiChiara LLP

261 Madison Avenue, 9th Floor

New York, NY 10016

(212) 658-0458

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,336,625	$4.00	$17,346,500	$1,856.08
Total Common Stock underlying Warrants	4,336,625	$5.00	$21,683,125	$2,320.09
Total Registration Fee			$39,029,625	$4,176.17	#

(1)	This Registration Statement covers the resale by certain selling securityholders named herein of (i) up to 4,336,625 shares of our common stock, par value $0.001 per share, and (ii) up to 4,336,625 shares of our common stock issuable upon exercise of outstanding warrants that were issued to the selling securityholders in connection with a private placement.

(2)	Calculated in accordance with Rule 457(g)

#	Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 17, 2016

Ecoark Holdings, Inc.

8,673,250 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders of Ecoark Holdings, Inc. named herein purchased in an offering of units which ended on April 28, 2016. In this offering, we offered units for $4.00 per unit, consisting of one share of common stock and a warrant to purchase one share of common stock for $5.00. The selling securityholders may sell up to 8,673,250 shares of common stock, par value $0.001 per share. These shares include (i) 4,336,625 shares of issued and outstanding common stock currently held by the selling securityholders and (ii) 4,336,625 shares of common stock currently underlying certain warrants held by the selling securityholders which, in each case, were initially issued and sold in a private placement offering that closed on April 28, 2016 (collectively the “Private Offering”). The Company received $17.3 million from the Private Offering which it is using for general working capital purposes. The warrants entitle the holders thereof to purchase shares of common stock at an exercise price equal to $5.00 per share, subject to adjustment for stock splits or corporate reorganizations.

The registration of the shares of common stock hereunder does not mean that any of the selling securityholders will actually offer or sell the full number of shares being registered pursuant to this prospectus. The selling securityholders may sell the shares of common stock to be registered hereby from time to time. We will, however, receive the exercise price of the warrants if and when the warrants are exercised for cash by the securityholders. The selling securityholders may offer and sell the shares in a variety of transactions described under the heading “Plan of Distribution” beginning on page 15, including transactions on any stock exchange, market or facility on which the common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale by the selling securityholders. We will, however, receive approximately $21,683,125 from the selling securityholders if they exercise all of the warrants on a cash basis (assuming, in each case, no adjustments are made to the exercise price or number of shares issuable upon exercise of the warrants), which we expect we would use primarily for working capital purposes. We are registering the common stock on behalf of the selling securityholders. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling securityholders, including commissions and discounts, if any, attributable to the sale or disposition by such selling securityholders will be borne by them.

Our common stock is quoted on the OTCQB maintained by the OTC Market Group Inc. under the symbol “EARK”. On June 15, 2016, the closing price as reported by the OTC Market Group Inc. was $17.00 per share. This price will fluctuate based on the demand for our common stock. We filed an application for our common stock to be listed on the NASDAQ Capital Market.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated         , 2016

Business to Business Service Provider

Applied Retail Knowledge.

Intelleflex – Intelligent, On-Demand Solutions for Retailers and Companies that Ship and Store Products

Eco3D - 3D Mapping, Modeling, and Consulting Services for Retailers and Other Clients

Pioneer Products - Recovering Plastic Waste from Retail Supply Chains and Creating New Consumer Products with the Reclaimed Material

Magnolia Solar – Leveraging Nanotechnology to Increase the Performance of Retail Products

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. This prospectus is not an offer to sell, nor are the selling securityholders seeking an offer to buy, securities in any state where such offer or solicitation is not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since these dates.

For investors outside the United States: neither we nor any of the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our common stock and warrants and the distribution of this prospectus outside the United States.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Ecoark Holdings,” “the Company,” “we,” “us,” “our” and similar references refer to Ecoark Holdings, Inc.

On March 18, 2016, we effected a 1-for-250 reverse stock split. Unless context indicates or otherwise requires, all share numbers and share price data included in this prospectus have been adjusted to give effect to that reverse stock split.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. (Note: All dollar amounts, except for shares, included in this Prospectus are rounded to thousands.)

Our Company

Ecoark Holdings, Inc.

Ecoark Holdings, Inc. (“Ecoark Holdings”) is a Nevada corporation incorporated on November 19, 2007. Ecoark Holdings is an innovative, emerging growth company focused on the development and deployment of business solutions and products to the retail, agriculture, food service, commercial real estate and architecture, engineering and construction end markets. Ecoark Holdings has assembled a team and portfolio of proprietary, patented technologies to address the waste in operations, logistics and supply chain. Ecoark Holdings accomplishes this through two wholly-owned operating subsidiaries, Ecoark, Inc. (“Ecoark”) and Magnolia Solar, Inc (“Magnolia Solar”). Further, Ecoark has three operating entities: Intelleflex, Eco3D and Pioneer Products.

Our principal executive offices are located at 3333 Pinnacle Hills Parkway, Suite 220, Rogers, Arkansas 72758, and our telephone number is (479) 259-2979. Our website address is http://ecoarkusa.com/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision to purchase our common stock.

On December 31, 2009, Ecoark Holdings, originally known as Mobilis Relocation Services, Inc. (“Mobilis”), entered into an Agreement of Merger and Plan of Reorganization with Magnolia Solar, a privately held Delaware corporation and Magnolia Solar Acquisition Corp. Upon closing of the transaction, under the Agreement of Merger and Plan of Reorganization, Magnolia Solar became a wholly-owned subsidiary of Mobilis. Thereafter, Mobilis changed its name to Magnolia Solar Corporation. The name was later changed to Ecoark Holdings, Inc. as described below.

Acquisition of Ecoark, Inc.

Prior to the acquisition of Ecoark, Ecoark Holdings’ operations were through Magnolia Solar which operations are described below.

On January 29, 2016, Ecoark Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ecoark. Pursuant to the Merger Agreement, Ecoark merged with and into a subsidiary of Ecoark Holdings (the “Merger”). Ecoark and Magnolia Solar, Inc. will continue as the subsidiaries and businesses of Ecoark Holdings.

Prior to the completion of the Merger on March 24, 2016, in a special shareholder meeting on March 18, 2016, the following actions to amend the Articles of Incorporation were undertaken by Ecoark Holdings to:

1.	effect a change in the name of our company from Magnolia Solar Corporation to Ecoark Holdings Inc.;

2.	effect a reverse stock split of our common stock by a ratio of one-for-two hundred fifty shares (1 for 250);

3.	effect an increase in the number of our authorized shares of common stock, par value $0.001 per share, to 100,000,000; and

4.	effect the creation of 5,000,000 shares of “blank check” preferred stock.

After giving effect to the Merger and the issuance of common stock to the shareholders of Ecoark, the shareholders of Ecoark received 95.34% of the shares of Ecoark Holding’s common stock (27,696,066 shares out of 29,047,062 shares).

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Business Model

Ecoark Holdings

Ecoark Holdings operates through four subsidiaries:

Intelleflex®

Intelleflex's ZEST Data Services is a secure, multi-tenant cloud-based data collection platform for aggregating and real-time permission-based sharing and analysis of information. ZEST Fresh, a fresh food management solution that utilizes the ZEST Data Service platform, focuses on three primary value propositions – consistent food quality, reduced waste, and improved food safety. ZEST Fresh empowers workers with real-time analytic tools and alerts that improve efficiency while driving quality consistency through best practice adherence on every pallet. ZEST Delivery provides real-time monitoring and control for prepared food delivery containers, helping delivery and dispatch personnel ensure the quality and safety of delivered food.

Eco3D™

Eco3D is focused on transitioning businesses from 2D technology that has existed for hundreds of years, to a world of digital 3D. Eco3D incorporates a variety of 3D technologies to achieve customer goals and objectives. Utilizing several techniques, Eco3D can capture existing conditions – topography, buildings, exterior/interior spaces, etc. – in highly accurate detail that allows for 2D and 3D measurement. These measurements form the basis for analysis, design, documentation, and quality control. Eco3D offers solutions in multiple industries throughout the United States.

Pioneer Products

As the initial acquisition in the Ecoark portfolio, Pioneer Products laid the foundation for Ecoark’s commitment to integrated technology and innovative product formulations. Pioneer Products began by creating new consumer products using plastic reclaimed from post-consumer and retailer’s waste streams. Pioneer Products’ “close looped” 45-gallon garbage can has enjoyed years of consistent shelf placement in 3,700 retail stores with the largest retailers in the continental U.S., a testament to the reputation and fully-integrated solutions that this subsidiary provides.

Building on a platform of proven retail success, Pioneer Products now leverages its solidified reputation and strategic network by acting as a broker for other products and companies that fit into its brand portfolio. Pioneer owns direct vendor relationships and vendor numbers to some of the largest retailers in the US. This vendor number facilitates introduction of a new product to a retailer. Pioneer Products recently announced a new strategic alliance with a large distributor of family brands that strengthens its platform. Additionally, Pioneer’s offerings enable Ecoark to play a key role in supporting and making good on some of the world’s largest retailer’s goals of retail-level sustainability, reduction of waste within its supply chain and operations.

On May 3, 2016, Sable Polymer Solutions, LLC was acquired by Ecoark Holdings and Pioneer Products for 2,000,000 shares of Ecoark Holdings common stock. Sable Polymer Solutions, LLC will be a wholly-owned subsidiary of Pioneer Products. Sable Polymer Solutions specializes in the sale, purchase and processing of quality post-consumer and post-industrial plastic materials. It provides services to a variety of suppliers and customers throughout the plastics processing industry, from small extruders, molders and scrap collectors to multinational corporations. It has a reputation of consistent quality and service in the market place today.

Magnolia Solar

Magnolia Solar is principally engaged in the development and commercialization of its nanotechnology-based, high-efficiency, thin-film technology that can be deposited on a variety of substrates, including glass and flexible structures. Magnolia Solar believes that this technology has the potential to capture a larger part of the solar spectrum to produce high-efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to possibly further increase the solar cell's performance. If these goals are met, there is the potential of significantly reducing the cost per watt. Since its inception, Magnolia Solar has not generated material revenues or earnings as a result of its activities.

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Risks Associated with Our Business

Before you invest in our common stock and warrants, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”  We believe that the following are some of the major risks and uncertainties that may affect us:

●	We have a short operating history, a relatively new business model, and have not produced significant revenues, which makes it difficult to evaluate our future prospects and increases the risk that we will not be successful;

●	We have a history of operating losses, which may continue and may harm our ability to obtain financing and continue our operations;

●	It is possible that we may require additional financing to continue to grow our business operations, which would dilute the ownership held by our stockholders. If we are unable to obtain additional financing our business operations may be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution;

●	General economic conditions may adversely affect our business, operating results and financial condition;

●	If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed;

●	We rely heavily on sales to a small group of customers, and the loss of a significant number of contracts would impact our ability to reach profitability;

●	If we are unable to adequately compete with our competitors, some of whom may have greater resources with which to compete, it may impact our ability to effectively market and sell our products;

●	If we are unable to retain the services of key personnel, we may not be able to continue our operations; and,

●	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

The Offering

Common stock outstanding prior to this offering (1)	36,008,687 shares, including shares registered hereunder to be sold by the selling securityholders.

Common Stock Offered by the Selling Securityholders	8,673,250 including 4,336,625 shares underlying warrants.

Common stock to be outstanding assuming full exercise of the warrants (2)	40,345,312 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling securityholders. We will, however, receive approximately $21,683 from the selling securityholders if they exercise all of the warrants on a cash basis. The Company did receive $17,347 from the initial offering to the selling securityholders which it is using for general working capital purposes. See “Use of Proceeds” beginning on page 12.

OTCQB Trading Symbol	EARK

Terms of the Warrants	The exercise price of each warrant is $5.00 per share, subject to adjustment for stock splits and corporate reorganizations. Each warrant is exercisable on or before December 31, 2018. Ecoark Holdings may require a warrant holder to exercise all, but not less than all of the unexercised portion of the warrant, upon written notice that (i) the last reported sale price of common stock on each of 60 consecutive trading days exceeded $7.50 and (ii) the average daily trading volume (as reported on Bloomberg) of the common stock over the 60 consecutive trading period was not less than 100,000 shares on the trading market on which the common stock is listed or designated for quotation. In the event that the holder does not exercise the warrant, the holder shall forfeit any rights under the warrant, including the right to exercise the warrant to the extent not previously exercised and the warrant shall be treated as canceled for all purposes.

Risk factors	You should read the section of this prospectus entitled “Risk Factors” for a discussion of factors to carefully consider before deciding to invest in shares of our common stock and warrants.

In this offering, we offered units for $4.00 per unit consisting of one share of common stock and a warrant to purchase one share of common stock for $5.00. Through March 31, 2016, we received proceeds from subscriptions equal to $9,555 for 2,388,750 units. From April 1, 2016 through April 28, 2016, we received proceeds of $7,792 for 1,947,875 units. In total, we received proceeds of $17,347 for 4,336,625 units, consisting of 4,336,625 shares and 4,336,625 units.

(1)        The number of shares of our common stock outstanding prior to this offering is based on 29,672,062 shares of common stock outstanding after the Merger, 2,000,000 shares issued to the holders of Sable Polymer Solutions, LLC and 4,336,625 shares issued to the selling securityholders.

(2)        The total number of shares of our common stock underlying the warrants is 4,336,625.

3

RISK FACTORS

There are numerous risks affecting our business, some of which are beyond our control. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

RISK FACTORS RELATING TO OUR OPERATIONS

We have experienced losses since our founding. A failure to obtain profitability and achieve consistent positive cash flows would have a significant adverse effect on our business.

We have incurred operating losses since our inception, including a reported net loss of $10,473 and $14,264 for the years ended December 31, 2015 and 2014, respectively. Cash used in operating activities for the years ended December 31, 2015 and 2014 were $7,671 and $8,012, respectively. We expect to continue to incur operating losses through at least fiscal 2016. As of December 31, 2015, we had cash and cash equivalents of $1,962, a working capital deficit of $2,153, an accumulated deficit of $36,587, and a stockholders’ deficit of $913. To date, we have funded our operations principally through the sale of our capital stock and debt instruments. We will need to generate significant revenues to achieve profitability, and we cannot assure you that we will ever realize revenues at such levels. If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We may require additional financing to support our operations. Such financing may only be available on disadvantageous terms, or may not be available at all. Any new equity financing could have a substantial dilutive effect on our existing stockholders.

At December 31, 2015, we had cash and cash equivalents of $1,962, a working capital deficit of $2,153 and an accumulated deficit of $36,587. While we closed a $17,347 Private Offering on April 28, 2016, our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. We may be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.

We cannot predict our future results because we have a limited operating history.

Our direct wholly-owned subsidiaries, Ecoark and Magnolia Solar were formed on November 28, 2011 and January 8, 2008, respectively. Ecoark began realizing revenues from operations in 2012. Given our limited operating history, it may be difficult for you to evaluate our performance or prospects. You should consider the uncertainties that we may encounter as a company that should still be considered an early stage company. These uncertainties include:

●	our ability to market our services and products for a profit;

●	our ability to recruit and retain skilled personnel;

●	our ability to secure and retain key customers; and,

●	our evolving business model.

If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

If we are unable to develop and generate additional demand for our services or products, we will likely suffer serious harm to our business.

We have invested significant resources in developing and marketing our services and products. Some of our services and products are often considered complex and often involve a new approach to the conduct of business by our customers. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our services and products in order to generate additional demand. The market for our services and products may weaken, competitors may develop superior offerings or we may fail to develop acceptable solutions to address new market conditions. Any one of these events could have a material adverse effect on our business, results of operations, cash flow and financial condition.

4

Undetected errors or failures in our software or services could result in loss or delay in the market acceptance for our products or lost sales.

Because our software services and products, and the environments in which they operate, are complex, our software and products may contain errors that can be detected at any point in its lifecycle. While we continually test our services and products for errors, errors may be found at any time in the future. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our services and products, diversion of development resources, injury to our reputation, increased service and warranty costs, license terminations or renegotiations or costly litigation. Additionally, because our services and products support or rely on other systems and applications, any software or hardware errors or bugs in these systems or applications may result in errors in the performance of our service or products, and it may be difficult or impossible to determine where the error resides.

We may not be competitive, and increased competition could seriously harm our business.

Relative to us, some of our current competitors or potential competitors of our products and services may have one or more of the following advantages:

●	longer operating histories;

●	greater financial, technical, marketing, sales and other resources;

●	positive cash flows from operations;

●	greater name recognition;

●	a broader range of products to offer;

●	an established intellectual property portfolio;

●	a larger installed base of customers; and,

●	competitive product pricing.

Although no single competitive factor is dominant, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their offerings that are competitive with our products and services, which may result in increased competition.

Sales to many of our target customers involve long sales and implementation cycles, which may cause revenues and operating results to vary significantly.

A prospective customer’s decision to purchase our services or products may often involve lengthy evaluation and product qualification processes. Throughout the sales cycle, we anticipate often spending considerable time educating and providing information to prospective customers regarding the use and benefits of our services and products. Budget constraints and the need for multiple approvals within these organizations may also delay the purchase decision. Failure to obtain the timely required approval for a particular project or purchase decision may delay the purchase of our services or products. As a result, we expect that the sales cycle for some of our services and products will typically range from 90 days to more than 360 days, depending on the availability of funding to the prospective customer. These long cycles may cause delays in any potential sale, and we may spend a large amount of time and resources on prospective customers who decide not to purchase our services or products, which could materially and adversely affect our business.

Additionally, some of our services and products are designed for corporate customers, which requires us to maintain a sales force that understands the needs of these customers, engages in extensive negotiations and provides high-level support to complete sales. If we do not successfully market our services and products to these targeted customers, our operating results will be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management team and other key personnel. The loss of the services of our executive officers or other key employees could adversely affect our business. Competition for qualified personnel possessing the skills necessary to implement our strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully. We have obtained “key person” life insurance policies covering three of our employees.

5

Our success will depend to a significant degree upon the continued contributions of our key management, engineering and other personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Randy May, our Chief Executive Officer, Peter Mehring, President of Intelleflex and Ken Smerz, President of Eco3D. If Messrs. May, Mehring or Smerz, or any other key members of our management team, leave our employment, our business could suffer and the share price of our common stock would likely decline. Although we have entered into an employment agreement with each of Messrs. May, Mehring and Smerz, one or more of them may voluntarily terminate his services at any time.

If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed.

Most of our software and underlying technology is proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and through copyright, patent, trademark, and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted there under may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property in a cost-effective manner.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products and services.

From time to time, we might receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights, and trademarks. Because of constant technological change in the markets in which we compete, the extensive patent coverage of existing technologies, and the rapid rate of issuance of new patents, it is possible that the number of these claims may grow. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling, delay shipments of, or redesign our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers. We cannot assure you that any royalty or licensing arrangements that we may seek in such circumstances will be available to us on commercially reasonable terms or at all. We may incur significant expenditures to investigate, defend and settle claims related to the use of technology and intellectual property rights as part of our strategy to manage this risk.

Periods of sustained economic adversity and uncertainty could negatively affect our business, results of operations and financial condition.

Demand for our services and products depend in large part upon the level of capital and maintenance expenditures by many of our customers. Lower budgets could have a material adverse effect on the demand for our services and products, and our business, results of operations, cash flow and overall financial condition would suffer.

Disruptions in the financial markets may have an adverse impact on regional and world economies and credit markets, which could negatively impact the availability and cost of capital for us and our customers. These conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our services or products, or their ability to pay for our services after purchase. These conditions could result in bankruptcy or insolvency for some customers, which would impact our revenue and cash collections. These conditions could also result in pricing pressure and less favorable financial terms in our contracts and our ability to access capital to fund our operations.

Patents, trademarks, copyrights and licenses are important to the Company’s business, and the inability to defend, obtain or renew such intellectual property could adversely affect the Company’s operating results.

The Company currently holds rights to patents and copyrights relating to certain aspects of its solar panel technology, Radio-Frequency Identification (“RFID”) technology, software, and services. In addition, the Company has registered, and/or has applied to register trademarks and service marks in the U.S. and a number of foreign countries for "Intelleflex," the Intelleflex logo, "ZEST," "ZEST Data Services," "ZEST Fresh," and numerous other trademarks and service marks. Although the Company believes the ownership of such patents, copyrights, trademarks and service marks is an important factor in its business and that its success does depend in part on the ownership thereof, the Company relies primarily on the innovative skills, technical competence, and marketing abilities of its personnel.

6

Many of the Company's products are designed to include intellectual property obtained from third-parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products and business methods, the Company believes, based upon past experience and industry practice, such licenses generally could be obtained on commercially reasonable terms; however, there is no guarantee that such licenses could be obtained at all.

Failure of information technology systems and breaches in data security could adversely affect the Company's financial condition and operating results.

Information technology system failures and breaches of data security could disrupt the Company's operations by causing delays or cancellation of customer orders, impeding the manufacture or shipment of products, or resulting in the unintentional disclosure of customer or Company information. Management has taken steps to address these concerns by implementing sophisticated network security and internal control measures. There can be no assurance, however, that a system failure or data security breach will not have a material adverse effect on the Company's financial condition and operating results.

The Company is subject to risks associated with laws, regulations and industry-imposed standards related to wireless communications devices.

Laws and regulations related to wireless communications devices in the many jurisdictions in which the Company operates are extensive and subject to change. Such changes, which could include but are not limited to restrictions on production, manufacture, distribution, and use of the device, may have a material adverse effect on the Company's financial condition and operating results.

Wireless communication devices, such as RFID readers, are subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications or delays in product shipment dates, which may have a material adverse effect on the Company's financial condition and operating results.

The Company relies on access to third-party patents and intellectual property, and the Company's future results could be materially adversely affected if it is alleged or found to have infringed intellectual property rights.

Many of the Company's products are designed to include third-party intellectual property, and it may be necessary in the future to seek or renew licenses relating to various aspects of its products and business methods. Although the Company believes that, based on past experience and industry practice, such licenses generally could be obtained on commercially reasonable terms, there is no assurance that the necessary licenses would be available on acceptable terms or at all.

Because of technological changes in the business software, web and device applications, sensors and sensor-based devices, and RFID and wireless communication industries, current extensive patent coverage, and the rapid issuance of new patents, it is possible that certain components of the Company's products and business methods may unknowingly infringe the patents or other intellectual property rights of third parties. From time to time, the Company has been notified that it may be infringing such rights. Responding to such claims, regardless of their merit, can consume significant time and expense. In certain cases, the Company may consider the desirability of entering into licensing agreements, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. If there is a temporary or permanent injunction prohibiting the Company from marketing or selling certain products or a successful claim of infringement against the Company requires it to pay royalties to a third party, the Company's financial condition and operating results could be materially adversely affected.

The inability to obtain certain raw materials could adversely impact the Company’s ability to deliver on its contractual commitments which could negatively impact operations and cash flows.

Although most components essential to the Company's business are generally available from multiple sources, certain key components including, but not limited to, microprocessors, enclosures, certain RFID custom integrated circuits, and application-specific integrated circuits ("ASICs") are currently obtained by the Company from single or limited sources. Magnolia Solar is also developing nanostructured optical coating technology to improve the solar cell performance. The raw materials for this effort are glass, quartz, silicon wafers and nitrogen gas. Some key components, while currently available to the Company from multiple sources, are at times subject to industry-wide availability constraints and pricing pressures. If the supply of a key or single-sourced component to the Company were to be delayed or curtailed or in the event a key manufacturing vendor delayed shipment of completed products to the Company, the Company's ability to ship related products in desired quantities, and in a timely manner, could be adversely affected. The Company's business and financial performance could also be adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components may be affected if suppliers were to decide to concentrate on the production of common components instead of components customized to meet the Company's requirements. The Company attempts to mitigate these potential risks by working closely with these and other key suppliers on product introduction plans, strategic inventories, coordinated product introductions, and internal and external manufacturing schedules and levels. Consistent with industry practice, the Company acquires components through a combination of formal purchase orders, supplier contracts, and open orders based on projected demand information. However, adverse changes in the supply chain of the Company’s vendors may adversely impact the supply of key components.

7

Our solar products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

According to the BP Statistical Review of World Energy published in 2015, the installed solar PV capacity was about 180 Gigawatt hours at the end of 2014. Total global production of electricity was about 23,536 terawatt hours in 2014. Thus, at the end of 2014 less than 1 percent electric power came from solar photovoltaic sources. Even with many advances in the solar photovoltaic technology, adoption of solar photovoltaic power technology by energy users remains low and the total solar electricity production capacity remains well below one percent of the world consumption of electricity. Thus, the solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. If our products are not accepted by the market, our business, prospects, results of operations and financial condition will suffer. Moreover, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our proposed products and our ability to sell them at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including, but not limited to:

●	failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

●	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

●	failure to develop and maintain successful relationships with suppliers, distributors and strategic partners; and

●	customer acceptance of our products.

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition may suffer.

Our ability to manufacture and distribute commercially viable solar cells is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

The technologies we will use to manufacture solar cells have never been utilized on a commercial basis. Our technology, while intended to create a highly efficient solar cells may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

The reduction or elimination of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for our solar modules and harm our business plans.

The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, which would negatively affect the growth of the solar energy industry overall. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. Even though the price of electricity from conventional sources continues to rise, a reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy, which would in turn hurt our sales and financial condition.

8

RISK FACTORS RELATING TO OUR COMMON STOCK AND WARRANTS

We have a substantial number of authorized common and preferred shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized for issuance. As of June 15, 2016, we have 36,011,335 shares of common stock issued and outstanding (including the shares of common stock sold in the Offering) and no preferred shares issued or outstanding. Further, as of June 15, 2016, we had 52,657,546 shares of common stock and 5,000,000 shares of preferred stock available for issuance. As of June 15, 2016, we have reserved 4,336,625 shares of our common stock for issuance upon the exercise of outstanding warrants, 1,500,000 shares of our common stock upon conversion of outstanding convertible notes, and 5,497,142 additional shares available for future grants under our stock incentive plan and no shares reserved for conversion of our preferred stock. We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock. Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us. Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes or the conversion ratio of any issued preferred stock is lower than the book value per share of our common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. The future sales of shares of our common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our common stock, as such warrants and options would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

We effected our 1-for-250 reverse stock split on March 18, 2016. However, we cannot assure you that we will be able to continue to comply with the minimum price requirements of the NASDAQ Capital Market.

We effected our 1-for-250 reverse stock split on March 18, 2016, with the intent to list the common stock on the NASDAQ Capital Market. We effectuated the reverse stock split in order to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum price requirements of the NASDAQ Capital Market. We cannot assure you that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to maintain the NASDAQ Capital Market’s minimum price requirements.

There may not be an active market for shares of our common stock.

Our common stock is quoted OTCQB maintained by the OTC Market Group Inc. under the symbol “EARK”. However, no assurance can be given that an active trading market for our common stock will develop and continue. As a result, you may find it more difficult to purchase, dispose of and obtain accurate quotations as to the value of our common stock. If we are unable to achieve the NASDAQ Capital Market listing requirements, our common stock would continue to trade on the OTCQB.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the 1-for-250 reverse stock split given the reduced number of shares outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

9

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that the reverse stock split will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Our stock could be subject to volatility.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

●	actual or anticipated fluctuations in our quarterly and annual results;

●	changes in market valuations of companies in our industry;

●	announcements by us or our competitors of new strategies, significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments or other material developments that may affect our prospects;

●	shortfalls in our operating results from levels forecasted by company management;

●	additions or departures of our key personnel;

●	sales of our capital stock in the future;

●	liquidity or cash flow constraints; and,

●	fluctuations in stock market prices and volume, which are particularly common for the securities of emerging technology companies, such as us.

We may not pay dividends on our common stock in the foreseeable future.

We have not paid any dividends on our common stock. We might pay dividends in the future at the discretion of our Board of Directors.  We are unlikely to pay dividends at any time in the foreseeable future; rather, we are likely to retain earnings, if any, to fund our operations and to develop and expand our business.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” among other places in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement.

10

SELLING SECURITYHOLDERS

We sold units to the selling securityholders for $4.00 per unit consisting of one share of common stock and a warrant to purchase one share of common stock for $5.00. Through March 31, 2016, we received proceeds from subscriptions equal to $9,555 for 2,388,750 units. From April 1, 2016 through April 28, 2016, we received proceeds of $7,792 for 1,947,875 units. In total, we received proceeds of $17,347 for 4,336,625 units, consisting of 4,336,625 shares and 4,336,625 warrants.

This prospectus covers the resale from time to time by the selling securityholders identified in the table below of up to an aggregate of (i) 4,336,625 shares issued pursuant to the conversion of certain convertible promissory notes and (ii) 4,336,625 issuable upon the exercise of warrants, in each case, issued in the Private Offering.

The exercise price of each warrant is $5.00 per share, subject to adjustment for stock splits and corporate reorganizations. Each warrant is exercisable on or before December 31, 2018. Ecoark Holdings may require a warrant holder to exercise all, but not less than all of the unexercised portion of the warrant, upon written notice that (i) the last reported sale price of common stock on each of 60 consecutive trading days exceeded $7.50 and (ii) the average daily trading volume (as reported on Bloomberg) of the common stock over the 60 consecutive trading period was not less than 100,000 shares on the trading market on which the common stock is listed or designated for quotation. In the event that the holder does not exercise the warrant, the holder shall forfeit any rights under the warrant, including the right to exercise the warrant to the extent not previously exercised and the warrant shall be treated as canceled for all purposes.

We are registering the shares of common stock hereby pursuant to the terms of the subscription agreement (the “Subscription Agreement”) among us and the investors in the Private Offering in order to permit the selling securityholders identified in the table below to offer the shares for resale from time to time. Because the shares of common stock issuable upon the exercise of our warrants are subject to adjustment if our shares of common stock are subdivided or combined (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) the number of shares that will actually be issuable upon any exercise thereof may be more or less than the number of shares being offered by this prospectus.

None of the selling securityholders are licensed broker-dealers or affiliates of licensed broker-dealers.

The table below (i) lists the selling securityholders and other information regarding the beneficial ownership (except with respect to the totals in Column 2, as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of our common stock by each of the selling securityholders (including securities issued in transactions unrelated to the Private Offerings, if any); (ii) have been prepared based upon information furnished to us by the selling securityholders; and (iii) to our knowledge, is accurate as of the date of this prospectus. The selling securityholders may sell all, some or none of their shares in this offering. The selling securityholders identified in the table below may have sold, transferred or otherwise disposed of some or all of theirs shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

11

	Common Shares Being Registered
	Shares	Shares Underlying Warrants	Total	Shares Being Registered	Common Shares Owned After Sale
Stephen L. O'Bryan Declaration of Trust, 3-23-89	300,000	300,000	600,000	600,000	0
AMB Financial, LLC	200,000	200,000	400,000	400,000	0
The Stephen D. Kleppe and Shirley R. Kleppe Trust Dated August 20, 2013	200,000	200,000	400,000	400,000	0
Well of Oath, LLC	125,000	125,000	250,000	250,000	0
Dennis J. Loudermilk	100,000	100,000	200,000	200,000	0
Kelly & Barry Schmidt JTWRS	93,750	93,750	187,500	187,500	0
EA 2015 LLC	75,000	75,000	150,000	150,000	0
The Verna Mae Gift Trust	71,250	71,250	142,500	142,500	0
Matthews Family Revocable Trust	65,000	65,000	130,000	130,000	0
John C. Thompson	65,000	65,000	130,000	130,000	0
Lakeshore Capital, LLC	62,500	62,500	125,000	125,000	0
Buckner Family Trust	62,500	62,500	125,000	125,000	0
Roland and Lisa Emanuel	62,500	62,500	125,000	125,000	0
Greg Dollarhyde	50,000	50,000	100,000	100,000	0
Bryan S. Mick and Kelly S. Mick JTWRS	50,000	50,000	100,000	100,000	0
Bryan & Carrie McDermott	50,000	50,000	100,000	100,000	0
Kevin Olson	50,000	50,000	100,000	100,000	0
Betaroan, LLC	50,000	50,000	100,000	100,000	0
Laura Duke Revocable Trust	50,000	50,000	100,000	100,000	0
Hames Family Trust	50,000	50,000	100,000	100,000	0
MJ Strategies, LLC	48,750	48,750	97,500	97,500	0
Jeffrey L. Augspurgor Trust UAD 10-23-03	42,500	42,500	85,000	85,000	0
LGMG, LLC	37,500	37,500	75,000	75,000	0
The Oreste & Marie Living Trust	37,500	37,500	75,000	75,000	0
Edward O. Battaglia TOD	37,500	37,500	75,000	75,000	0
David Tyner	31,250	31,250	62,500	62,500	0
Brian Brogger	31,250	31,250	62,500	62,500	0
Jeffrey Rockacy	31,250	31,250	62,500	62,500	0
Levlo Legacy, LLC	30,000	30,000	60,000	60,000	0
Jonathan Lane Jeanes	30,000	30,000	60,000	60,000	0
J & T Meadows Ltd	30,000	30,000	60,000	60,000	0
Baisch Revocable Living Trust	27,000	27,000	54,000	54,000	0
Marsh Revocable Trust	25,000	25,000	50,000	50,000	0
Charles M. Beck Von Peccoz	25,000	25,000	50,000	50,000	0
Giardino Family Trust	25,000	25,000	50,000	50,000	0
John Spadar & Julia Singer JTWRS	25,000	25,000	50,000	50,000	0
Michael Schultz	25,000	25,000	50,000	50,000	0
Richard Adler	25,000	25,000	50,000	50,000	0
Deborah A. Harwood	25,000	25,000	50,000	50,000	0
Jill J. McCracken	25,000	25,000	50,000	50,000	0
My voices, LLC	25,000	25,000	50,000	50,000	0
John P. Fitzgerald	25,000	25,000	50,000	50,000	0
Philip Lee Keesling	25,000	25,000	50,000	50,000	0
Patrick & Brneda Simpkins	25,000	25,000	50,000	50,000	0
William R. Taylor	25,000	25,000	50,000	50,000	0
Timothy Doherty	25,000	25,000	50,000	50,000	0
IRA Services Trust Company FBO David Rourke Sr.	25,000	25,000	50,000	50,000	0
One Tree Hill Revocable Trust	25,000	25,000	50,000	50,000	0
Richard G. Whittier	25,000	25,000	50,000	50,000	0
Ling Family Trust 7-16-2009	25,000	25,000	50,000	50,000	0
Michael & Margo Hamsher	25,000	25,000	50,000	50,000	0
Bowen Family Revocable Trust	25,000	25,000	50,000	50,000	0
W-Y Transport Inc. Profit Sharing Trust	25,000	25,000	50,000	50,000	0
Lewis Yarborough	25,000	25,000	50,000	50,000	0
Parkhill Clinic For Women Profit Sharing Plan Acct #460695937	25,000	25,000	50,000	50,000	0
David Scott Smith	22,500	22,500	45,000	45,000	0
Deborah A. Thomas	20,000	20,000	40,000	40,000	0
Gary D. Post & Mary H. Post	20,000	20,000	40,000	40,000	0
James & Mary Kate Dillon	20,000	20,000	40,000	40,000	0
IRA Services Trust Company FBO Jarrod Sherman	20,000	20,000	40,000	40,000	0

12

	Common Shares Being Registered
	Shares	Shares Underlying Warrants	Total	Shares Being Registered	Common Shares Owned After Sale
Kelly Lawson	20,000	20,000	40,000	40,000	0
Stephen & Colleen Blauer	20,000	20,000	40,000	40,000	0
Roger Kraig Kemp	19,625	19,625	39,250	39,250	0
Daniel & Julie Nelson	18,750	18,750	37,500	37,500	0
Henry Cleve Stubblefield	18,750	18,750	37,500	37,500	0
Monroe P. Guest	18,750	18,750	37,500	37,500	0
The Jere and Marian Chrispens CRUT	18,750	18,750	37,500	37,500	0
Zackery Holley	18,750	18,750	37,500	37,500	0
BF or Rebecca C. Gibbons	15,000	15,000	30,000	30,000	0
Closed Loop Waste, LLC	13,750	13,750	27,500	27,500	0
Joseph & Janet Spano JTWRS	13,750	13,750	27,500	27,500	0
Joseph L. Geierman Jr. and Joyce C. Geierman	13,000	13,000	26,000	26,000	0
The Hordynski Family Trust	12,500	12,500	25,000	25,000	0
Todd & Jenny Laddusaw	12,500	12,500	25,000	25,000	0
Mark Hancock	12,500	12,500	25,000	25,000	0
Jerry D. Reed	12,500	12,500	25,000	25,000	0
James Peterson & Jennifer A. Peterson	12,500	12,500	25,000	25,000	0
Kevin Nichols	12,500	12,500	25,000	25,000	0
Andrea J. Morneau Family Trust 9-12-06	12,500	12,500	25,000	25,000	0
Piece O'Cake LLC	12,500	12,500	25,000	25,000	0
Cerebral Output, LLC	12,500	12,500	25,000	25,000	0
Nancy Coleman	12,500	12,500	25,000	25,000	0
Dean F. Eisma	12,500	12,500	25,000	25,000	0
IRA Services Trust Company CFBO James E. Cassidy	12,500	12,500	25,000	25,000	0
Jason Rex Rivers	12,500	12,500	25,000	25,000	0
David Matthew Wilkett Cynthia Wilkett JT TEN TOD DTD	12,500	12,500	25,000	25,000	0
Stephen L. Kass	12,500	12,500	25,000	25,000	0
Capital Plus, LLC	12,500	12,500	25,000	25,000	0
Steven & Carolyn Taraborelli	12,500	12,500	25,000	25,000	0
DWC Consultants, Inc	12,500	12,500	25,000	25,000	0
Leonard E. & Susan J. Hinton	12,500	12,500	25,000	25,000	0
KGKBKR Inc.	12,500	12,500	25,000	25,000	0
Lawrence Edmund Krynski	12,500	12,500	25,000	25,000	0
Larry D. Durham	12,500	12,500	25,000	25,000	0
Neil Adcock	12,500	12,500	25,000	25,000	0
Carabello Family LLC	12,500	12,500	25,000	25,000	0
RC Moore	12,500	12,500	25,000	25,000	0
Dean I. Creviston and Brenda S. Creviston Trust UA 5-17-09	12,500	12,500	25,000	25,000	0
William W Cutter Trust	12,500	12,500	25,000	25,000	0
Smith Family Revocable Living Trust	12,500	12,500	25,000	25,000	0
James S. Hodson	12,500	12,500	25,000	25,000	0

13

	Common Shares Being Registered
	Shares	Shares Underlying Warrants	Total	Shares Being Registered	Common Shares Owned After Sale
RWT Trust	12,500	12,500	25,000	25,000	0
David Harris	12,500	12,500	25,000	25,000	0
The Kasner Revocable Living Trust	12,500	12,500	25,000	25,000	0
Ashley Erin Mason & George L. Mallory Joint Tentants JT TEN	12,500	12,500	25,000	25,000	0
Andrew Clemons	12,500	12,500	25,000	25,000	0
Matt L. Mawby	12,500	12,500	25,000	25,000	0
Frank E. French Jr. 1994 Trust	12,500	12,500	25,000	25,000	0
RJM Ventures, LLC	12,500	12,500	25,000	25,000	0
Paul W. Mullins	12,500	12,500	25,000	25,000	0
Darwin Jay McManus	12,000	12,000	24,000	24,000	0
Paul Hagen	11,000	11,000	22,000	22,000	0
The Diana Lyn Kietzman Living Trust UA 6-25-1998	10,000	10,000	20,000	20,000	0
Dawn Weerasinghe	10,000	10,000	20,000	20,000	0
Barry Carter	10,000	10,000	20,000	20,000	0
Millers Supermarket, Inc	10,000	10,000	20,000	20,000	0
Jeffrey K. Latham	10,000	10,000	20,000	20,000	0
Mark Breneman and Alyce Breneman	10,000	10,000	20,000	20,000	0
Larry R. Thompson	10,000	10,000	20,000	20,000	0
Shannon L. Clark	10,000	10,000	20,000	20,000	0
Mark B. Schwanz	10,000	10,000	20,000	20,000	0
Harlin F. or Lilla M. Hames	10,000	10,000	20,000	20,000	0
Paul Reichert	10,000	10,000	20,000	20,000	0
Don & Stacey Carter	10,000	10,000	20,000	20,000	0
Robert & Martha Buhler	10,000	10,000	20,000	20,000	0
P L J Investments, LLC	10,000	10,000	20,000	20,000	0
N. Lee Dillow	8,000	8,000	16,000	16,000	0
The JH Revocable Trust dated 1/14/2014	7,500	7,500	15,000	15,000	0
Dustin Weaver	7,500	7,500	15,000	15,000	0
Kimberly R. Fairchild	7,500	7,500	15,000	15,000	0
Corey Eschweiler	7,500	7,500	15,000	15,000	0
Domenico Iriti	7,500	7,500	15,000	15,000	0
Thomas A. Erdmier	7,500	7,500	15,000	15,000	0
Oldham Properties Ltd.	7,500	7,500	15,000	15,000	0
Thomas Kent Kelsay	7,500	7,500	15,000	15,000	0
IRA Services Trust Company CFBO David Johnson IRA 346019	7,500	7,500	15,000	15,000	0
Gerald David Adkisson and Joel Adkisson Joint Tenants in Common	7,500	7,500	15,000	15,000	0
William M. Wilson	7,500	7,500	15,000	15,000	0
Tim & Mari Maroushek	7,500	7,500	15,000	15,000	0
Marian L. Beck Von Peccoz	7,000	7,000	14,000	14,000	0
Michael A. Simons 2002 Rev Trust 5/11/2002	7,000	7,000	14,000	14,000	0
Blue Oak Trust	7,000	7,000	14,000	14,000	0
Donald Lovering	6,250	6,250	12,500	12,500	0
Timothy L. Shugrue	6,250	6,250	12,500	12,500	0
Ryan Coleman	6,250	6,250	12,500	12,500	0
Sandra G. Williams	6,250	6,250	12,500	12,500	0
Juliet McIver	6,250	6,250	12,500	12,500	0
Jeremy Sanders and Melanie Phipps Sanders	6,250	6,250	12,500	12,500	0
Susan Sullivan	6,250	6,250	12,500	12,500	0
The Margaret J. Baurer Living Trust Dated 2/27/2013	6,250	6,250	12,500	12,500	0
IRA Services Trust Company CFBO Phillip Kuehne	6,250	6,250	12,500	12,500	0
Hyland Family Trust	6,250	6,250	12,500	12,500	0
IRA Services Trust Company CFBO Lawrence Kistler Roth IRA	6,250	6,250	12,500	12,500	0
Dennis Bridges	6,250	6,250	12,500	12,500	0
Marie Hayman	6,250	6,250	12,500	12,500	0
Cathy L. Aust Trust DTD 10-14-13	6,250	6,250	12,500	12,500	0

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	Common Shares Being Registered
	Shares	Shares Underlying Warrants	Total	Shares Being Registered	Common Shares Owned After Sale
Gail H. Van Kleek Rev. Trust	6,250	6,250	12,500	12,500	0
Richard A. Mickelsen	6,250	6,250	12,500	12,500	0
Kurt Bachmayer & Lisa Dalke JTWRS	6,250	6,250	12,500	12,500	0
Jordan Sherman	6,250	6,250	12,500	12,500	0
Ralph Viscomi	6,250	6,250	12,500	12,500	0
Shell Family Trust	6,250	6,250	12,500	12,500	0
John P Gannon Trust	6,250	6,250	12,500	12,500	0
Troy & Kathleen Miller JTWRS	6,250	6,250	12,500	12,500	0
Robert Munson & Kathy Munson	6,250	6,250	12,500	12,500	0
Terry A. Merritt	6,250	6,250	12,500	12,500	0
Kirk R. Mickelsen	6,250	6,250	12,500	12,500	0
Brian J. Leonard & Jennifer A. Leonard	6,250	6,250	12,500	12,500	0
Derek M Guirand	6,250	6,250	12,500	12,500	0
James Horosky	6,250	6,250	12,500	12,500	0
Peter & Laura Burke JTWRS	6,250	6,250	12,500	12,500	0
Martha J Leiby Rev Trsut 6-14-2005	6,250	6,250	12,500	12,500	0
The Nanni Investment Tust 10/10/2008	6,250	6,250	12,500	12,500	0
B& E Family, LLC	6,250	6,250	12,500	12,500	0
Tom Sheehan	6,250	6,250	12,500	12,500	0
Charles R. Bauer	6,250	6,250	12,500	12,500	0
Charlotte Roehr	6,250	6,250	12,500	12,500	0
Thomas M. O'Neill	6,250	6,250	12,500	12,500	0
Dwain L. Owens & Jill A. Owens	6,250	6,250	12,500	12,500	0
Paul A. Cohen	6,250	6,250	12,500	12,500	0
Thomas Ryan & Mary Ann Cugini JTWRS	6,250	6,250	12,500	12,500	0
Ruth A. Lorsung Revocable Trust Dtd. 2-17-2006	6,250	6,250	12,500	12,500	0
IRA Services Trust Company CFBO: Jay Oliphant IRA Account No. IRA544978	6,250	6,250	12,500	12,500	0
Patsy and Michael Cluatre Joint Tennants	6,250	6,250	12,500	12,500	0
Evan Kass SEP FBO Evan Kass	6,250	6,250	12,500	12,500	0
Charles A. Lundby & Nancy M. Olsen	6,250	6,250	12,500	12,500	0
Ryan E. Lawrence	6,250	6,250	12,500	12,500	0
The Rick & Christine Williams Family Trust	6,250	6,250	12,500	12,500	0
Phil A. Albrecht Jr.	6,250	6,250	12,500	12,500	0
Mark Lenhart	6,250	6,250	12,500	12,500	0
PENSCO Trust Company LLC Custodian FBO: Robert M. Sherba	6,250	6,250	12,500	12,500	0
Matthew C. Johnson	6,250	6,250	12,500	12,500	0
Joel A. Adkisson	6,250	6,250	12,500	12,500	0
Richard Bacchiocchi IRA FBO IRA Services Trust Company Custodian	6,250	6,250	12,500	12,500	0
Steven R. Batchelor	6,250	6,250	12,500	12,500	0
Joseph Guidi	6,250	6,250	12,500	12,500	0
Joe Don & Jennifer Joyce Irrevocable Trust	6,250	6,250	12,500	12,500	0
Stephen M. Ford	6,250	6,250	12,500	12,500	0
The Elias E. Aupperle Trust	6,250	6,250	12,500	12,500	0
Brevived, LLC	6,250	6,250	12,500	12,500	0
Kenneth Harpell	6,250	6,250	12,500	12,500	0
Scott Clark and Leslie Clark JTWRS	6,250	6,250	12,500	12,500	0
Raymond D. Saenz III	6,250	6,250	12,500	12,500	0
Diane Sutch	6,250	6,250	12,500	12,500	0
Raymond Bills	6,250	6,250	12,500	12,500	0
Thomas Liberis	6,250	6,250	12,500	12,500	0
Arthur C. Hoover	6,250	6,250	12,500	12,500	0
Lombardo Family Trust 11-08-2005	6,250	6,250	12,500	12,500	0
Lorenz Finison & Carmen Fields JTWRS	6,250	6,250	12,500	12,500	0
Gallagher Family Trust	6,250	6,250	12,500	12,500	0
Paul Arema	6,250	6,250	12,500	12,500	0
IRA Services Trust Company CFBO Robin Tanner	6,250	6,250	12,500	12,500	0
Savvy Capital, LLC	6,250	6,250	12,500	12,500	0
Gary Metzger (1)	2,500	2,500	5,000	5,000	3,668,043
Total	4,336,625	4,336,625	8,673,250	8,673,250	3,668,043

(1) Gary Metzger is a director of the Ecoark Holdings and shall own 10.2% of Ecoark Holdings common stock before and after the sale of the shares registered for him in this registration statement.

15

DETERMINATION OF OFFERING PRICE

The selling securityholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at prices related to the prevailing market price or at privately negotiated prices.

PLAN OF DISTRIBUTION

We are registering (i) the shares of common stock issued pursuant to the conversion of certain convertible promissory notes; and (ii) the shares of common stock issuable upon exercise of the warrants, in each case, issued in connection with the Private Offerings to permit the resale of these shares of common stock by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling securityholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and,

●	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling securityholders may transfer the shares of common stock by other means not described in this prospectus. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction, will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

16

The selling securityholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances as permitted by their respective Subscription Agreement, the warrants and all applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the common stock. Upon us being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the distribution of common stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Each selling securityholder may sell all, some or none of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of common stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the applicable registration rights agreements to which they are a party, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the applicable registration rights agreement to which they are a party, or we may be entitled to contribution.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We will, however, receive approximately $21,683 from the selling securityholders if they exercise all of the warrants (assuming, in each case, no adjustments are made to the exercise price or number of shares issuable upon exercise of the warrants), which we expect we would use primarily for working capital purposes. The Company did receive $17,347 from the initial offering to the selling securityholders which it is using for general working capital purposes.

The holders of the warrants may exercise their warrants at any time at their own discretion, if at all, in accordance with the terms thereof until their expiration. As a result, we cannot plan on receiving any proceeds from the exercise of any of the warrants, nor can we plan on any specific uses of any proceeds we may receive beyond the purposes described herein. We have agreed to bear the expense (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling securityholders.

17

MARKET FOR OUR COMMON STOCK

Our common stock, from April 22, 2016, is quoted on the OTCQB market maintained by the OTC Market Group Inc. under the symbol “EARK”. We filed an application for our common stock to be listed on the NASDAQ Capital Market. Our common stock was quoted on the over the counter market from September 5, 2008 through February 5, 2010 under the symbol MBSV.OB. From February 6, 2010 to April 21, 2016, our common stock has been listed on the over the counter market under the symbol MGLT. Prior to February 8, 2010, there was no active market for our common stock. The following table sets forth the high and low prices for our common stock for the periods indicated, as reported by the OTCQB. These prices have been retroactively adjusted for the reverse 1-for-250 stock split that occurred on March 18, 2016, in accordance with SAB Topic 4:C.

2016	HIGH	LOW
Second Quarter (through June 15, 2016)	$22.00	$12.00
First Quarter	$25.025	$8.65

2015	HIGH	LOW
First Quarter	$18.75	$6.25
Second Quarter	$18.125	$7.50
Third Quarter	$12.50	$3.75
Fourth Quarter	$17.50	$2.50

FISCAL YEAR 2014	HIGH	LOW
First Quarter	$20.00	$6.75
Second Quarter	$17.125	$6.25
Third Quarter	$20.00	$7.875
Fourth Quarter	$18.75	$3.75

Holders

As of June 15, 2016, the last reported sales price reported on the OTC Markets Inc. for our common stock was $17.00 per share. As of the date of this prospectus, we had approximately 550 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Island Stock Transfer, located at 15550 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

Dividends

We have never declared or paid any cash dividends on our capital stock.  The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our Board of Directors may consider appropriate.  We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	659,000		$2.50	4,838,142
Total		$

18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. The information contained below may be subject to risk factors. We urge you to review carefully the section of this prospectus entitled “Risk Factors” for a more complete discussion of the risks associated with an investment in our securities. See “Special Note on Forward-Looking Statements.”

We sell the services and products discussed under the section of this prospectus entitled “Business.”

RESULTS OF OPERATIONS

Results of Operations for the Three Months Ended March 31, 2016 and 2015

Revenues

Revenues for the three months ended March 31, 2016 were $1,964 as compared to $2,225 for the three months ended March 31, 2015. The 12% decrease was principally due to lower shipments of recycled plastic products by Pioneer Products, offset by sales of new products and a small increase in service revenues. The lower shipments of plastic products was principally due to a difference in the timing of shipments at year-end 2015 versus 2014. New furniture items were introduced in 2016 that partially offset the decrease in sales of plastics. Revenue from services of $757 in 2016 increased 2% from $742 achieved in 2015. Expansion of the 3D mapping, modeling and consulting business along with certain commission income drove the increase in service revenues.

Cost of Revenues and Gross Profit

Cost of revenues for the quarter ended March 31, 2016 was $1,459 as compared to $1,641 for the quarter ended March 31, 2015. The decrease was directly related to the decrease in revenues. The decrease in gross profit from $584 in 2015 to $505 in 2016 was principally a result of lower margins on service revenues as Eco3D expanded its mix of projects, some of which were executed at lower margins. Services achieved a gross margin of 70% in 2015 and 63% in 2016, with the decrease partly due to the mix of new projects. Total gross margin for the Company was steady at 26% in both 2016 and 2015. Margins for products decreased from 5% in 2015 to 2% in 2016 due to costs incurred for the introduction of the new products.

Operating Expenses

Salaries and Salary Related Costs

Salaries for 2016 were $1,020, up 26% from $812 in 2015. The increase was related to a number of individuals who became employees compared with previous contractor status and the expansion of staff at each operation.

Professional Fees and Consulting

Professional fees and consulting expenses for 2016 of $267 were down 64% from $750 incurred in 2015 as a result of the conversion of contractors to employees and a decrease in consulting expense. The reduction in consulting expense was achieved despite a number of costs incurred associated with the Company becoming a public entity in 2016.

General and Administrative

Other general and administrative expenses in 2016 were $517 down from $590 in 2015, partially due to lower marketing expenditures.

Depreciation and Amortization

Depreciation and amortization expense for 2016 was $75, compared to $416 for 2015. The 82% decrease resulted from certain customer list intangibles becoming fully amortized in September 2015.

Research and Development

Research and development expenses were down slightly from $777 in 2015 to $752 in 2016. The majority of these expenses related to the ZEST initiatives at Intelleflex.

19

Interest Expense

Interest expense, net of interest income, for 2016 was $95 as compared to $206 for 2015. The 54% decrease was a result of lower interest accruing on the related party debt in 2016 because of a decrease in interest rates and lower outstanding balances.

Net Loss

Net loss for 2016 was $2,221 as compared to $2,967 in 2015. The $746 decrease in net loss was primarily from a decrease in total operating expenses of $714, a decrease in net interest expense of $111, offset by a decrease of $79 in gross profit.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Magnolia Solar Results of Operations

Our revenues are derived from research and development grants and contracts awarded to the company by government and private sector.

Revenues

Currently we are in an early stage in our development and have recorded $160 of revenue for the year ended December 31, 2015 compared to $218 of revenue for the year ended December 31, 2014 a decrease of $58 or 26.8%. We anticipate emerging from the development stage in fiscal 2017. The revenue recorded is from research and development grants or contracts to develop solar cells using Magnolia’s technology.

Cost of Revenues

Cost of revenues for the year ended December 31, 2015 were $102 as compared to $135 for the year ended December 31, 2014, a decrease of $33 or 24.6%. Cost of revenues were comprised of direct labor, direct travel, materials, and subcontractors for the solar cell development. The decrease in cost of revenues for this period was attributable to reductions in direct labor due to work on some contracts being completed.

Operating Expenses

Indirect and Administrative Labor

Indirect and administrative labor expense for the year ended December 31, 2015 was $160 as compared to $199 for the year ended December 31, 2014, a decrease of $39 or 19.3%. Indirect labor and benefits were comprised of wages for the administrative staff, payroll taxes, health insurance, disability insurance, indirect travel, other administrative expenses, provision for vacation time, and stock compensation expense. The decrease in indirect and administrative expenses for this period was primarily attributable to a decrease in indirect labor, benefits and travel costs.

Professional Fees

Professional fees for the year ended December 31, 2015 were $150 as compared to $138 for the year ended December 31, 2014, an increase of $12 or 8.6%. Professional fees were comprised of accounting, business services, public relations, audit, and legal fees. The increase in professional fees for this period was attributable primarily to an increase in legal counsel costs incurred with the Ecoark transaction.

Depreciation and Amortization Expense

Depreciation and amortization expense for the year ended December 31, 2015 was $36 as compared to $36 for the year ended December 31, 2014, representing no increase or decrease. Depreciation and amortization expense was comprised of amortization of the license fee paid for the technology license, amortization of the debt issue, and depreciation on the property and equipment.

General and Administrative

General and administrative expense for the year ended December 31, 2015 was $37 as compared to $44 for the year ended December 31, 2014, a decrease of $7 or 14.9%. General and administrative expense was comprised of expenses for office lease, computer, office supplies, dues and subscriptions, worker’s compensation, disability insurance, printing, telephone, business meals, repairs and maintenance, public relations, advertising, state taxes, business gifts and other miscellaneous items. The decrease in general and administrative expense for this period was attributable to general costs cuts, offset by bad debts expenses incurred.

20

Interest Expense

Interest expense for the year ended December 31, 2015 was $240 as compared to $240 for the year ended December 31, 2014. Interest expense was comprised of interest incurred on outstanding long-term debt.

Net Loss

As a result of the aforesaid, our net loss was $566 for the year ended December 31, 2015, as compared to a loss of $574 for the year ended December 31, 2014, a decrease of $8 or 1.4%.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

To date we have financed our operations through government grants, the sale of our common stock and the issuance of debt.

At December 31, 2015 and December 31, 2014 we had cash of $46 and $25, respectively, and working capital deficit of $3,026 and $2,767, respectively. The decrease in working capital was due to decrease in accounts receivable and an increase in accrued expenses. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended December 31, 2015 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

Net cash provided by operating activities was $21 for the year ended December 31, 2015, as compared to net cash used in operating activities of $93 for the year ended December 31, 2014. The increase in net cash provided by operating activities was attributable to a decrease in accounts receivable and an increase in accounts payable.

There were no investing activities for the year ended December 31, 2015 or December 31, 2014. There was no cash used in investing activities because we did not add to plant and equipment.

There were no financing activities for the year ended December 31, 2015 or December 31, 2014. There were no capital raising transactions during the reporting period.

Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. In addition, we have $2,400 of original issue discount senior secured convertible notes that originally matured on December 31, 2014. On January 29, 2016, the Company entered into an agreement with holders of the notes to extend the maturity to June 30, 2016. Also on January 29, 2016, we entered into a Merger Agreement with Ecoark providing, among other things, for the acquisition of Ecoark by the Company in a share for share exchange pursuant to which it is contemplated that, immediately following the closing, Ecoark shareholders owned approximately 95% of the outstanding shares of the Company. The Company filed a 14A Proxy Statement to hold a shareholder meeting to vote on certain proposals to amend the Articles of Incorporation to increase of the authorized shares of common stock to 100,000,000 shares, to effect the creation of 5,000,000 shares of "blank check" preferred stock, to approve a reverse stock split of the common stock 1 for 250, and to change the name of the corporation to “Ecoark Holdings Inc.” After receiving the approval of the Company’s shareholders, the Merger was completed in March 2016. Under the January 29, 2016 agreement with their holders, the notes were converted to equity after the Merger was completed.

We will need to raise additional funds in the future so that we can expand our operations and repay our indebtedness due under the original issue senior secured notes. Therefore our continuation as a going concern is dependent on our ability to obtain necessary equity funding to continue operations.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, government grants or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our development plans and possibly cease our operations altogether.

21

The following management’s discussion and analysis addresses the financial condition and results of operations of Ecoark, Inc. and its consolidated subsidiaries. Consistent with the financial statements included in Section F below, no amounts relating to Magnolia Solar are included.

Ecoark Results of Continuing Operations

Revenues

Net sales for the year ended December 31, 2015 were $7,868 as compared to $6,017 for the year ended December 31, 2014. The 31% increase was related to expanded operations, including a significant increase in service revenues and product sales. Product sales of $5,167 in 2015 increased 18% from the $4,378 achieved in 2014. The increase was principally due to increased sales of plastic products manufactured from recycled and other material. Revenue from services of $2,701 in 2015 increased 65% from the $1,639 recorded in 2014. Expansion of the 3D mapping, modeling and consulting business drove the increase in service revenues.

Cost of Revenues and Gross Profit

Cost of revenues for the year ended December 31, 2015 was $6,138 as compared to $5,024 for the year ended December 31, 2014. The increase was directly related to the increase in revenues. The improvement in gross profit from $993 in 2014 to $1,730 was principally achieved as a result of higher margin service revenues. Services achieved a gross margin of 56% in both 2015 and 2014. The increase in those revenues resulted in an increase in total gross margin from 17% in 2014 to 22% in 2015. Margins for products were 4% or less.

Operating Expenses

Salaries and Salary Related Costs

Salaries for the year ended December 31, 2015 were $3,791, up 34% from $2,836 for the year ended December 31, 2014. The increase was related to the expanded operations referred to above regarding the increase in sales and an increase in stock based compensation. In addition, a number of individuals became employees compared with previous contractor status.

Professional Fees and Consulting

Professional fees and consulting expenses for the year ended December 31, 2015 of $3,651, were down 31% from $5,311 incurred for the year ended December 31, 2014 as a result of the conversion of contractors to employees and a decrease in consulting expense.

General and Administrative

Other general and administrative expenses for the year ended December 31, 2015 were $1,636 in line with $1,630 for the year ended December 31, 2014.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2015 was $1,226, compared to $1,708 for the year ended December 31, 2014. The 28% decrease resulted from certain customer list intangibles becoming fully amortized in September 2015 while 2014 included a full year of amortization.

Interest Expense

Interest expense, net of interest income, for the year ended December 31, 2015 was $785 as compared to $1,270 for the year ended December 31, 2014. The 38% decrease was a result of lower interest accruing on the related party debt in 2015 because of a decrease in interest rates.

Net Loss

Net loss for the year ended December 31, 2015 was $10,473 as compared to $14,264 for the year ended December 31, 2014. The $3,791 decrease in net loss was primarily from an increase of $737 in gross profit, a decrease in total operating expenses of $1,120, a decrease in interest expense of $485 and the $1,449 loss from discontinued operations in 2014 that did not exist in 2015.

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In November 2014, Ecoark sold its subsidiary, SA Concepts. In the sale, Ecoark sold the net assets in exchange for 2,000,000 Class A shares of stock. The value of the treasury stock in this transaction of $616 was equal to the value of the net assets of SA Concepts sold. Therefore, there was no gain or loss attributable to the disposal of this subsidiary. The operations of SA Concepts are reflected as loss from discontinued operations in the consolidated statements of operations.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

To date we have financed our operations through sales of common stock and the issuance of debt.

At December 31, 2015 and December 31, 2014 we had cash of $1,962 and $2,220, respectively, and working capital deficit of $2,153 and $6,636, respectively. The increase in working capital was principally due to the decrease in the current portion of long-term debt-related parties resulting from the conversion of debt to equity. Ecoark is dependent upon raising capital from financing transactions.

Net cash used by operating activities was $7,671 for the year ended December 31, 2015, as compared to net cash used in operating activities of $8,012 for the year ended December 31, 2014. Cash used in operating activities is related to Ecoark’s net loss partially offset by non-cash expenses.

Net cash provided in financing activities in 2015 was $7,388, including $8,461 from the issuance of common stock less net repayments of long-term debt of $1,073. In 2014, $5,143 was received from the sale of common stock and $5,034 from net issuances of long-term debt.

Since our inception, Ecoark has experienced negative cash flow from operations and expects to experience significant negative cash flow from operations in the future. It will need to raise additional funds in the future so that it can expand its operations and repay its indebtedness. The inability to obtain additional capital may restrict its ability to grow and may reduce its ability to continue to conduct business operations.

At December 31, 2015 maturities of Ecoark’s long-term debt-related parties and long-term debt of $4,504 are due in 2016 and thus are included in current liabilities.

From March 28, 2016 to April 28, 2016, we sold 4,336,625 shares to 214 accredited investors through the Private Offering, which raised a total of $17,347 which it is using to retire debt, make capital investments and for general working capital purposes.

Off-Balance Sheet Arrangements

As of December 31, 2015, we had no off-balance sheet arrangements.

Recently Issued Accounting Standards

For information regarding the impact of recently issued accounting standards, see Note 1 to our financial statements for the year ended December 31, 2015, included in this prospectus.

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BUSINESS

Ecoark Holdings, Inc.

Ecoark Holdings, Inc. (“Ecoark Holdings”) is a Nevada corporation incorporated on November 19, 2007. Ecoark Holdings is an innovative, emerging growth company focused on the development and deployment of business solutions and products to the retail, agriculture, food service, commercial real estate and architecture, engineering and construction end markets. Ecoark Holdings has assembled a team and portfolio of proprietary, patented technologies to address the waste in operations, logistics and supply chain. Ecoark Holdings accomplishes this through two wholly-owned operating subsidiaries, Ecoark, Inc. (“Ecoark”) and Magnolia Solar, Inc. (“Magnolia Solar”). Further, Ecoark has three operating entities: Intelleflex, Eco3D and Pioneer Products.

Our principal executive offices are located at 3333 Pinnacle Hills Parkway, Suite 220, Rogers, Arkansas 72758, and our telephone number is (479) 259-2979. Our website address is http://ecoarkusa.com/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision to purchase our common stock.

On December 31, 2009, Ecoark Holdings, originally known as Mobilis Relocation Services, Inc. (“Mobilis”), entered into an Agreement of Merger and Plan of Reorganization with Magnolia Solar, Inc., a Delaware corporation and Magnolia Solar Acquisition Corp. Upon closing of the transaction, under the Agreement of Merger and Plan of Reorganization, Magnolia Solar, Inc. became a wholly-owned subsidiary of Mobilis. Thereafter, Mobilis changed its name to Magnolia Solar Corporation. The name was later changed to Ecoark Holdings, Inc. as described below.

Acquisition of Ecoark, Inc.

Prior to the acquisition of Ecoark, Ecoark Holdings’ operations were through Magnolia Solar which operations are described below.

On January 29, 2016, Ecoark Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ecoark. Pursuant to the Merger Agreement, Ecoark merged with and into a subsidiary of Ecoark Holdings (the “Merger”). Ecoark and Magnolia Solar, Inc. continue as the subsidiaries and businesses of Ecoark Holdings.

Prior to the completion of the Merger on March 24, 2016, in a special shareholder meeting on March 18, 2016, the following actions to amend the Articles of Incorporation were undertaken by Ecoark Holdings to:

1.	effect a change in the name of our company from Magnolia Solar Corporation to Ecoark Holdings Inc.;

2.	effect a reverse stock split of our common stock by a ratio of one-for-two hundred fifty shares (1 for 250);

3.	effect an increase in the number of our authorized shares of common stock, par value $0.001 per share, to 100,000,000; and

4.	effect the creation of 5,000,000 shares of “blank check” preferred stock.

After giving effect to the Merger and the issuance of common stock to the shareholders of Ecoark, the shareholders of Ecoark received 95.34% of the shares of Ecoark Holding’s common stock (27,696,066 shares out of 29,047,062 shares).

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Business Model

Ecoark Holdings

Ecoark Holdings operates through four subsidiaries:

Intelleflex®

Intelleflex's ZEST Data Services is a secure, multi-tenant cloud-based data collection platform for aggregating and real-time permission-based sharing and analysis of information. ZEST Fresh, a fresh food management solution that utilizes the ZEST Data Service platform, focuses on three primary value propositions – consistent food quality, reduced waste, and improved food safety. ZEST Fresh empowers workers with real-time analytic tools and alerts that improve efficiency while driving quality consistency through best practice adherence on every pallet of delivered fresh food. ZEST Delivery provides real-time monitoring and control for prepared food delivery containers, helping delivery and dispatch personnel ensure the quality and safety of delivered food.

The ZEST Fresh value proposition is to reduce fresh food loss by improving quality consistency. In the US grocery market, it is reported that roughly 30% of post-harvest fresh food is lost or wasted, and therefore not consumed. Both fresh food producers and retailers bear significant expense when harvested food is either rejected due to early spoilage, or reduced in value due to early ripening. Intelleflex believes that a significant portion of this waste can be attributed to inconsistent quality or freshness based on variable post-harvest processing and handling. Fresh food producers and retailers manage food distribution and inventory based on the harvest date, with the assumption that all food harvested on the same day will have the same freshness. However, studies have shown that post-harvest handling can have a significant effect on the actual remaining freshness, and if not properly accounted for, can result in food loss or spoilage ahead of expectations. ZEST Fresh empowers fresh food producers and retailers to significantly reduce the post-harvest loss by providing real time guidance to process adherence, intelligent distribution and best handling practices, thereby providing significant savings to fresh food producers and retailers.

ZEST Fresh is offered to fresh food producers and retailers with pricing based on the number of pallets managed by ZEST, typically from the field harvest through retail delivery. The ZEST service includes a re-usable wireless sensor device that travels with the pallet of fresh food from the field through retail delivery, continuously collecting product condition data. The collected pallet product data is analyzed in real time by the ZEST Fresh cloud application, with the fresh food producers and retailers accessing data through ZEST web and mobile applications. ZEST Fresh provides workers with real time feedback on the current handling or processing of each pallet, empowering best practice adherence to achieve maximum freshness. ZEST Fresh also provides real time updates as to actual product freshness for each pallet, enabling intelligent routing and inventory management of each pallet in a manner that ensures optimum delivered freshness.

ZEST Delivery manages prepared food delivery from the restaurant through to the customer. ZEST Delivery manages the delivery container environment, both monitoring and controlling the product condition. The value of ZEST Delivery is to manage prepared meals in an ideal state for consumption, while accommodating extended pre-staging or delivery times. Extended pre-staging times are associated with “instant delivery” services of prepared meals, where the meals are often pre-staged in a delivery area ahead of demand. While pre-staging enables fast demand response time, it can result in prepared meals being staged for extended periods. ZEST Delivery monitors and controls the delivery container environment to preserve the prepared meal in ideal, ready to consume condition. ZEST Delivery also provides the dispatcher with real time remote visibility to the condition of available meals, and confirming quality prior to dispatch. ZEST Delivery provides automated, real time visibility for a very distributed fleet of drivers, reflecting prepared meal food safety, quality and availability. ZEST Delivery is offered to meal delivery companies based on the quantity of delivery containers and frequency of use.

Eco3D™

Eco3d is a services based company that utilizes LiDAR laser scanning technology from to capture existing conditions from natural or man-made structures by creating a 3d data point cloud. These point clouds represent highly accurate dimensional data clearly identifying the X, Y, and Z location from the scanner that emitted millions of points of light from a single position. Eco3d then scans the same subject area from different positions to provide even more 3d data. The raw data is registered/meshed together to create a federated data set that is then used to create 2d deliverables or 3d models.

This process literally represents the fastest and most accurate form of non-contact 3d measurement known to man-kind. The value proposition that Eco3d provides it utilizing this technology to ultimately save money on labor and materials expense as it relates to project costs. Secondary, but significant additional propositions include measuring at a distance to maintain the safety of the workforce; helping QA/QC the structure for overall asset management over the life of the project; providing meta-data to be used in the maintenance of the structure; providing virtual design validation; and communicating the existing conditions to allow for prototype solutions.

Eco3d provides this measuring service throughout North America to any client who wants to improve their short term and long term operational efficiency. The primary markets are construction, manufacturing, real estate, retail, oil/gas, energy, high purity, and healthcare. All of these industries are at their infancy of utilizing this technology which also makes Eco3d, as the largest provider in America, their consultant on the integration of this new technology and proprietary processes. The revenue sources from these existing and target industries represent trillion dollar plus market opportunity. Furthermore, this technology will form the basis for the upcoming democratization of augmented reality and virtual reality. The opportunities for integration know no boundaries geographically, politically, or economically. As human beings we live in a 3 dimensional world and this is the fastest, least expensive, form or digitizing/computerizing technology.

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Pioneer Products

As the initial acquisition in the Ecoark portfolio, Pioneer Products laid the foundation for Ecoark’s commitment to integrated technology and innovative product formulations. Pioneer Products began by creating new consumer products using plastic reclaimed from post-consumer and retailer’s waste streams. Pioneer Products’ “close looped” 45-gallon garbage can has enjoyed years of consistent shelf placement in 3,700 retail stores with the largest retailers in the continental U.S., a testament to the reputation and fully-integrated solutions that this subsidiary provides.

Building on a platform of proven retail success, Pioneer Products now leverages its solidified reputation and strategic network by acting as a broker for other products and companies that fit into its brand portfolio. Pioneer owns direct vendor relationships and vendor numbers to some of the largest retailers in the US. This vendor number facilitates introduction of a new product to a retailer. Pioneer Products recently announced a new strategic alliance with a large distributor of family brands that strengthens its platform. Additionally, Pioneer’s offerings enable Ecoark to play a key role in supporting and making good on some of the world’s largest retailer’s goals of retail-level sustainability, reduction of waste within its supply chain and operations.

On May 3, 2016, Sable Polymer Solutions, LLC was acquired by Ecoark Holdings and Pioneer Products for 2,000,000 shares of Ecoark Holdings common stock. Sable Polymer Solutions, LLC is a wholly-owned subsidiary of Pioneer Products. Sable Polymer Solutions specializes in the sale, purchase and processing of quality post-consumer and post-industrial plastic materials. It provides services to a variety of suppliers and customers throughout the plastics processing industry, from small extruders, molders and scrap collectors to multinational corporations. It has a reputation of consistent quality and service in the market place today.

Magnolia Solar Inc.

Magnolia Solar, Inc. is principally engaged in the development and commercialization of its nanotechnology-based, high-efficiency, thin-film technology that can be deposited on a variety of substrates, including glass and flexible structures. Magnolia Solar believes that this technology has the potential to capture a larger part of the solar spectrum to produce high-efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to possibly further increase the solar cell's performance. If these goals are met, there is the potential of significantly reducing the cost per watt. Since its inception, Magnolia Solar, Inc. has not generated material revenues or earnings as a result of its activities.

Description of Magnolia Solar, Inc.

Magnolia Solar Inc.’s (“Magnolia Solar”) mission is to commercialize its nanotechnology-based, high efficiency, thin film solar cell technology that can be deposited on glass and other flexible substrates to convert sun’s energy to electricity. This photovoltaic (PV) technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell’s efficiency thereby reducing the cost per watt.

●	Magnolia Solar has been issued five patents. In addition, Magnolia Solar has filed several patents to protect intellectual property and are adding key technical personnel to validate and commercialize these solar cell technologies. The goal is to increase our solar cells’ efficiency from the present thin film solar cell efficiency of about 11%-13% to those rivaling efficiencies of crystalline photovoltaic cells in a commercial environment at a cost potentially reaching $0.50 per watt.

●	Technology development is in part supported by various government grants and Magnolia Solar has received multiple awards to advance the development of the technology:

In addition to these developmental activities, Magnolia Solar also benefits from the critical technologies being developed by Magnolia Optical Technologies, Inc. (“Magnolia Optical”), a company controlled by two executive officers Ashok Sood and Yash Puri. Magnolia Optical has been at the forefront of pioneering the development of thin film, optical, and advanced solar cell technologies for high efficiency solar cells using nano-materials and technologies to use Ultraviolet, Visible and Infrared part of the electromagnetic spectrum for imaging sensors and solar cell applications for Defense and Terrestrial Application. Magnolia Optical Technologies, Inc., a Delaware Corporation, has been in business since May 2000 and is a government-approved contractor for advanced technology developments. Magnolia Optical has, to date, received over $13 million of funding support from Defense Advanced Research Projects Agency (DARPA) and other Department of Defense (DOD) agencies, NASA and NSF to fund the development of the advanced nanostructure-based technologies for optical and solar cell applications.

Magnolia Solar currently licenses core technology under development from Magnolia Optical. Under the license, Magnolia Solar has been granted an exclusive, fully paid, royalty free, worldwide license to use the intellectual property of Magnolia Optical relating to the design and fabrication of thin-film solar photovoltaic solar cells for the manufacture and sale of thin-film photovoltaic solar cell products and services. In consideration for the license grant, Magnolia Optical shareholders received, after giving effect to the Reverse Merger and Forward Split, 28,520 shares of common stock. The license has an initial term of ten years ending April 30, 2018 and shall automatically continue in effect thereafter unless terminated by either party. The license may be terminated for cause by either party.

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Technology

Magnolia Solar has developed thin-film photovoltaic technology that includes the use of nanotechnology-based components to substantially enhance solar cell efficiency. This technology utilizes higher absorption of the solar spectrum to produce high-efficiency solar cells. The goal is to increase solar cell efficiency while using lower cost processes to minimize future production costs, with a goal of reaching less than one dollar per watt. Magnolia Solar plans to use low-cost substrates for solar cell fabrication that are substantially cheaper than conventional silicon substrates. Magnolia Solar plans to use either glass or polymer-based flexible substrates that are low cost and are available in large sizes, thereby bringing down the cost of thin film solar cells compared to those with silicon substrates.

Magnolia Solar has filed a series of U.S. utility and provisional patent applications. The utility patent applications claim the benefits of previously filed provisional applications. The utility and provisional patent applications filed over the past year detail a number of photovoltaic solar cell device designs and methods of manufacturing. The technologies related to these patent filings address the fundamental performance limitations in existing thin-film solar cells. The engineering employed in patent-pending technology is designed to increase the photovoltaic operating voltage while capturing a larger part of the solar spectrum, and the unique nanostructure-based optical coatings minimize reflection losses which enhances the light trapping within the photovoltaic devices. These technologies result in higher solar electric conversion efficiency by increasing both the voltage and current output of thin-film solar cells.

Government funding of some of research and development efforts imposed certain restrictions on the ability to commercialize results and could grant commercialization rights to the government. In some funding awards, the government is entitled to intellectual property rights arising from the related research. Such rights include a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention developed under an award throughout the world by or on behalf of the government. Other rights include the right to require us to grant a license to the developed technology or products to a third party or, in some cases, if Magnolia Solar refuses, the government may grant the license itself, if the government determines that action is necessary because Magnolia Solar fails to achieve practical application of the technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give the United States industry preference. Accepting government funding can also require that manufacturing of products developed with federal funding be conducted in the United States.

Industry Overview and Market Opportunity

Solar electric power or photovoltaic (PV) technology is the conversion of sunlight directly into electricity. The solar cells available today use semiconducting materials (similar to those used in computer chips and flat panel displays) such as silicon. These cells are the basic building blocks of complete systems. To provide useful amounts of power, the cells are wired together in varying numbers to create solar modules (also called solar panels).

A typical rooftop residential system may have one or two dozen modules. PV converts sunlight into electricity, with no moving parts, consuming no fuel, and creating no pollution. It is a distributed energy resource that can improve grid reliability, lower distribution and transmission costs, and be sited at the point of use with minimal or no environmental impact. In 2012, the worldwide solar PV module production was slightly below 30 GW. About 85% of these are made from silicon.

Magnolia Solar Cell and Anti-Reflection Coating Approach

Energetic radiation from the sun, reaching the Earth’s surface, includes ultra-violet, infrared and visible light. Our thin film solar cell design is being designed to enhance absorption in the UV spectrum and will be able to provide electricity more efficiently in hazy weather and very hot days using IR energy. Magnolia Solar is developing high-efficiency, thin-film solar cells employing nanostructured-based materials that can be used for producing high performance solar panels. The proprietary technology incorporates nano-materials and technologies that were developed under sponsorship by NYSERDA, DARPA, NASA, and the US Department of Defense. Magnolia Solar utilizes a nanostructure-based approach in the development of high-efficiency thin film solar cells. The technology is designed to permit absorption across a broad spectrum of light.

Optical reflection losses limit the performance of a wide variety of photonic and photovoltaic devices.  Magnolia Solar has demonstrated nanostructured optical coatings that can reduce reflection losses and enhance the performance of solar cells. Nanostructured optical coatings can be applied to the top surface of semiconductor solar cells to reduce reflection losses over a wide range of wavelengths and incident angles.  Anti-reflection (AR) coatings are an indispensable component of solar cell devices to reduce or suppress reflection losses, thus increasing the amount of light entering the solar cells device and enhancing the power conversion efficiency. Magnolia Solar demonstrated antireflection coatings comprised of step-graded, nanostructured SiO2 have been shown to significantly increase the transmittance through the optical glass windows. The double-sided, nanostructured SiO2 coatings outperform conventional MgF2 coatings, achieving average transmittance values in excess of 98% over a broad spectrum and wide range of incident angles. The demonstrated ultra-high broadband performance of nanostructured SiO2 anti-reflection coatings can benefit high performance single- and multi-junction solar cells.

Light trapping can dramatically improve solar cell performance by increasing the optical path length of photons within the thin film absorber layers. To further enhance the performance of the thin film solar cell, the bottom contact should also reflect unabsorbed light back into the CIGS thin film solar cell. Internal reflectors and light trapping structures on the underside of a semiconductor structure can improve the performance of a variety of photovoltaic devices and thin-film solar cells. By incorporating a high-performance back reflector, unabsorbed photons can be recycled and scattered back into the active region of a solar cell device. Magnolia Solar is developing a conductive omnidirectional back reflector employing nanostructured indium tin oxide (ITO). This is intended to diffuse the light as well, maximize the optical path length in the absorber layers.

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Magnolia Solar is developing next generation nanostructure based CIGS thin film solar cells. Our cell design takes advantage of quantum structures such as quantum dots to enhance the solar cell efficiency beyond what is achievable today in CIGS thin film solar cells. Conventional solar cell modules are both heavy and rigid, typically employing fragile silicon wafers and thick panes of protective glass.  While these panels are suitable for fixed installations on rooftops and fields, flexible photovoltaic modules can provide a mobile source of electrical power for a wide variety of emerging applications in both terrestrial and space environments.  Magnolia Solar is developing flexible solar cell technologies for mobile and portable power applications.  The goal is to demonstrate solar cell efficiency in flexible CIGS greater than 20 percent.

Intellectual Property

Success depends, in part, on the ability to maintain and protect proprietary technology and to conduct business without infringing on the proprietary rights of others. Magnolia Solar relies primarily on a combination of patents and trade secrets, as well as associate and third party confidentiality agreements, to safeguard intellectual property. Since January 2010 Magnolia Solar has filed several patent applications to protect inventions arising from research and development, and are currently pursuing patent applications in the U.S. Five patents have been issued by the United States Patent Office. These patents are listed below:

Patent No.	Title
8,865,506	Roll-to-roll solution process method for fabricating CIGS solar cells and system for the same
8,895,838	Multijunction solar cell employing extended heterojunction and step graded antireflection structures and methods for constructing the same
8,921,687	High efficiency quantum well waveguide solar cells and methods for constructing the same
8,969,711	Solar cell employing nanocrystalline superlattice material and amorphous structure and method of constructing the same
8,981,207	High efficiency quantum dot sensitized thin film solar cell with absorber layer

Remaining patent applications and any future patent applications might not result in a patent being issued with the scope of the claims Magnolia Solar seeks, or at all, and any patents Magnolia Solar may receive or have received may be challenged, invalidated, or declared unenforceable.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, Magnolia Solar relies on, among other things, trade secret protection and confidentiality agreements to safeguard our interests. Magnolia Solar believes that many elements of the PV technology involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including technical processes, equipment designs, algorithms, and procedures. Magnolia Solar has taken security measures to protect these elements. All research and development personnel have entered into confidentiality and proprietary information agreements with us. Magnolia Solar also requires business partners to enter into confidentiality agreements before Magnolia Solar discloses any sensitive aspects of our technology or business plans.

Magnolia Solar has not been subject to any material intellectual property claims.

Competition

Magnolia Solar is currently in the development stage and do not sell a finished product. Since the end product will provide an energy source to convert the renewable solar energy to electricity, Magnolia Solar will face competition from all forms of renewable energy technologies, including wind, hydropower, geothermal, biomass, and tidal technologies, as well as from other approaches to convert sun light to electricity. There is intense competition in the renewable energy market, specifically in the solar photovoltaic sector. There are already many established companies that sell solar cells and modules. During 2015, Magnolia Solar estimates that there were several hundred manufacturers of solar cells and modules with aggregate installed capacity exceeding global demand. This had the result of a significant drop in the prices of solar modules throughout the year. One of the principal drivers of competition is price per watt, which is a function of the underlying technology and production capacity. In addition, some sovereign nations actively support competitors located in those countries. This allows competitors from those countries to sometimes price finished products below their costs. While some countries are taking steps to offset these subsidies by imposing tariffs on imports, the global competition remains very intense. Success in this highly competitive environment will depend on attaining high efficiencies at low costs, without the use of sustained government subsidies.

Customers

Magnolia Solar is still in the development stage and do not presently have any customers. Magnolia Solar has used samples of anti-reflection coatings for evaluation. Magnolia Solar continues to pursue establishing relationships with various companies and explore collaborations with them. As Magnolia Solar exits the development stage, which is expected to occur in 2016, and commence the production of solar cells and/or anti-reflective coatings, Magnolia Solar expects to target federal civilian and military agencies and commercial customers including large corporations, non-governmental organizations, universities and solar powered electric generating stations.

Raw Materials

Magnolia Solar is developing high efficiency solar cells for defense and commercial applications. Under the Air Force Small Business Innovative Research (SBIR) Programs it has demonstrated thin film flexible solar cells using GaAs (Gallium Arsenide) based technology with very high efficiencies. Magnolia Solar is also developing nanostructured optical coating technology to improve the solar cell performance. The raw materials for this effort are glass, quartz, silicon wafers and nitrogen gas. The raw materials for growth and fabrication of these solar cells and the nanostructured optical coatings are also commonly used in the semiconductor industry and there are several suppliers of these materials and gases in the United States and overseas.

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Environmental, Health and Safety Regulations

Solar Energy Industry

Magnolia Solar believes that economic and national security issues, technological advances, environmental regulations seeking to limit emissions by fossil fuel, air pollution regulations restricting the release of greenhouse gasses, aging electricity transmission infrastructure and depletion and limited supply of fossil fuels, has made reliance on traditional sources of fuel for generating electricity less attractive. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the U.S., California now requires that 33% of the retail demand for electricity provided by utilities must be procured from renewable energy sources by 2020.

Government Subsidies and Incentives

Various subsidies and tax incentive programs exist at the federal and state level to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost of size of a customer's solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer's taxes at the time the taxes are due. Under net metering programs, a customer can generate more energy than used, during which periods the electricity meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, which mandate that a certain portion of electricity delivered to customers come from a set of eligible renewable energy resources. Under a renewable portfolio standard, the government requires regulated utilities to supply a portion of their total electricity in the form of renewable electricity. Some programs further specify that a portion of the renewable energy quota must be from solar electricity. Since Magnolia Solar is still in the development stage, and products are not yet ready to benefit from any of these programs.

Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. Magnolia Solar believes that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse effect on the ability to sell products.

Description of Ecoark

Sales and Marketing

We sell our products and services through direct sales efforts and indirectly through distributors and resellers. Virtually all of our sales to-date have been derived from our direct sales efforts. However, we continue our efforts to establish a network of indirect sales channels.

Research and Development

We have devoted a substantial amount of our resources to software and hardware development activities in recent years. Total research and development expenses for the years ended December 31, 2015 and 2014 were $1,114 and $1,053, respectively. We incurred no capitalized software development costs in the years ended December 31, 2015 and 2014.

Competition

The market for cloud-based, real-time supply chain analytic solutions is rapidly evolving with new competitors with competing technologies, including companies that have greater resources than Ecoark. Some of these companies have brand recognition, established relationships with retailers, and own the manufacturing process. There are currently hundreds of sustainability programs available in the market. These programs are offered through retailers, manufacturers, and service providers. Ecoark believes that, analyzing the competitive factors affecting the market for its solutions, its products compete favorably by offering an integrated supply chain solution, with other companies offering real-time supply chain analytic solutions.

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Intellectual Property

Ecoark and its subsidiaries have had 62 patents issued by the United States Patent and Trademark Office, with an additional 17 patent applications currently pending.

Employees

We had 88 full-time employees as of June 15, 2016, a substantial majority of whom are non-management personnel. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that we have satisfactory employee relations.

Government Regulation

The Company is subject to laws and regulations affecting its operations in a number of areas. These U.S. and foreign laws and regulations affect the Company’s activities including, but not limited to, in areas of labor, advertising, digital content, consumer protection, real estate, billing, e- commerce, promotions, quality of services, telecommunications, wireless communications and media, television, intellectual property ownership and infringement, tax, import and export requirements, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy requirements, anti-competition, environmental, health and safety.

By way of example, laws and regulations related to wireless communications in the many jurisdictions in which the Company operates are extensive and subject to change. Such changes could include, among others, restrictions on the production, manufacture, distribution and use of devices. These devices are also subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications, or delays in product shipment dates, or could preclude the Company from selling certain products.

Compliance with these laws, regulations and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could individually or in the aggregate make the Company’s products and services less attractive to the Company’s customers, delay the introduction of new products in one or more regions, or cause the Company to change or limit its business practices. The Company has implemented policies and procedures designed to ensure compliance with applicable laws and regulations, but there can be no assurance that the Company’s employees, contractors, or agents will not violate such laws and regulations or the Company’s policies and procedures.

PROPERTIES

Magnolia Solar leases its Woburn, Massachusetts headquarters. Ecoark does not own any properties. It currently leases office and production space at the following locations: Rogers, Arkansas; Phoenix, Arizona; Flowery Branch, Georgia; Albany, New York and San Jose, California. The current property leases are considered adequate for its operations.

LEGAL PROCEEDINGS

Ecoark Holdings, Ecoark and Magnolia Solar, Inc. are not parties to any lawsuit or administrative proceeding as of the date hereof. Its management is not aware of any lawsuits or administrative proceedings that are threatened or anticipated, and we are not considering the institution or prosecution of any legal proceeding as of the date hereof.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of June 15, 2016.

Name	Age	Position	Year First Elected Director
Directors
Randy May	52	Chief Executive Officer and Chairman of the Board	2016
Ashok K. Sood	68	President	2009
Yash Puri	68	Chief Financial Officer and Director	2009
Greg Landis	54	Secretary and Director	2016
Gary Metzger	64	Director	2016
John P. Cahill	57	Director	2016
Terrence D. Matthews	57	Director	2016
Charles Rateliff	63	Director	2016

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our Board of Directors to determine that each member of our Board of Directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Directors

Randy S. May, Chief Executive Officer and Chairman of the Board

Ecoark, Inc. was incorporated on November 28, 2011. Since then, Randy May has served as CEO and Chairman of the Board of Ecoark, Inc. As CEO, Randy leads a strong management team that is working to deliver Ecoark’s mission of sustainable solutions through its subsidiaries and strategic partners. Under his leadership, Ecoark has completed three strategic acquisitions since 2012. Randy is a 25-year retail and supply-chain veteran with extensive experience in marketing, operational and executive roles.

Prior to Ecoark, Randy held a number of roles with Wal-Mart, the world's largest retailer based in Bentonville, Arkansas. From 1998-2004 Randy served as Divisional Manager for half the United States for one of such company’s specialty divisions. There, he was responsible for all aspects of strategic planning, finance, and operations for more than 1800 stores. He had complete P&L responsibility for more than $4 billion dollars of sales at the time. Under Randy’s leadership, the business grew sales and market share in a strong competitive market. As founder of Ecoark and Ecoark’s primary innovator, it is essential to have Mr. May on the Board of Directors.

Dr. Ashok K. Sood, President and Director

Dr. Ashok Sood held the roles of President, Chief Executive Officer and as a Director of Magnolia Solar since its inception. Prior to joining Magnolia Solar, Dr. Sood had over 35-years’ experience in developing and managing solar cells, optical, and optoelectronics technology and products for a start-up company and several major corporations, including Lockheed-Martin, BAE Systems, Loral, Honeywell, and Mobil-Tyco Solar Energy Corporation ( Joint Venture between Mobil Oil and Tyco). Dr. Sood was instrumental in development and managed optical and optoelectronics technology/ Programs.

Recently, Dr. Sood has managed the development of new technologies for anti-reflective coatings for solar cells and defense applications. He has also been actively engaged in working with several solar cell technologies that broaden the solar spectrum absorption and improve both voltage and current output of the cells to enhance their efficiency. Previously, he has been leading design and development of optoelectronics devices using CdS, CdTe, HgCdTe, GaN, AlGaN, InGaN and ZnO for various defense applications, solar cells for space, and commercial applications. Dr. Sood has led many efforts resulting in DoD/NASA programs developing the technology / products and supporting their transition to manufacturing. He also led various industry and university teams bridging centers of excellence across the United States with industry led programs.

Since joining Magnolia, Dr. Sood has focused his efforts on using nanotechnology for developing high performance thin film detectors and solar cells. His understanding of technology and funding opportunities is an asset to Magnolia Solar.

Dr. Sood received his Ph.D. and M.S. in Engineering from the University of Pennsylvania and has an M.S. and a B.S. in Physics (Honors) from Delhi University in India. At the University of Pennsylvania, he attended Physics courses given by two Nobel Laureates. His Ph.D. dissertation was on the study of optoelectronic properties of PbS/CdS for detector and laser applications in the visible to near infrared spectral bands. Dr. Sood has also taken several management courses and also attended professional development programs organized by the Wharton School at the University of Pennsylvania.

Dr. Sood is a member of IEEE and the SPIE. He has chaired sessions on optical and nanotechnology at conferences of those organizations. He has also been on several expert panels for future direction of thin-film solar cells.

As a co-founder of our subsidiary, Magnolia Solar, and expert in the thin-film solar area, Mr. Sood’s experience and qualifications are essential to the Board of Directors.

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Dr. Yash R. Puri, Chief Financial Officer and Director

Dr. Yash R. Puri was appointed our Executive Vice President, Chief Financial Officer and as a Director on December 31, 2009.  He brings many years of photovoltaic technology and applications experience both in the private sector and in academia. Dr. Puri brings experience in startup environment and growth management to the Magnolia team.

Previously from 1997 until 1999 Dr. Puri was VP of Finance for GT Equipment Technologies, Inc., (presently known as GT Advanced Technologies, Inc., NASDAQ: GTAT), equipment manufacturer serving the semiconductor and the photovoltaic industries. He helped this high technology startup, formed in 1994, to grow to revenue of about $20 million. The company won many rewards and much recognition; it was a New England finalist in the Ernst & Young Entrepreneur of the Year award. In this position, he was actively involved in running a high-technology business, and he successfully negotiated a $3.5 million line of credit with a major bank, established an audit relationship with one of the big-five accounting firms, established a foreign sales corporation, implemented a R&D credit program to reduce tax liabilities, and established company-wide management software to integrate manufacturing and financial operations. Near the end of his term there, he also successfully negotiated the company’s first subordinated debt issue.

Until recently, Dr. Puri was also a Professor of Finance and Chairman of the Finance Department at the University of Massachusetts Lowell. Dr. Puri was Principal Investigator of a photovoltaic commercialization project as well as several other grants, and has been a director of a technology commercialization program for engineering students, Chairman of the Management and Finance Department, and acting Associate Dean. In these positions, he successfully managed several externally funded projects and developed many years of experience in technology and growth management.

Dr. Puri holds a B.S. in Physics, a M.S. in Solid State Physics, and a M.B.A. from the University of Delhi. He also holds a M.B.A. in Finance and a D.B.A. in International Business from Indiana University, Bloomington. He has published many papers and has made numerous conference presentations.

As a co-founder of our subsidiary, Magnolia Solar, and many years of financial expertise in the photovoltaic industry, Dr. Puri’s experience and qualifications are essential to the Board of Directors.

Greg Landis:

Mr. Landis has served on the Board of Directors of Ecoark since 2011. Mr. Landis is a Certified Public Accountant and, since August 2009, has served as the principal of the accounting firm of Landis & Associates, PLLC in Bentonville, Arkansas. Mr. Landis is licensed as a CPA in Arkansas and is a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants. Previously, Mr. Landis has served as the Chief Financial Officer of banks in Kansas, Arkansas and Texas including organizations with over $2 billion in assets. Prior to these positions, he was a manager in the largest CPA firm in Kansas. Mr. Landis graduated from Wichita State University in 1985 with a Bachelor’s degree in Business Administration and a major in Accounting.

Gary Metzger:

Mr. Metzger has served on the Board of Directors of Ecoark since 2013. Mr. Metzger offers 40 years of product development, strategic planning, management, business development, and operational expertise. He had served as an executive at Amco International, Inc. and Amco Plastics Materials, Inc., where in 1986 he was named President for 24 years until Amco was sold to resin distribution giant Ravago Americas in December of 2011 at which time, he retired until joining the board of Ecoark. Mr. Metzger was co-owner of Amco Plastics Materials, Inc.

Mr. Metzger leadership and knowledge of manufacturing companies are an asset to the Board of Directors. In addition to his leadership functions, Mr. Metzger spearheaded research and development for recycled polymers, new alloy and bio-based polymer development, and introducing fragrance into polymer applications. He also developed encrypted item level bar code identification technology, anti-counterfeiting technologies, and antimicrobial technologies.

John P. Cahill:

Mr. Cahill is currently Counsel at the law firm of Chadbourne & Parke LLP and has served in that capacity from 2007.  He is also a Principal at the Pataki-Cahill Group LLC, a strategic consulting firm focusing on the economic and policy implications of domestic energy needs, which he co-founded in March 2007. He served in various capacities in the administration of the Governor of New York, George E. Pataki (from 1997 to 2006), including Secretary and Chief of Staff to the Governor (2002 to 2006).  He also serves on the board of directors of Sterling Bancorp, a company traded on the New York Stock Exchange.  His extensive experience as an attorney in government and in business qualifies him as a member of the board.

Terrence D. Matthews:

Mr. Matthews has been Executive Vice President of JB Hunt Transport Services Inc. and President of their Intermodal segment since January 1, 2012.  Mr. Matthews started with JB Hunt in 1986 where he was instrumental in the start-up of the Automotive Division. In 1989, he was responsible for the formation of the International Division overseeing operations in Canada and Mexico. From 1994 to 1996, he was appointed President of TMM/Hunt in Mexico City overseeing J.B. Hunt's Mexican joint venture. Returning to J.B. Hunt's corporate office in Lowell, Arkansas in 1996, Mr. Matthews was appointed to positions of increasing responsibility until appointed to the position he now holds. Mr. Matthew’s expertise in the logistics and the supply chain qualifies him to serve as a member of the board.

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Charles Rateliff:

Mr. Rateliff retired in 2005 from Walmart Stores Inc., as a Senior Vice President after a twenty-five year career. Since then, he has been an independent consulting for private investment firms. After receiving an MBA from the University of Arkansas, Mr. Rateliff was hired as an internal auditor for Walmart but within five years was promoted to assistant treasurer and treasurer, over the course of Mr. Rateliff career at Walmart he worked across different departments including compliance, risk management, profit sharing and associate benefits.  His financial expertise and broad business know, highly qualifies him as a board member for our Company.

Significant Employees

Roshan Weerasinghe – Chief Operations Officer

Mr. Weerasinghe started with Ecoark in 2014 and was promoted to Chief Operations Officer in 2015. He has experience that spans over 18 years at Wal-Mart, Ingersoll Rand Asia Pacific and Climate Control Technologies. Prior to joining Ecoark, he was the Senior Director of Compliance and Food Safety for Walmart China, working out of an office in Shenzhen, China. In 2011 and 2012, Mr. Weerasinghe had his own consulting business advising big box and small regional retailers.

He is an innovative, assertive and goal oriented executive who offers a distinguished background of successfully propelling quality programs and initiatives that spur operational growth and profitability. Mr. Weerasinghe has excellent cross-cultural communication skills honed through years of experience operating in diverse countries including United States, China, Brazil, India, Thailand, Malaysia, Mexico, and Vietnam.

Peter Mehring - President, Intelleflex

Mr. Mehring serves as President of Intelleflex Corporation since July 2009. Peter brings extensive experience in engineering, operations and general management at emerging companies and large enterprises. As President of Intelleflex, he has led the company’s efforts in pioneering on-demand data visibility and condition monitoring solutions for the fresh produce and pharmaceutical markets.

He was formerly Vice President of Macintosh hardware group at Apple Computer, Senior Vice President of Engineering at Echelon, and founder, General Manager and Vice President of R&D at UMAX. Mr. Mehring held Engineering Management positions at Radius, Power Computing Corporation, Sun Microsystems, and Wang Laboratories.

Ken Smerz – President, Eco3D

Mr. Smerz has served as President of Eco 3D since December 2013. Prior to this appointment as President of Eco3D, he served as President of Precision 3D from December 2009 to November 2013. Mr. Smerz has worked successfully the past 26 years within the commercial/industrial construction industry as a contractor and business executive throughout the western U.S. His ability to build a strong team and provide outstanding leadership has been the cornerstone to his success. He has also continually identified new business opportunities and utilizing his entrepreneurial spirit, he’s injected new bolt-on opportunities to his existing business platforms.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our Board of Directors currently consists of seven members. Members of our Board of Directors are elected annually and serve until a successor has been elected and qualified or their earlier death, resignation or removal. Our Board of Directors has determined that each of Messrs. Cahill, Matthews, Metzger and Rateliff are “independent," as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and in accordance with Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc.

Our Board of Directors established an audit committee, a compensation committee, and a nominating committee, each of which operates pursuant to a separate charter adopted by our Board of Directors. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors, and those committees are chaired by “independent directors”.

Director	Audit Committee	Compensation Committee	Nominating Committee

Gary Metzger	X	X	X
John P. Cahill*			X
Terrence D. Matthews	X	X	X
Charles Rateliff	X

Furthermore, for our audit committee, Charles Rateliff shall serve as an “audit committee financial expert” as defined under the applicable rules of the SEC and he has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market, Inc. We have also established a corporate governance committee on our board of directors.

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Audit Committee

The Audit Committee is currently comprised of “independent," directors as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002.

The duties and responsibilities of the Audit Committee are set forth in the Audit Committee’s charter. The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors and has other duties and functions as described in its charter.

The Company’s management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

Our Audit Committee serves to monitor our financial reporting process and internal control system; retains and pre-approves audit and any non-audit services to be performed by our independent registered accounting firm; directly consults with our independent registered public accounting firm; reviews and appraises the efforts of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the Board of Directors.

Compensation Committee

The Compensation Committee is currently comprised of “independent," directors as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002.

The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee’s charter adopted by the Board of Directors.

Among its duties, our Compensation Committee determines the compensation and benefits paid to our executive officers, including our President, Chief Executive Officer and our Executive Chairman. Our Compensation Committee reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management, approves recipients of stock option awards and establishes the number of shares and other terms applicable to such awards. Our Compensation Committee also determines the compensation paid to our Board of Directors, including equity-based awards. More information about the compensation of our non-employee directors is set forth in the section of this annual report titled “Director Compensation.”

Nominating Committee

The Nominating Committee is currently comprised of “independent," as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002.

The duties and responsibilities of the Nominating Committee are set forth in the Nominating Committee’s charter adopted by the Board of Directors.

Our Nominating Committee is charged with recommending the slate of director nominees for election to the Board of Directors, identifying and recommending candidates to fill vacancies on the Board of Directors. Among its duties and responsibilities, the Nominating Committee periodically evaluates and assesses the performance of the Board of Directors; reviews the qualifications of candidates for director positions; assists in identifying, interviewing and recruiting candidates for the Board of Directors; reviews the composition of each committee of the Board of Directors and presents recommendations for committee memberships; and reviews and recommends changes to the charter of the Nominating Committee and to the charters of other Board of Director committees.

The process followed by the Nominating Committee to identify and evaluate candidates includes (i) requests to Board of Director members, our Chief Executive Officer, and others for recommendations; (ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications; and (iii) interviews of selected candidates. The Nominating Committee also considers recommendations for nomination to the Board of Directors submitted by shareholders.

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating Committee seeks candidates who are “independent," as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and who meet certain selection criteria established by the Nominating Committee.

Board Attendance

Our Board held four meetings during the fiscal year ended December 31, 2015. All of our directors attended at least 75% of the meetings of our Board held in 2015. We encourage each of our directors to attend each annual meeting of stockholders, when such meetings are held. We did not hold an annual meeting of stockholders in 2015.

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Role of the Board in Risk Oversight

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our Board of Directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board of Directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the company. Our Board of Directors focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors receives regular reports from members of the company’s senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our Board of Directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by sending an email to Brad Hoagland, CFA at bhoagland@ecoarkusa.com. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

Code of Ethics

All Company employees and directors, including the Chief Executive Officer and the Chief Financial Officer, are required to abide by the Company’s Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The full text of the Code of Ethics is available on our website at www.ecoarkusa.com.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to help ensure effective corporate governance. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the board, succession planning and the annual evaluations of the board and its committees. Our corporate governance guidelines are reviewed by the corporate governance committee of our board and revised when appropriate. The full text of our Corporate Governance Policy is available on our website at www.ecoarkusa.com.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by each of our principal executive officer and principal financial officers during the last fiscal year (“named executive officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)
Dr. Ashok K. Sood	2015	17,850			44,850	(1)	62,700
President	2014	43,160			37,550	(1)	80,710

Dr. Yash R. Puri,	2015	17,850			44,850	(1)	62,700
CFO	2014	33,920			45,310	(1)	78,230

Randy May	2015	207,692					207,692
Chief Executive Officer	2014	200,000					200,000

Greg Landis	2015	20,192			173,000	(2)	192,192
Corporate Secretary	2014	-			245,000	(2)	245,000

(1)	Represents accrued but unpaid salary.
(2)	Represents payments to Landis & Associates PLLC for accounting services.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2015.

Employment Contracts, Termination of Employment and Change in Control

None of the principal executive officers listed above are under employment contracts.

Director Compensation

Our directors did not receive monetary compensation for their service on the Board of Directors for the fiscal years ended December 31, 2015 and 2014. Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We do not believe any of our non-employee directors has a material relationship with us that could interfere with his ability to exercise independent judgment in carrying out his responsibilities. The Company’s Board of Directors has reviewed and approved of each of the following transactions. The Company’s Code of Conduct governs the Board’s consideration of transactions which could give rise to a conflict of interest, mandating that each director disclose any potential conflict of interest and permitting the Board to determine that such director may not participate in deliberations relating to the consideration of the transaction giving rise to such conflict of interest. The full text of the Code of Conduct is available on our website at www.ecoarkusa.com.

The following is a summary of long-term debt with Randy May, the Chief Executive Officer, and entities he controls, as of December 31, 2015 and 2014:

		2015	2014
Promissory note #1 – CEO	(a)	62	227
Promissory note #2 – CEO	(b)	–	2,500
Promissory note #3 – CEO	(c)	1,217	–
Note payable – Goldenhawk	(d)	–	3,674
Note payable - other	(e)	–	1,600
		1,279	8,001

The highest balance of these notes during the 2015 fiscal year was $9,097.

(a) Note payable to the Company’s Chief Executive Officer (CEO), Randy May. In 2013 and 2014 the note was accruing interest at the rate of 10% through November 16, 2014. On November 16, 2014, the then outstanding principal of $1,174 and the accrued interest of $493 were combined with the outstanding balances of other shareholder notes in the principal amount of $1,100 and accrued interest of $908 (see note (a)) to create a new note with a related company “Goldenhawk” referred to below. The new note payable from November 17, 2014 through December 31, 2014 was an unsecured note bearing interest at a rate of 6% per annum, maturing in November 2015. On November 30, 2015, after monthly payments were being made, and additional amounts funded in March 2015 and May 2015 totaling $600, the Company along with the $2,500 note, combined these amounts into a new one year promissory note in the amount of $3,197 due November 30, 2016. Payments of $30 were made on this note in the first quarter of 2016.

(b) Unsecured note payable with the Company’s CEO, bearing interest at 6% per annum. Quarterly interest payments were due commencing February 2015, with the note maturing in November 2015. Note was the result of the value of the 5,000 Class A Common Shares re-acquired on November 16, 2014 from the CEO in an effort to raise capital without further dilution to the current shareholders. See (c) above for details on the extension of this note.

(c) Note payable with the Company’s CEO commencing November 30, 2015 at an interest rate of 6% per annum (see note c). The beginning principal balance of $3,197 was reduced by $1,980 on December 31, 2015 in exchange for 550 shares of Series A General Common Shares that were Treasury Shares owned by the Company. The remaining principal balance matures in November 2016.

(d) Commencing November 16, 2014, this note had interest at the rate of 6% per annum, unsecured, with quarterly interest payments due commencing February 2015 and the note maturing in November 2015. Interest on this note was paid for the first 6 months, then the accrued interest was added to the principal and a new note was entered into on November 18, 2015, for a period of one year. This note along with the balance in the note referenced in (j) was converted to 1,503 shares of Series A General Common Shares that were Treasury Shares owned by the Company on December 31, 2015.

(e) Unsecured advances from related party Goldenhawk. This note was converted to Series A General Common Shares that were Treasury Shares owned by the Company (see (h)) on December 31, 2015.

During the years ended December 31, 2015 and 2014, Ecoark outsourced the accounting and finance function to Landis & Associates PLLC. Landis & Associates PLLC (“Landis PLLC”) is a professional limited liability company which is licensed as an Arkansas certified public accounting firm and is wholly owned by Greg Landis, our director and secretary. All payments to Landis PLLC were for accounting and finance work performed for Ecoark and its subsidiaries. In December 2015, Ecoark hired additional accounting staff and discontinued using the services provided by Landis PLLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis. Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, we believe all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed on a timely basis all such required reports during and with respect to our 2015 fiscal year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of June 15, 2016, concerning beneficial ownership of our capital stock held by (1) each person or entity known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our directors, (3) each of our named executive officers, and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Percentages are calculated based on 36,011,335 shares of our common stock outstanding on June 15, 2016. The address for our officers and directors is 3333 Pinnacle Hills Parkway, Suite 220, Rogers, Arkansas 72758.

Beneficial Owner	Beneficial Ownership	Percentage Voting Power
Randy S. May	5,500,000	15.3%
Greg Landis	505,248	1.4%
Gary Metzger (1)	3,673,043	10.2%
Dr. Ashok Sood (2)	128,428	*
Dr. Yash R. Puri	140,540	*
John P. Cahill	-	*
Terrence D. Matthews	-	*
Charles Rateliff	-	*
Total Directors and Officers (8 persons)	9,940,437	27.6%

5% Holders
The Hames Family Trust (3)	2,050,000	5.7%

Total	11,990,437	33.3%

(1) Includes 2,500 warrants with an exercise price of $5.00 per share.

(2) Includes 126,606 shares owned by Dr. Sood and 1,922 shares owned by his wife.

(3) Danny R. Hames is the trustee of The Hames Family Trust, the owner of the securities.

DESCRIPTION OF CAPITAL STOCK

We currently have two classes of outstanding equity securities, as more fully described below.

Common Stock

Holders of shares of our common stock are entitled to: (i) one vote per share on all matters requiring a shareholder vote; (ii) a ratable distribution of dividends, if and when, declared by our Board of Directors; and (iii) in the event of a liquidation, dissolution or winding up of Ecoark Holdings, to share ratable in all assets remaining after all of our indebtedness has been provided for or satisfied. Holders of Common Stock do not have preemptive rights to acquire any of our additional, unissued or treasury shares or our securities convertible into or carrying a right to subscribe for or acquire our shares of capital stock. Holders of Common Stock are not entitled to cumulative voting.

As of June 15, 2016, 36,011,335 shares of our common stock were issued and outstanding.

Preferred Stock

Our authorized capital also consists of 5,000,000 shares of preferred stock, par value $0.001. The unissued preferred stock may be issued from time to time in one or more series, and our Board of Directors is authorized to issue such stock in one or more series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series.

Options

As of June 15, 2016, there are options outstanding that have been issued to our officers, directors, employees and independent contractors to purchase 659,000 shares of our common stock pursuant to the Ecoark, Inc. 2013 Stock Option Plan.

Registration Rights

In connection with the Private Offering, we granted registration rights to the purchasers of our securities in the Private Offering. Pursuant to the terms of this Private Offering, we are required to file a registration statement with the SEC that covers all of the securities sold in the Public Offering.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

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Preferred Stock

We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The Board of Directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board or the President.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

-	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
-	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent and Registrar

Our independent stock transfer agent is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida  33760. Phone (727) 289-0010.

LEGAL MATTERS

The validity of the shares of our common stock to be issued in this offering will be passed upon for us by our counsel, Carmel, Milazzo & DiChiara LLP, New York, New York.

EXPERTS

KBL, LLP, independent registered public accounting firm, has audited Magnolia Solar’s and Ecoark’s financial statements at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on KBL, LLP’s report, given on their authority as experts in accounting and auditing.

39

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock and warrants offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.ecoarkusa.com. You will be able to access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information to be filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material will be electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

40

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014; MARCH 31, 2016

Ecoark Holdings, Inc. Pro Forma Unaudited Consolidated Financial Statements

Unaudited Proforma Consolidated Balance Sheet	F-63
Unaudited Proforma Consolidated Statement of Operations	F-64
Unaudited Proforma Consolidated Statement of Operations	F-65
Notes to Unaudited Proforma Consolidated Financial Statements	F-66

F-1

Report of Independent Registered Public Accounting Firm

To the Directors of

Magnolia Solar Corporation

We have audited the accompanying consolidated balance sheets of Magnolia Solar Corporation (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Magnolia Solar Corporation as of December 31, 2015 and 2014, and the results of its consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in process of completing a merger with another entity while they are continuing their development of their thin film solar cell technology and has incurred substantial losses as a result of this. The lack of profitable operations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements were restated to reflect the retroactive treatment of the Company’s common stock in accordance with SAB Topic 4:C. This restatement had no effect on the Company’s net loss or total stockholders’ deficit.

KBL, LLP

/s/ KBL, LLP

New York, NY

February 26, 2016, except for Note 12 which is dated June 15, 2016

F-2

MAGNOLIA SOLAR CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	DECEMBER 31,	DECEMBER 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$45,870	$25,127
Accounts receivable	10,513	185,455
Prepaid expense	-	1,417
Total current assets	56,383	211,999

Fixed assets, net	311	623

OTHER ASSETS
License with related party, net of accumulated amortization	83,183	118,833
Total other assets	83,183	118,833

TOTAL ASSETS	$139,877	$331,455

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$682,029	$578,810
Current portion of Original Issue Discount Senior Secured Convertible Promissory Note, net of discount	2,400,000	2,400,000
Total current liabilities	3,082,029	2,978,810

TOTAL LIABILITIES	3,082,029	2,978,810

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 75,000,000 shares authorized, 189,737 and 158,909 shares issued and outstanding (Restated)	190	159
Additional paid-in capital (Restated)	2,539,048	2,267,935
Additional paid-in capital - warrants	962,297	962,297
Accumulated deficit	(6,443,687)	(5,877,746)
Total stockholders' deficit	(2,942,152)	(2,647,355)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$139,877	$331,455

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MAGNOLIA SOLAR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	YEAR ENDED DECEMBER 31, 2015	YEAR ENDED DECEMBER 31, 2014

REVENUE – net	$159,882	$218,270

COST OF REVENUES	102,069	135,356

GROSS PROFIT	57,813	82,914

OPERATING EXPENSES
Indirect and administrative labor	160,483	198,800
Professional fees	150,179	138,260
Depreciation and amortization expense	35,962	35,962
General and administrative	37,145	43,629
Total operating expenses	383,769	416,651

OTHER (INCOME) EXPENSE
Interest expense	239,985	239,981
Total other (income) expense	239,985	239,981

LOSS BEFORE PROVISION FOR INCOME TAXES	(565,941)	(573,718)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(565,941)	$(573,718)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (RESTATED)	171,932	149,880

NET LOSS PER SHARE (RESTATED)	$(3.29)	$(3.83)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MAGNOLIA SOLAR CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

			Additional	Additional
	Common Stock		Paid-In	Paid-In
	(Restated)		Capital	Capital -	Accumulated
	Shares	Amount	(Restated)	Warrants	Deficits	Total

Balance - December 31, 2013	135,341	$135	$1,991,275	$962,297	$(5,304,028)	$(2,350,321)

Common shares issued for payment of interest	22,546	23	239,977	-	-	240,000

Common shares issued for services rendered	1,022	1	8,999	-	-	9,000

Stock based compensation	-	-	27,684	-	-	27,684

Net loss for the year ended December 31, 2014	-	-	-	-	(573,718)	(573,718)

Balance - December 31, 2014	158,909	159	2,267,935	962,297	(5,877,746)	(2,647,355)

Common shares issued for payment of interest	30,828	31	239,969	-	-	240,000

Common shares issued for services rendered	-	-	-	-	-	-

Stock based compensation	-	-	31,144	-	-	31,144

Net loss for the year ended December 31, 2015	-	-	-	-	(565,941)	(565,941)

Balance - December 31, 2015	189,737	$190	$2,539,048	$962,297	$(6,443,687)	$(2,942,152)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MAGNOLIA SOLAR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	YEAR ENDED DECEMBER 31, 2015	YEAR ENDED DECEMBER 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(565,941)	$(573,718)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	35,962	35,962
Stock based compensation	31,144	27,684
Common stock issued for services rendered	-	9,000
Common stock issued for payment of interest	240,000	240,000

Change in assets and liabilities:
Decrease in accounts receivable	174,942	41,170
Decrease in prepaid expenses	1,417	-
Increase in accounts payable and accrued expenses	103,219	126,857
Total adjustments	586,684	480,673
Net cash provided by (used in) operating activities	20,743	(93,045)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,743	(93,045)

CASH - BEGINNING OF YEAR	25,127	118,172

CASH - END OF YEAR	$45,870	$25,127

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$912	$1,222

NON-CASH SUPPLEMENTAL INFORMATION:
Stock issued for services rendered	$-	$9,000
Stock issued for payment of interest	$240,000	$240,000
Stock based compensation	$31,144	$27,684

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 1 – Organization and Nature of Business

Magnolia Solar Corporation (the “Registrant”) through its wholly-owned subsidiary, Magnolia Solar, Inc. (“Magnolia Solar” and together with the Registrant, “we,” “our,” “us,” or the “Company”) is focused on developing and commercializing thin film solar cell technologies that employ nanostructured materials and designs.

The Company is pioneering the development of thin film, high efficiency solar cells for applications such as power generation for electrical grids as well as for local applications, including lighting, heating, traffic control, irrigation, water distillation, and other residential, agricultural and commercial uses.

The Company’s technology takes multiple approaches to bringing cell efficiencies close to those realized in silicon based solar cells while also lowering manufacturing costs. The technology uses a different composition of materials than those used by competing thin film cell manufacturers; incorporates additional layers of material to absorb a wider spectrum of light; uses inexpensive substrate materials, such as glass and polymers, lowering the cost of the completed cell compared to silicon based solar cells; and is based on non-toxic materials that do not have adverse environmental effects.

Since 2010, the Company filed a series of U.S. utility patents relating to the technologies under development.

Reverse Merger

On November 19, 2007, the Registrant, formerly known as Mobilis Relocation Services, Inc. (“Mobilis”), was organized under the laws of the State of Nevada. Mobilis formed Magnolia Solar Acquisition Corp., a wholly-owned subsidiary incorporated in the State of Delaware. Mobilis filed a Certificate of Change to its Articles of Incorporation in order to affect a forward split of the number of authorized shares of common stock which they were authorized to issue, and of the then issued and outstanding shares in a ratio of 1.3157895:1. The forward split occurred in February 2010. All share and per share amounts have been reflected herein post-split.

On December 31, 2009, Mobilis entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Magnolia Solar, Inc., a privately held Delaware corporation incorporated on January 8, 2008, and Magnolia Solar Acquisition Corp. (“Acquisition Sub”). Upon closing of the transaction, under the Merger Agreement, Acquisition Sub merged with and into Magnolia Solar, and Magnolia Solar, as the surviving corporation, became a wholly-owned subsidiary of Mobilis. Thereafter, Mobilis changed its name to Magnolia Solar Corporation. The transaction was accounted for as a reverse merger, and the historical financial information is that of Magnolia Solar, Inc.

F-7

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 1 – Organization and Nature of Business (continued)

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has been generating revenues from various development contracts with governmental agencies; however the Company has generated losses totaling $565,941 and $573,718 for the years ended December 31, 2015 and 2014, respectively. While the Company raised funds in a private placement that it consummated in 2009 (raising $990,000 in $2,660,000 of Original Issue Discount Senior Secured Convertible Promissory Notes (the “2009 Notes”)), at December 31, 2015 and December 31, 2014, it had cash of $45,870 and $25,127, respectively, and will need to raise additional funds to carry out its business plan.

The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations.

On December 29, 2011, the 2009 Notes in the aggregate principal amount of $2,660,000 were amended. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $260,000 converted into an aggregate of 4,160 shares of common stock of the Company at an adjusted conversion price of $62.50 per share, (ii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to extend the maturity dates from December 31, 2011 to December 31, 2012 and 2009 Notes in the aggregate principal amount of the remaining $400,000 were amended to extend the maturity date from December 31, 2011 to December 31, 2013, (iii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to adjust the conversion price of such notes from $250.00 per share to $62.50 per share, (iv) 2009 Notes in the aggregate principal amount of $400,000 were amended to provide that such notes shall, from January 1, 2012 onwards, bear interest at the rate of 10% per annum payable on a quarterly basis, upon conversion and at maturity and that such interest may, at the option of the Company, be paid in cash or in shares of common stock of the Company at the interest conversion rate of 90% of the volume weighted average price of the common stock of the Company during the 20 trading days prior to the interest payment date, (v) an aggregate of 5,200 shares of common stock of the Company were issued to certain holders of the 2009 Notes, and (vi) the exercise price of the warrants to purchase an aggregate of 13,541 shares of common stock was adjusted from $312.50 per share to $125.00 per share.

F-8

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 1 – Organization and Nature of Business (continued)

Going Concern (continued)

On December 21, 2012 and June 27, 2013 the 2009 Notes as described in the preceding paragraph were amended. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to extend the maturity dates from December 31, 2012 to December 31, 2013, (ii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to provide that such notes shall, from January 1, 2013 onwards, bear interest at the rate of 10% per annum payable on a quarterly basis, upon conversion and at maturity and that such interest may, at the option of the Company, be paid in cash or in shares of common stock of the Company at the interest conversion rate of 90% of the volume weighted average price of the common stock of the Company during the 20 trading days prior to the interest payment date, and (iii) the exercise price of warrants to purchase an aggregate of 13,541 shares of common stock was adjusted from $125.00 per share to $62.50 per share.

On December 29 and 31, 2013, the 2009 Notes as described in the preceding paragraphs were amended. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $2,400,000 were amended to extend the maturity dates from December 31, 2013 to December 31, 2014, and (ii) the exercise price of the warrants to purchase an aggregate of 13,541 shares of common stock was adjusted from $62.50 per share to $25.00 per share. Additionally, the Company also agreed to extend the expiration date of the warrants to purchase an aggregate of 10,640 shares of common stock from December 31, 2014 to December 31, 2016.

There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to the Company. If the Company were to default on its indebtedness, then holders of the notes may foreclose on the debt and seize the Company's assets which may force the Company to suspend or cease operations altogether. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

On January 29, 2016, the Company entered into a Merger Agreement with Ecoark, Inc. ("Ecoark") providing, among other things, for the acquisition of Ecoark by the Company in a share for share exchange pursuant to which it was contemplated that at the closing Ecoark shareholders would own approximately 95% of the outstanding shares of the Company. The Company filed a preliminary 14A Proxy Statement informing its shareholders of the Company’s intent to hold a shareholder meeting in order to vote on certain proposals to amend the Articles of Incorporation to increase of the authorized shares of common stock to 100,000,000 shares, to effect the creation of 5,000,000 shares of "blank check" preferred stock, to approve a reverse stock split of the common stock 1 for 250, and to change the name of the corporation to Ecoark Holdings Inc., the approval of which were conditions to closing the merger with Ecoark. The Company’s shareholders approved the proposals, and the merger was completed in March 2016. In accordance with SEC SAB Topic 4:C, the Company has given retroactive effect to the reverse split of the common stock 1 for 250 (see Note 12).

F-9

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 1 – Organization and Nature of Business (continued)

Going Concern (continued)

The Company may need to raise additional capital to expand operations to the point at which the Company can achieve profitability. The terms of equity or debt that may be raised may not be on terms acceptable by the Company. If adequate funds cannot be raised outside of the Company, the Company may suspend or cease operations altogether.

The development of renewable energy and energy efficiency marks a new era of energy exploration in the United States. The Company continues to explore low cost alternatives for energy solutions which are in line with United States government initiatives for renewable energy sources. The Company hopes that these factors will mitigate the current unstable factors in the United States economy.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Principles of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8, the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent’s power to control exists.

The consolidated financial statements include all accounts of the entities at December 31, 2015 as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest at December 31, 2015 and 2014

Magnolia Solar Inc.	Delaware, U.S.A.	January 8, 2008	100%

All inter-company balances and transactions have been eliminated.

F-10

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 2 - Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

For financial reporting, current earnings are charged and an allowance is credited with a provision for doubtful accounts based on experience. Accounts deemed uncollectible are charged against this allowance. Receivables are reported on the balance sheet net of such allowance. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. The Company believes no allowance for doubtful accounts is necessary at December 31, 2015 or December 31, 2014.

Property and Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives (from three to seven years). Additions, renewals, and betterments, unless of a minor amount, are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company reviews their recoverability of long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell. The Company’s management has determined that the fair value of long-lived assets exceeds the book value and thus no impairment charge is necessary as of December 31, 2015 or December 31, 2014.

Fair Value of Financial Instruments

In accordance with ASC 820, Fair Value Measurements and Disclosures, the carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

F-11

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Revenue Recognition

Revenue is recognized from private and public sector contracts that are time and material type contracts. These revenues are recognized in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue when; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

The Company assesses whether fees are fixed or determinable at the time of sale and recognizes revenue if all other revenue recognition requirements are met. The Company's standard payment terms are net 30 days. Payments that extend beyond 30 days from the contract date but that are due within twelve months are generally deemed to be fixed or determinable based on the Company's successful collection history on such arrangements, and thereby satisfy the required criteria for revenue recognition.

Revenue from inception to December 31, 2015 has been primarily from research and development grants or contracts to develop solar cells using the Company’s technology.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. The Company had no cash equivalents as of December 31, 2015 or December 31, 2014.

Uncertainty in Income Taxes

The Company follows ASC 740-10, Accounting for Uncertainty in Income Taxes. This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis. The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits expected to result in payment of cash within one year are classified as accrued liabilities, while those expected beyond one year are classified as other liabilities. The Company has not recorded any interest or penalties since its inception.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The tax years for 2012 to 2014 remain open for examination by federal and/or state tax jurisdictions. The Company is currently not under examination by any other tax jurisdictions for any tax year.

F-12

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 2 - Summary of Significant Accounting Policies (continued)

Loss Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented. The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2015	2014

Net loss	$(565,941)	$(573,718)

Restated Weighted-average common shares outstanding (Basic)	171,932	149,880

Weighted-average common stock
Equivalents
Stock options	9,800	6,921
Warrants	15,141	15,141

Weighted-average common shares outstanding (Diluted)	196,873	171,942

Stock based compensation

The Company applies ASC No. 718 and ASC Subtopic No. 505-50, Equity-Based Payments to Non Employees, to options and other stock based awards issued to nonemployees. In accordance with ASC No. 718 and ASC Subtopic No. 505-50, the Company uses the Black-Scholes option pricing model to measure the fair value of the options at the measurement date.

Recently Issued Accounting Standards

During August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

F-13

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 2 - Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards (continued)

During May 2014, the FASB issued an Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". The objective of ASU 2014-09 is to (1) remove inconsistencies and weaknesses in revenue requirements, (2) provide a more robust framework for addressing revenue issues, (3) improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, (4) provide more useful information to users of financial statements through improved disclosure requirements, and (5) simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The effective date of this ASU was subsequently changed with the issuance of ASU 2015-14 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating the effect of this standard on its financial statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3 - Stockholders’ Deficit

The Company has 75,000,000 shares of common stock, par value of $0.001 per share authorized.

Shares

Prior to the Reverse Merger as discussed in Note 1, the Company issued 17,895 shares of common stock between January and March 2008 at prices ranging from $2.50 to $5.00 per share for a total of $53,000 cash.

In accordance with the Reverse Merger, the Company cancelled 7,895 shares of common stock and issued 85,230 shares to the former shareholders of Magnolia Solar, Inc. As a result of these transactions, as of December 31, 2009, there were 95,320 shares of common stock issued and outstanding.

The Company effectuated a 1.3157895 forward stock split in February 2010, in accordance with the Merger Agreement which resulted in 95,320 shares of common stock issued and outstanding.

F-14

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 3 - Stockholders’ Deficit (continued)

Shares (continued)

In February 2014, the Company issued 4,196 shares of common stock at its fair value price ($15.00 per share) in lieu of interest payment for a value of $60,000.

In March 2014, the Company issued 379 shares of common stock for consulting services for a value of $4,500 at a fair market value price of $12.50 per share.

In April 2014, the Company issued 8,276 shares of common stock at its fair value price ($7.50 per share) in lieu of interest payment for a value of $60,000.

In April 2014, the Company issued 643 shares of common stock for consulting services for a value of $4,500 at a fair market value price of $7.50 per share.

In August 2014, the Company issued 5,275 shares of common stock at its fair value price ($12.50 per share) in lieu of interest payment for a value of $60,000.

In October 2014, the Company issued 4,800 shares of common stock at its fair value price ($12.50 per share) in lieu of interest payment for a value of $60,000.

In March 2015, the Company issued 4,781 shares of common stock at its fair value price ($12.50 per share) in lieu of interest payment for a value of $60,000.

In April 2015, the Company issued 6,138 shares of common stock at its fair value price ($10.00 per share) in lieu of interest payment for a value of $60,000.

In July 2015, the Company issued 6,575 shares of common stock at its fair value price ($10.00 per share) in lieu of interest payment for a value of $60,000.

In October 2015, the Company issued 13,333 shares of common stock at its fair value price ($5.00 per share) in lieu of interest payment for a value of $60,000.

As of December 31, 2015, the Company had 189,737 shares issued and outstanding.

Warrants

Following the closing of the Reverse Merger in December 2009, the Company issued five-year callable warrants (the “2009 Warrants”) to purchase an aggregate of 10,640 shares of common stock exercisable at $312.50 per share to investors in a private placement (the “2009 Private Placement”) and further issued seven year placement agent warrants to purchase an aggregate of 2,901 shares of common stock exercisable at $262.50 per share. On December 29, 2011, the exercise price of both the 2009 Warrants and placement agent warrants was reduced to $125.00 per share.

F-15

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 3 - Stockholders’ Deficit (continued)

Warrants (continued)

On December 21, 2012, the exercise price of the 2009 Warrants and placement agent warrants were reduced to $62.50 per share. On December 23, 2013, the exercise price of the 2009 Warrants and placement agent warrants were further reduced to $25.00 per share. Additionally, the Company also agreed to extend the expiration date of the 2009 Warrants from December 31, 2014 to December 31, 2016.

On August 15, 2011, the Company issued 1,600 warrants for public relations services. The warrants vest immediately, and are for a term of 5 years with a strike price of $125.00 per share. The warrants have been valued at $59,534 and are reflected in the consolidated financial statements for the year ended December 31, 2014.

As of December 31, 2015, the following warrants are outstanding:

Balance – December 31, 2008	-	-
Issued – in the 26.6 units	10,640	$25.00
Issued – to Placement Agent	2,901	$25.00
Balance – December 31, 2009	13,541	$25.00
Balance – December 31, 2010	13,541	$25.00
Issued – for public relations	1,600	$125.00
Balance – December 31, 2011	15,541	$35.00
Balance – December 31, 2012	15,541	$35.00
Balance – December 31, 2013	15,541	$35.00
Balance – December 31, 2014	15,541	$35.00
Balance – December 31, 2015	15,541	$35.00

Stock Options

In May 2014, the Company granted 9,800 shares of common stock under the 2013 Incentive Stock Option Plan. Under the 2013 Plan, the Company may grant options to purchase up to 22,000 shares of common stock to be granted to Company employees, officers, directors, consultants and advisors. The vesting provisions, exercise price and expiration dates will be established by the Board of Directors (the "Board") of the Company at the date of grant, but incentive stock options may be subject to earlier termination, as provided in the 2013 Plan. As of December 31, 2015, there were 9,343 shares available for future grant.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

F-16

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 3 - Stockholders’ Deficit (continued)

Stock Options (continued)

Expected volatility was calculated based upon the company’s observed median volatility. The risk-free interest rate assumption is based upon the United States Treasury Bond yield curve in effect at the time of grant for instruments with a similar expected life.

The Company recognized compensation cost related to stock-based compensation in the amount of $31,144, for the year ended December 31, 2015. The Company has not recognized any tax benefits or deductions related to the effects of employee stock-based compensation.

In addition, as of December 31, 2015, approximately $10,382 was related to non-vested options which will be recognized over a weighted-average period of approximately 3.42 years.

No options were exercised under all share-based compensation arrangements for the period ending December 31, 2015.

The following is a summary of stock option activity under the Company's stock option plan:

	Number of Options/Shares	Range of Exercise Prices	Weighted- Average Exercise Price

Outstanding as of December 31, 2014	9,800	$12.50	$12.50
Options granted	-	$0.00	$0.00
Options exercised	-	$0.00	$0.00
Options forfeited/expired/cancelled	-	$0.00	$0.00
Outstanding as of December 31, 2015	9,800	$12.50	$12.50
Exercisable as of December 31, 2015	8,330	$12.50	$12.50
Exercisable as of December 31, 2014	3,920	$12.50	$12.50

F-17

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 3 - Stockholders’ Deficit (continued)

Stock Options (continued)

Information about stock options outstanding as of December 31, 2015 is as follows:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (years)	Number of Options Exercisable
$12.50	9,800	3.42	8,330
	9,800	3.42	8,330

Note 4 - Property and Equipment

Property and equipment consisted of the following at December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014

Office equipment and computers	$6,106	$6,106
Furniture and fixtures	2,182	2,182
	8,288	8,288
Accumulated depreciation	(7,977)	(7,665)

	$311	$623

The Company incurred $312 and $312, respectively, in depreciation expense for the periods ended December 31, 2015 and 2014.

Note 5 - License Agreement with Related Party

The Company has entered into a 10-year, renewable, exclusive license with Magnolia Optical Technologies, Inc. (“Magnolia Optical”) on April 30, 2008 for the exclusive rights of the technology related to the application of Optical’s solar cell technology. Magnolia Optical shares common ownership with the Company.

The Company is amortizing the license fee of $356,500 over the 120 month term of the Agreement. Accumulated amortization as of December 31, 2015 and December 31, 2014 was $273,317 and $237,667, respectively. Amortization expense for each of the years ended December 31, 2015 and 2014 was $35,650, respectively. The Company’s management has determined that the fair value of the license exceeds the book value and thus no further impairment or amortization is necessary as of December 31, 2015 or December 31, 2014.

F-18

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 6 – Original Issue Discount Senior Secured Convertible Promissory Note

Original Notes

Following the closing of the Reverse Merger in December 2009, the Company issued 26.6 units in the 2009 Private Placement consisting of an aggregate of $2,660,000 of 2009 Notes and 2009 Warrants exercisable into an aggregate of 10,640 shares of common stock exercisable at $312.50 per share, for $50,000 per unit for aggregate proceeds to the Company of $990,000. In addition, placement agent warrants to purchase an aggregate of 2,901 shares of common stock exercisable at $262.50 per share were issued. The 2009 Notes are secured by a first-priority security interest in the assets of the Company. Holders of the 2009 Notes and warrants issued in the 2009 Private Placement also have the right to “piggyback” registration of the shares underlying the 2009 Notes and warrants.

Prior to the amendment and restatement of the 2009 Notes, the 2009 Notes were originally due December 31, 2011 and convertible at the option of the holder, into shares of the Company’s common stock at an initial conversion rate of $250.00 per share.

Amended Notes

On December 29, 2011, the Company entered into amendment agreements with holders of the 2009 Notes and 2009 Warrants. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $260,000 were converted into an aggregate of 4,160 shares of common stock of the Company at an adjusted conversion price of $62.50 per share, (ii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to extend the maturity dates from December 31, 2011 to December 31, 2012 and 2009 Notes in the aggregate principal amount of the remaining $400,000 were amended to extend the maturity date from December 31, 2011 to December 31, 2013, (iii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to adjust the conversion price of such notes from $250.00 per share to $62.50 per share, (iv) 2009 Notes in the aggregate principal amount of $400,000 were amended to provide that such notes shall, from January 1, 2012 onwards, bear interest at the rate of 10% per annum payable on a quarterly basis, upon conversion and at maturity and that such interest may, at the option of the Company, be paid in cash or in shares of common stock of the Company at the interest conversion rate of 90% of the volume weighted average price of the common stock of the Company during the 20 trading days prior to the interest payment date, (v) an aggregate of 5,200 shares of common stock of the Company were issued to certain holders of the 2009 Notes, and (vi) the exercise price of warrants to purchase an aggregate of 13,540 shares of common stock was adjusted from $312.50 per share to $125.00 per share.

F-19

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 6 – Original Issue Discount Senior Secured Convertible Promissory Note (continued)

Amended Notes (continued)

On December 21, 2012 and on June 27, 2013 the 2009 Notes as described in the preceding paragraph were amended. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to extend the maturity dates from December 31, 2012 to December 31, 2013, (ii) 2009 Notes in the aggregate principal amount of $2,000,000 were amended to provide that such notes shall, from January 1, 2013 onwards, bear interest at the rate of 10% per annum payable on a quarterly basis, upon conversion and at maturity and that such interest may, at the option of the Company, be paid in cash or in shares of common stock of the Company at the interest conversion rate of 90% of the volume weighted average price of the common stock of the Company during the 20 trading days prior to the interest payment date, and (iii) the exercise price of the warrants to purchase an aggregate of 13,541 shares of common stock was adjusted from $125.0 per share to $62.50 per share. Upon amendment of the notes, interest was calculated on the entire $2,400,000 of promissory notes at a rate of 10% per year. Interest expense was accrued in the amount of $60,000 per quarter and shares are issued in lieu of cash payments.

On December 29 and 31, 2013 the 2009 Notes as described in the preceding paragraph were amended. Pursuant to the terms of the amendment agreements, (i) 2009 Notes in the aggregate principal amount of $2,400,000 were amended to extend the maturity dates from December 31, 2013 to December 31, 2014, (ii) the exercise price of the warrants to purchase an aggregate of 13,541 shares of common stock was adjusted from $62.50 per share to $25.00 per share. Additionally, the Company also agreed to extend the expiration date of the warrants to purchase an aggregate of 10,640 shares of common stock from December 31, 2014 to December 31, 2016.

As of December 31, 2015, the Company issued 75,180 shares of its common stock in lieu of interest payments in the aggregate of $700,000 relating to the 2009 Notes in the aggregate principal of $2,400,000.

As of December 31, 2015, the entire $2,400,000 balance of the amended 2009 Notes remains outstanding. In the transaction, the Company recognized a discount of $1,670,000 which was amortized over the original life of the 2009 Notes. The discount represented the original issue discount. In addition, the Company determined that the value of the warrants in the transaction of $412,830 as a discount to the 2009 Notes. This discount was being amortized as well over the original life of the 2009 Notes.

The 2009 Notes mature on June 30, 2016 (these notes were extended on January 29, 2016 and will convert to equity if the merger is completed - see Note 11).

As of December 31, 2015, $2,400,000 of the 2009 Notes are classified as a current liability and the amounts have not been repaid as of the issuance of these financial statements. The modifications made to the debt instruments did not constitute a material modification under ASC 470-50.

F-20

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 7 – Provision for Income Taxes

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

As of December 31, 2015, there is no provision for income taxes, current or deferred.

December 31, 2015
Net operating losses	$1,371,196
Valuation allowance	(1,371,196)
$-

At December 31, 2015, the Company had a net operating loss carry forward in the amount of approximately $4,000,000 available to offset future taxable income through 2035. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended December 31, 2015 and 2014 is summarized below.

Federal statutory rate	(34.0)%
State income taxes, net of federal	0.0
Valuation allowance	34.0
0.0%

F-21

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 8 – Commitments and Contingencies

Office Lease

The Company leases office facilities located in Woburn, MA under a lease agreement that expires December 30, 2016. The Company leased additional office facilities at a second location in Albany, NY under a lease agreement that was canceled effective October 31, 2015. Rent expense for the Company’s facilities for the years ended December 31, 2015 and December 31, 2014 totaled $15,009 and $18,143, respectively.

The future minimum lease payments due under the above mentioned non-cancelable lease agreement is as follows:

Year ending December 31,
2016	$4,212
$4,212

Contract Related Fees

As part of the contract to develop its products, the Company has agreed to pay the contractor 1.5% of future New York state manufactured sales, and 5% of future non-New York state manufactured sales until the entire funds paid by the contractor have been repaid, or 15 years, whichever comes first. As of December 31, 2015, the Company has $1,251,885 of contract related expenses, all of which will be owed to the contractor, contingent upon the sale of the Company’s product. No liability is accrued since no sales have occurred.

Note 9 - Concentration of Credit Risk

The Company maintains its cash in one bank deposit account, which at times may exceed the federally insured limits of $250,000 that exist through December 31, 2015. At December 31, 2015, the Company did not have any uninsured deposits.

F-22

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 9 - Concentration of Credit Risk (continued)

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company extends credit based on the customers’ financial conditions. The Company does not require collateral or other security to support customer receivables. Credit losses, when realized, have been within the range of management’s expectations. To further reduce credit risk associated with accounts receivable, the Company performs periodic credit evaluations of its customers.

	December 31, 2015	December 31, 2014
Concentrations in accounts receivable:
Customer A	100%	*
Customer B	*	60%
Customer C	*	40%

	December 31, 2015	December 31, 2014
Concentrations in net revenue:
Customer A	93%	90%

* Customer did not exceed 10% for the respective year.

Note 10 - Fair Value Measurements

The Company adopted certain provisions of ASC Topic 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1	Quoted prices in active markets for identical assets or liabilities. The Company's Level 1 assets consist of cash and cash equivalents.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-23

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 10 - Fair Value Measurements (continued)

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2015
	Level 1	Level 2	Level 3	Total

Cash	$45,870	$-	$-	$45,870
Total assets	$45,870	$-	$-	$45,870
Original Issue Discount Senior Secured Convertible Promissory Notes	$-	$-	$2,400,000	$2,400,000
Total liabilities	$-	$-	$2,400,000	$2,400,000

December 31, 2014
	Level 1	Level 2	Level 3	Total

Cash	$25,127	$-	$-	$25,127
Total assets	$25,127	$-	$-	$25,127
Original Issue Discount Senior Secured Convertible Promissory Notes	$-	$-	$2,400,000	$2,400,000
Total liabilities	$-	$-	$2,400,000	$2,400,000

F-24

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 10 - Fair Value Measurements (continued)

Original Issue Discount Senior Secured Convertible Promissory Notes

Balance, January 1, 2014	$2,400,000
Realized gains (losses)	-
Unrealized gains (losses) relating to instruments still held at the reporting date	-
Purchases, sales, issuances and settlements, net	-
Discount on notes	-
Amortization of discount on notes	-
Conversion of notes to common stock	-
Balance, December 31, 2014	$2,400,000
Realized gains (losses)	-
Unrealized gains (losses) relating to instruments still held at the reporting date	-
Purchases, sales, issuances and settlements, net	-
Discount on notes	-
Amortization of discount on notes	-
Balance, December 31, 2015	$2,400,000

F-25

MAGNOLIA SOLAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

Note 11 – Subsequent Events

On January 19, 2016, the Company issued 6,283 shares of common stock for payment in lieu of cash of interest equal to $60,000.

On January 29, 2016, the Company entered into a Merger Agreement with Ecoark providing, among other things, for the acquisition of Ecoark by the Company in a share for share exchange pursuant to which it is contemplated that at the closing Ecoark shareholders will own approximately 95% of the outstanding share of the Company. The Company filed a 14A and is awaiting approval from the SEC on certain proposals to amend the Articles of Incorporation to increase of the authorized shares of common stock to 100,000,000 shares, to effect the creation of 5,000,000 shares of "blank check" preferred stock, to approve a reverse stock split of the common stock 1 for 250, and to change the name of the corporation to Ecoark Holdings Inc. Upon approval by the SEC, it is anticipated that the merger will be completed in March 2016.

On January 29, 2016, the Company entered into an agreement with holders of the Notes Payable as mentioned in Note 6 to extend the term of the note to June 30, 2016. The notes will convert to equity if the merger is completed.

Management has evaluated subsequent events for the disclosure and/or recognition in the financial statements through the date that the financial statements were issued.

Note 12 – Restatement of Financial Statements

On March 18, 2016, the Company effected the reverse stock split of its common stock by a ratio of 1 for 250 described in Note 11. In accordance with SEC SAB Topic 4:C, the Company has given retroactive effect to the reverse split by adjusting the number of shares in the consolidated balance sheets, consolidated statements of operations, consolidated statement of changes in stockholders’ deficit and accompanying notes. The retroactive treatment changed the reported common stock and additional paid-in capital in the balance sheets, the weighted average number of shares outstanding and resulting net loss per share in the statements of operations, the number of shares and related dollar amounts in the statement of changes in stockholders’ deficit, and various disclosures regarding number of shares and related amounts in these notes to consolidated financial statements. There was no effect on the net loss or total stockholders’ deficit as a result of the restatement.

The change became effective on March 18, 2016 when the reverse split was approved.

The merger with Ecoark described in Notes 1 and 11 was completed on March 24, 2016.

F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of

EcoArk, Inc. and Subsidiaries

Rogers, Arkansas

We have audited the accompanying consolidated balance sheets of EcoArk, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EcoArk, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of its statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has sustained operating losses and needs to obtain additional financing to continue the development of their products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements were restated to reflect the retroactive treatment of the Company’s Class A, B, C, and D Common Shares in accordance with Accounting Standards Codification 805-40-45. This restatement had no effect on the Company’s net loss or total stockholders’ equity (deficit).

/s/ KBL, LLP

New York, NY

March 28, 2016, except for Note 15 which is dated June 15, 2016

F-27

ECOARK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	(Dollars in thousands, except per share, data)
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$1,962	$2,220
Accounts receivable, net of allowance	972	884
Inventory, net of reserves	743	903
Prepaid expenses	161	151
Related party receivable	-	100
Other current assets	130	25
Total current assets	3,968	4,283
Property and equipment, net	363	462
Intangible assets, net	852	1,904
Other assets	25	-
Total non-current assets	1,240	2,366
TOTAL ASSETS	$5,208	$6,649

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long-term debt	$3,175	$3,027
Current portion of long-term debt - related parties	1,329	6,176
Note payable – bank	-	250
Accounts payable	1,074	967
Accrued expenses	503	209
Accrued interest	40	148
Deferred revenue	-	142
Total current liabilities	6,121	10,919

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	-	171
Long-term debt - related parties, net of current portion	-	3,111
Total non-current liabilities	-	3,282
COMMITMENTS AND CONTINGENCIES	-	-
Total liabilities	6,121	14,201

STOCKHOLDERS' EQUITY (DEFICIT) (Numbers of shares rounded to thousands) (Restated)
Series A General Common Shares - $0.001 par value; 38,000 shares authorized and issued, 17,229 and 12,300 shares outstanding as of December 31, 2015 and 2014, respectively	19	19
Series B Common Shares - $0.001 par value; 10,000 shares authorized, 4,931 shares issued and outstanding as of December 31, 2015 and 2014, respectively	5	5
Series C Common Shares - $0.001 par value; 5,000 shares authorized, 1,738 and 1,675 shares issued and outstanding as of December 31, 2015 and 2014, respectively	2	2
Series D Common Shares - $0.001 par value; 8,000 shares authorized, 3,723 shares issued and outstanding as of December 31, 2015 and 2014, respectively	4	4
Additional paid-in-capital	36,722	22,172
Subscription receivable	(55)	(31)
Accumulated deficit	(36,587)	(26,085)
Treasury stock, at cost, 1,771 and 6,700 Series A General Common Shares as of December 31, 2015 and 2014, respectively	(928)	(3,514)
Total stockholders' equity (deficit) before non-controlling interest	(818)	(7,428)
Non-controlling interest	(95)	(124)
Total stockholders' equity (deficit)	(913)	(7,552)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,208	$6,649

The accompanying notes are an integral part of these consolidated financial statements

F-28

ECOARK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	(Dollars in thousands, except per share, data)
	2015	2014
REVENUES
Revenue from product sales	$5,167	$4,378
Revenue from services	2,701	1,639
	7,868	6,017
COST OF REVENUES
Cost of product sales	4,960	4,298
Cost of services	1,178	726
	6,138	5,024
GROSS PROFIT	1,730	993
OPERATING EXPENSES:
Salaries and salary related costs, including stock based compensation	3,791	2,836
Professional fees and consulting	3,651	5,311
General and administrative	1,636	1,630
Depreciation and amortization	1,226	1,708
Research and development	1,114	1,053
Total operating expenses	11,418	12,538
Loss from operations	(9,688)	(11,545)

OTHER EXPENSE:
Interest expense, net of interest income	(785)	(1,270)
Loss from continuing operations before provision for income taxes	(10,473)	(12,815)

PROVISION FOR INCOME TAXES	-	-
LOSS FROM CONTINUING OPERATIONS	(10,473)	(12,815)

DISCONTINUED OPERATIONS
Loss from discontinued operations	-	(1,449)
Gain (loss) on disposal of operations	-	-
LOSS FROM DISCONTINUED OPERATIONS	-	(1,449)
NET LOSS	(10,473)	(14,264)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	29	(129)
NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	$(10,502)	$(14,135)

NET LOSS PER SHARE (RESTATED)
Basic	$(0.36)	$(0.51)
Diluted	$(0.36)	$(0.51)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE (RESTATED)	(Number of shares in thousands)
Basic	29,344	27,575
Diluted	29,395	27,922

The accompanying notes are an integral part of these consolidated financial statements

F-29

ECOARK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014 (RESTATED)

(Dollar amounts and number of shares in thousand)
	Series A General Common		Series B Common		Series C Common		Series D Common		Additional Paid-In-	Subscription	Accumulated	Treasury	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Stock	Interest	Total

Balance at January 1, 2014	19,000	$19	4,931	$5	1,000	$1	890	$1	$13,872	-	$(11,950)	$(994)	$5	$959

Shares issued for cash, net of expenses	-	-	-	-	-	-	2,333	2	5,172	$(31)	-	-	-	5,143

Shares issued for services rendered	-	-	-	-	675	1	500	1	2,936	-	-	-	-	2,938

Repurchase of treasury shares	-	-	-	-	-	-	-	-	-	-	-	(3,116)	-	(3,116)

Re-issuance of treasury shares for company formation	-	-	-	-	-	-	-	-	-	-	-	28	-	28

Re-issuance of treasury shares for services rendered	-	-	-	-	-	-	-	-	-	-	-	568	-	568

Stock based compensation - options	-	-	-	-	-	-	-	-	192	-	-	-	-	192

Net loss for the year	-	-	-	-	-	-	-	-	-	-	(14,135)	-	(129)	(14,264)

Balance at December 31, 2014	19,000	19	4,931	5	1,675	2	3,723	4	22,172	(31)	(26,085)	(3,514)	(124)	(7,552)

Re-issuance of treasury shares for cash, net of expenses	-	-	-	-	-	-	-	-	7,301	(55)	-	1,184	-	8,430

Shares issued for services rendered	-	-	-	-	63	-	-	-	175	-	-		-	175

Repurchase of treasury shares for release of guarantee	-	-	-	-	-	-	-	-	393	-	-	(393)	-	-

Collection of subscription receivable	-	-	-	-	-	-	-	-	-	31	-		-	31

Re-issuance of treasury shares for services rendered	-	-	-	-	-	-	-	-	-	-	-	719	-	719

Re-issuance of treasury shares for debt conversion	-	-	-	-	-	-	-	-	6,315	-	-	1,076	-	7,391

Stock based compensation - options	-	-	-	-	-	-	-	-	366	-	-	-	-	366

Net loss for the year	-	-	-	-	-	-	-	-	-	-	(10,502)	-	29	(10,473)

Balance at December 31, 2015	19,000	$19	4,931	$5	1,738	$2	3,723	$4	$36,722	$(55)	$(36,587)	$(928)	$(95)	$(913)

The accompanying notes are an integral part of these consolidated financial statements

F-30

ECOARK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	(Dollars in thousands)
	2015	2014
Cash flows from operating activities:
Net loss attributable to controlling interest	$(10,502)	$(14,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,226	1,708
Stock-based compensation - options	366	192
Shares of common stock issued for services rendered	175	2,938
Shares of treasury stock re-issued for services rendered, company formation	719	596
Change in non-controlling interest on cash	29	(129)
Changes in assets and liabilities:
Accounts receivable	(88)	(671)
Inventory	160	93
Prepaid expenses	(10)	13
Other assets	(130)	38
Accounts payable	107	123
Accrued expenses	294	103
Accrued interest	125	977
Deferred revenue	(142)	142
Net cash used in operating activities	(7,671)	(8,012)

Cash flows from investing activities:
Purchases of property and equipment	(60)	(197)
Collections (advances) on notes receivable - related party	100	(100)
Acquisition of intangible assets	(15)	-
Net cash provided by (used in) investing activities	25	(297)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of fees	31	5,143
Re-issuance of treasury shares for cash, net of expenses	8,430	-
Proceeds from the issuances of long-term debt	-	3,000
Repayments of debt	(273)	(26)
Proceeds from the issuances of long-term debt - related parties	1,875	5,259
Repayments of long-term debt - related parties	(2,675)	(3,199)
Net cash provided by financing activities	7,388	10,177
NET INCREASE (DECREASE) IN CASH	(258)	1,868
Cash - beginning of the year	2,220	352
Cash - end of the year	$1,962	$2,220

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$551	$23
Cash paid for income taxes	$-	$1

SUMMARY OF NONCASH ACTIVITIES:
Treasury stock re-purchased for long-term debt related parties	$-	$2,500
Treasury stock re-purchased for release of guarantee	$393	$-
Treasury stock re-purchased for sale of net assets - SA Concepts	$-	$616
Treasury stock re-issued for debt conversion - related parties	$7,391	$-
Accrued interest converted into debt - related parties	$235	$1,400

The accompanying notes are an integral part of these consolidated financial statements

F-31

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Organization

EcoArk Inc. and Subsidiaries is an innovative and growth-oriented company founded in 2011 that develops and deploys intelligent technologies and products in order to meet the demand for sustainable, integrated solutions to contemporary business needs. EcoArk Inc. is a holding company that integrates the business of its subsidiaries (see detail below).

Eco3D, LLC (“Eco3D”) is located in Phoenix, Arizona and provides customers with the latest 3D technologies. Eco3D was formed by Ecoark in November 2013 and Ecoark owns 65% of the LLC. The remaining 35% is reflected as non-controlling interests. Eco3D provides 3D mapping, modeling, and consulting services for clients in retail, construction, healthcare, and multiple other industries throughout the United States and overseas. Eco3D is transitioning businesses from 2D technology that has existed for hundreds of years, to a world of digital 3D. Eco3D incorporates a variety of 3D technologies to achieve customer goals and objectives. Utilizing several techniques, Eco3D can capture existing conditions – topography, buildings, exterior/interior spaces, etc. – in highly accurate detail that allows for 2D and 3D measurement. These measurements form the basis for analysis, design, documentation, and quality control.

Eco360, LLC (“Eco360”) is located in Bentonville, Arkansas and is engaged in research and development activities. Eco360 was formed in November 2014 by Ecoark.

Pioneer Products, LLC (“Pioneer Products”) is located in Bentonville, Arkansas and is involved in the selling of recycled plastic products and other products. In addition to a strong and successful relationship with the world’s largest retailer, Pioneer Products also has vendor relationships with other key retailers. As such, Pioneer strategically leverages its role as a trusted supplier to these retailers with existing and new products. This subsidiary also recovers plastic waste from retail supply chains and creates new consumer products with the reclaimed materials. Pioneer Products was purchased by Ecoark in 2012.

Intelleflex Corporation (“Intelleflex”) is located in San Jose, California and provides food retailers and suppliers intelligent, on-demand solutions for retailers and companies that ship and store products for perishable food quality management. Intelleflex's ZEST Data Services is a secure, multi-tenant cloud-based data collection platform for aggregating and real-time permission-based sharing and analysis of information. ZEST Fresh, a fresh food management solution that utilizes the ZEST Data Service platform, focuses on three primary value propositions – consistent food quality, reduced waste, and improved food safety. ZEST Fresh empowers workers with real-time analytic tools and alerts that improve efficiency while driving quality consistency through best practice adherence on every pallet. ZEST Delivery provides real-time monitoring and control for prepared food delivery containers, helping delivery and dispatch personnel ensure the quality and safety of delivered food. Intelleflex was purchased by Ecoark in September 2013.

Principles of Consolidation

The consolidated financial statements include the accounts of EcoArk, Inc. and its subsidiaries, collectively referred to as “the Company”. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is a holding company and holds one hundred percent of Eco360, Pioneer and Intelleflex. EcoArk owns 65% of Eco3D and the remaining 35% interest is owned by executives of Eco3D.

The Company applies the guidance of Topic 810 “Consolidation” of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) to determine whether and how to consolidate another entity.  Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except when control does not rest with the parent. Pursuant to ASC Paragraph 810-10-15-8, the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree.

Noncontrolling Interests

In accordance with ASC 810-10-45, Noncontrolling Interests in Consolidated Financial Statements, the Company classifies noncontrolling interests as a component of equity within the consolidated balance sheets. For the years ended December 31, 2015 and 2014, net income or (loss) attributable to noncontrolling interests of $29 and ($129), respectively, is included in the Company’s net loss.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S generally accepted accounting principles (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). It is Management's opinion, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. As a result of the merger transaction described in Note 14 and in accordance with ASC 805-40-45, the Company has given retroactive effect to certain share calculations by restating amounts (see Note 15).

F-32

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

Reclassification

The Company has reclassified certain amounts in the 2014 consolidated financial statements to comply with the 2015 presentation. These changes principally consist of stating $1,053 of research and development costs as a component of operating expenses rather than as a cost of revenues and had no effect on the net loss for 2014.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for non-collectible accounts receivable, obsolete or slow-moving inventory, and determination of the fair value of stock awards issued. Actual results could differ from those estimates.

Cash

Cash consists of cash, demand deposits and money market funds with a maturity of three months or less.

Inventory

Inventory is stated at the lower of cost or market. Inventory cost is determined by specific identification on a first in first out basis, and provisions are made to reduce slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values.

Property and Equipment and Long-Lived Assets

Property and equipment is stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years for all classes of property and equipment, except leasehold improvements which are depreciated over the shorter of 10 years or the term of the lease.

FASB Codification Topic 360 “Property, Plant and Equipment” (ASC 360), requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The application of ASC 360 has not materially affected the Company’s reported earnings, financial condition or cash flows.

Intangible assets with definite useful lives are stated at cost less accumulated amortization. Intangible assets capitalized as of December 31, 2015 and 2014 represent the valuation of the Company-owned patents and customer lists. These intangible assets are being amortized on a straight-line basis over their estimated average useful lives of thirteen and a half years for the patents and three years for the customer lists. Expenditures on intangible assets through the Company’s filing of patent and trademark protection for Company-owned inventions are expensed as incurred.

The Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

1. Significant underperformance relative to expected historical or projected future operating results;

2. Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3. Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company tested the carrying value of its intangible assets for recoverability. The projected undiscounted cash flows exceeded the carrying value of these assets by a significant amount. The Company did not consider it necessary to record any impairment charges during the years ended December 31, 2015 and 2014.

Advertising Expense

The Company expenses advertising costs, as incurred. Advertising expenses for the years ended December 31, 2015 and 2014 are included in other general and administrative costs.

F-33

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

Software Costs

The Company accounts for software development costs in accordance with ASC 985.730, Software Research and Development, and ASC 985-20, Costs of Software to be Sold, Leased or Marketed. ASC 985-20 requires that costs related to the development of the Company’s products be capitalized as an asset when incurred subsequent to the point at which technological feasibility of the enhancement is established. ASC 985-20 specifies that “technological feasibility” can only be established by the completion of a “detailed program design” or if no such design is prepared, upon the completion of a “working model” of the software. The Company’s development process does not include a detailed program design. Management believes that such a design could be produced in the early stages of development but would entail significant wasted expense and delay. Consequently, ASC 985-20 requires that development costs be recorded as an expense until the completion of a “working model”. In the Company’s case, the completion of a working model does not occur until shortly before the time when the software is ready for sale.

Research and Development Costs

Research and development costs are expensed as incurred.

Subsequent Events

Subsequent events have been evaluated up through the date of the financial statements in accordance with ASC 855-10-50-1(a).

Shipping and Handling Costs

The Company reports shipping and handling revenues and their associated costs in revenue and cost of revenue, respectively. Shipping revenues and costs for the years ended December 31, 2015 and 2014 were nominal and included in cost of product sales.

Revenue Recognition

In regards to product revenue, product revenue primarily consists of the sale of electronic hardware, recycled plastics products, and recycled furniture. These subsidiaries recognize revenue when the following criteria have been met:

Evidence of an arrangement exists. The Company considers a customer purchase order, service agreement, contract, or equivalent document to be evidence of an arrangement.

Delivery has occurred. The Company’s standard transfer terms are free on board (FOB) shipping point. Thus, delivery is considered to have occurred when title and risk of loss have passed to the customer at the time of shipment.

The fee is fixed or determinable. The Company considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment and payment terms are standard, which is generally 30-60 days.

Collection is deemed reasonably assured. Collection is deemed reasonably assured if it is expected that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not reasonably assured, then revenue is deferred and recognized upon cash collection.

The Company for its software revenue will recognize revenues in accordance with ASC 985-605, Software Revenue Recognition.

Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable. In software arrangements that include more than one element, the Company allocates the total arrangement fee among the elements based on the relative fair value of each of the elements.

License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed. If evidence of fair value does not exist for all elements of a license agreement and post customer support (PCS) is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement as license revenue. If evidence of fair value of all undelivered PCS elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

F-34

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

Cost of license revenue primarily includes product, delivery, and royalty costs. Cost of maintenance and service revenue consists primarily of labor costs for engineers performing implementation services, technical support, and training personnel as well as facilities and equipment costs.

The Company enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. The Company uses a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence, and (iii) best estimate of selling price (“ESP”). For software elements, the Company follows the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace.

ESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. The process for determining ESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

When the arrangement with a customer includes significant production, modification, or customization of the software, we recognize the related revenue using the percentage-of-completion method in accordance with the accounting guidance and certain production-type contracts contained in ASC 605-35, Construction-Type and Production-Type Contracts.  We use the percentage of completion method provided all of the following conditions exist:

●	the contract includes provisions that clearly specify the enforceable rights regarding goods or services to be provided and received by the parties, the consideration to be exchanged and the manner and terms of settlement;

●	the customer can be expected to satisfy its obligations under the contract;

●	the Company can be expected to perform its contractual obligations; and

●	reliable estimates of progress towards completion can be made.

We measure completion based on achieving milestones detailed in the agreements with the customers. Costs of providing services, including services accounted for in accordance with ASC 605-35, are expensed as incurred.

Accounts Receivable and Concentration of Credit Risk

The Company considers accounts receivable, net of allowance for returns and doubtful accounts, to be fully collectible. The allowance is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized. Past-due status is based on contractual terms. Management has determined that the allowance for doubtful accounts at December 31, 2015 and 2014 was $2 and $0, respectively.

Uncertain Tax Positions

The Company follows ASC 740-10, “Accounting for Uncertainty in Income Taxes”. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Stock-Based Compensation

The Company follows ASC 718-10 “Share Based Payments”. The Company calculates compensation expense for all awards granted, but not yet vested, based on the grant-date fair values. Stock-based compensation expense for all awards granted is based on the grant-date fair values. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

F-35

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and additional paid-in capital.

Fair Value of Financial Instruments

ASC 825, "Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments: The carrying amount of cash, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses, and accounts payable to related parties, approximate fair value because of the short-term maturity of those instruments. The Company does not utilize derivative instruments.

Recoverability of Long-Lived Assets

The Company reviews recoverability of long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

Fair Value Measurements

ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

Segment Information

The Company follows the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. In 2015 and 2014 the Company and its Chief Operating Decision Makers determined that the Company’s products and services were closely related and therefore included all of the operations in one segment.

Related Party Transactions

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.

A related party receivable of $100 outstanding at December 31, 2014 was collected in August 2015.

F-36

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases (Topic 842)”. ASU 2016-02 changes the accounting for leased assets, principally by requiring balance sheet recognition of assets under lease arrangements. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2018. The Company is currently in the process of evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company is currently in the process of evaluating the impact of the adoption of ASU 2015-02 on its consolidated financial statements.

In November 2014, the FASB issued ASU No. 2014-17, “Business Combinations – Pushdown Accounting.” The provisions of ASU 2014-17 require management to determining whether and at what threshold an acquiree (acquired entity) can reflect the acquirer’s accounting and reporting basis (pushdown accounting) in its separate financial statements. Since neither unit of this business combination is in the development stage, nor had recognizable revenues during this period the application of push down accounting would not be of significant value to the readers of these consolidated financial statements.  The Company has not elected to apply pushdown accounting in its separate financial statements upon occurrence of this event.

During August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance. ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  The amendments in ASU 2014-09 will be applied using one of two retrospective methods. The effective date will be the first quarter of the fiscal year ending December 31, 2018. The Company has not determined the potential effects on its financial statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Going Concern

The Company commenced operations in 2011, and has experienced typical start-up costs and losses from operations resulting in an accumulated deficit of $36,587 since inception. The accumulated deficit as well as recurring losses of $10,502 and $14,135 for the years ended December 31, 2015 and 2014, and the working capital deficit of $2,153 as of December 31, 2015, have resulted in the uncertainty of the Company to continue as a going concern.

These consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time.

The Company plans to raise additional capital to carry out its business plan and following a reverse merger transaction in March 2016, the Company received $6,725 (see Note 14). The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, ultimately, to profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

F-37

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 2: INVENTORY

Inventory, net of reserves, consisted of the following as of December 31, 2015 and 2014:

	2015	2014
Inventory	$1,363	$1,495
Inventory Reserves	(620)	(592)
Total	$743	$903

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2015 and 2014:

	2015	2014
Furniture and fixtures	$110	$110
Computers and software costs	382	359
Machinery and equipment	476	443
Leasehold improvements	4	5
Total property and equipment	972	917
Accumulated depreciation	(609)	(455)
Property and equipment, net	$363	$462

Depreciation expense for the years ended December 31, 2015 and 2014 was $159 and $312, respectively. There was no impairment on these assets for this two-year period. The Company retired approximately $5 of fully depreciated property and equipment in 2015.

NOTE 4: INTANGIBLE ASSETS

The following is a summary of intangible assets as of December 31, 2015 and 2014:

	2015	2014
Customer lists	$3,980	$3,965
Patents	1,013	1,013
Total intangible assets	4,993	4,978
Accumulated amortization	(4,141)	(3,074)
Intangible assets, net	$852	$1,904

Amortization expense for the years ended December 31, 2015 and 2014 was $1,067 and $1,396, respectively. There was no impairment on these assets for this two-year period. Amortization amounts for the next five years are: $116, $116, $81, $75 and $75.

F-38

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 5: LONG-TERM DEBT – RELATED PARTIES

The following is a summary of long-term debt – related parties as of December 31, 2015 and 2014:

		2015	2014
Promissory notes – shareholders	(a)	$-	$-
Promissory note – related party	(b)	50	412
Promissory note #1 – CEO	(c)	62	227
Promissory note #2 – CEO	(d)	-	2,500
Promissory note #3 – CEO	(e)	1,217	-
Note payable – various	(f)	-	800
Note payable –SA Concepts	(g)	-	74
Note payable – Goldenhawk	(h)	-	3,674
Note payable - other	(i)	-	1,600
Total		1,329	9,287
Less: current portion		(1,329)	(6,176)
Long-term debt – related parties		$-	$3,111

(a)	Note payable to shareholders commencing July 22, 2013 issued at an interest rate of 10% maturing September 22, 2013, secured by the fixed and intangible assets of Intelleflex. The principal balance of $1,100 remained outstanding accruing interest at the rate of 10% through November 16, 2014. On November 16, 2014 these notes along with accrued interest in the amount of $908, as well as principal of $1,174 and accrued interest of $493 (see note (c)) were grouped into new debt with a related company “Goldenhawk” referred to in (h).

(b)	Unsecured note payable to former shareholder bearing interest at 5% per annum, with monthly principal and interest payments beginning in November 2014, maturing in November 2016.

(c)	Note payable to the Company’s Chief Executive Officer (CEO), Randy May. In 2013 and 2014 the note was accruing interest at the rate of 10% through November 16, 2014. On November 16, 2014, the then outstanding principal of $1,174 and the accrued interest of $493 were combined with the outstanding balances of other shareholder notes in the principal amount of $1,100 and accrued interest of $908 (see note (a)) to create a new note with a related company “Goldenhawk” referred to in (h). The new note payable from November 17, 2014 through December 31, 2014 was an unsecured note bearing interest at a rate of 6% per annum, maturing in November 2015. On November 30, 2015, after monthly payments were being made, and additional amounts funded in March 2015 and May 2015 totaling $600, the Company along with the $2,500 (d below), combined these amounts into a new one year promissory note in the amount of $3,197 due November 30, 2016. Payments of $30 were made on this note in the first quarter of 2016.

(d)	Unsecured note payable with the Company’s CEO, bearing interest at 6% per annum. Quarterly interest payments were due commencing February 2015, with the note maturing in November 2015. Note was the result of the value of the 5,000 Class A Common Shares re-acquired on November 16, 2014 from the CEO in an effort to raise capital without further dilution to the current shareholders. See (c) above for details on the extension of this note.

(e)	Note payable with the Company’s CEO commencing November 30, 2015 at an interest rate of 6% per annum (see note c). The beginning principal balance of $3,197 was reduced by $1,980 on December 31, 2015 in exchange for 550 shares of Series A General Common Shares that were Treasury Shares owned by the Company. The remaining principal balance matures in November 2016.

(f)	Various related party unsecured notes bearing interest at 10% per annum. Notes were to mature in January 2015, however were extended through August 2015 and fully paid off by August 2015.

F-39

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

(g)	Note payable to SA Concepts upon sale of that Company on November 16, 2014. Original principal amount of $100. Note matured in March 2015 at which time it was paid off and there was no interest charged on this note.

(h)	As noted in (a) and (c) above, this note commenced on November 16, 2014 as the result of the combination of two separate notes and accrued interest on those respective notes. Commencing November 16, 2014, this new note bears interest at the rate of 6% per annum, unsecured, with quarterly interest payments due commencing February 2015 and the note maturing in November 2015. Interest on this note was paid for the first 6 months, then the accrued interest was added to the principal and a new note was entered into on November 18, 2015, for a period of one year. This note along with the balance in the note referenced in (i) was converted to 1,503 shares of Series A General Common Shares that were Treasury Shares owned by the Company on December 31, 2015.

(i)	Unsecured advances from related party Goldenhawk. This note was converted to Series A General Common Shares that were Treasury Shares owned by the Company (see (h)) on December 31, 2015.

Interest expense on the long-term debt – related parties for the years ended December 31, 2015 and 2014 was $466 and $1,236, respectively.

NOTE 6: NOTE PAYABLE - BANK

The Company’s former subsidiary, SA Concepts, had a note payable with a bank that was due November 2014 at 5.5% interest per annum. The note was transferred to the Company upon the sale of SA Concepts. The note was secured by the property of the Company. This note was extended to February 2016 and was paid off in October 2015. The balance of this note at December 31, 2014 was $250.

NOTE 7: LONG-TERM DEBT

The following is a summary of long-term debt as of December 31, 2015 and 2014:

		2015	2014
Note payable – Celtic Bank	(a)	$175	$198
Note payable – B&B Merritt	(b)	3,000	3,000
Total		3,175	3,198
Less: current portion		(3,175)	(3,027)
Long-term debt		$-	$171

(a)	Fifteen year note payable dated July 11, 2007 in the original principal amount of $1,250 with a bank guaranteed by the U.S. Small Business Administration with Pioneer, prior to the acquisition of Pioneer by the Company. Note accrued interest at the Prime Rate plus 2% (Prime rate 3.25% plus 2% for both December 31, 2015 and 2014). This note contained guarantees and first and second perfected security interests in personal property. The note was fully paid in January 2016.

(b)	Note payable bearing interest at the rate of 10% per annum, unsecured, with quarterly interest payments commencing in January 2015, with the note maturing in October 2016. Upon maturity or anytime prior, so long as the Company has not exercised its right to prepay this note, the lender can exercise its option to convert this note to equity in the Company, with 30 day advance written notice, and acquire up to 1,500 unrestricted Class A Common Shares of the Company at $2.00 per share. The principal amount along with any accrued interest thereon, if converted to equity shall be deemed fully paid. As of December 31, 2015, no conversions of this debt have occurred. There was no bifurcation of the conversion option as the conversion is deemed to be conventional in nature.

Interest expense on the long-term debt for the years ended December 31, 2015 and 2014 were $310 and $11, respectively.

F-40

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 8: STOCKHOLDERS’ EQUITY (DEFICIT)

On November 28, 2011, the Company was formed with three series’ of common stock authorizing a total of 50,000 shares as follows:

Series A General Common Shares – 38,000 authorized shares

Series B Common Shares – 10,000 authorized shares

Series C Common Shares – 2, 000 authorized shares

On April 29, 2013, the Certificate of Incorporation was amended to increase the authorized shares to 58,000 shares, designating a Series D Common Shares with an authorized limit of 8,000 shares.

On November 1, 2014, the Certificate of Incorporation was amended a second time to increase the authorized shares to 61,000 shares, increasing the Series C Common Shares authorized from 2,000 shares to 5,000 shares.

As a result of the merger transaction described in Note 14 and in accordance with ASC 805-40-45, the Company has given retroactive effect to certain share numbers and calculations by restating amounts (see Note 15).

Series A General Common Shares (“Series A Stock”) and Treasury Stock

The Series A Stock was incorporated with 38,000 shares authorized with a par value of $0.01.

Each share of Series A Stock represents the right to one (1) vote on all issues presented to shareholders for a vote. Series A shareholders will not have any cumulative voting rights.

Holders of Series A Stock shall be entitled to receive a dividend, if, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available therefore.

Upon the voluntary or involuntary dissolution, liquidation or winding up on the affairs of the Company, after the payment in full of its debts and other liabilities, the remaining Company assets are to be distributed pro rata among the holders of the common stock.

All 38,000 shares of authorized Series A Stock were issued to the founders of the Company at par ($380) for services rendered to the Company in the start-up phase. As of December 31, 2015 and 2014, the 38,000 shares are issued, and there were 17,229 and 12,300 shares outstanding at December 31, 2015 and 2014, respectively.

The 1,771 and 6,700 share difference between issued shares and outstanding shares represent treasury stock. At various times in 2013 through 2014, the Company repurchased shares in various transactions, and re-issued some of these shares in other acquisitions of companies as well as for services rendered. The treasury stock is calculated at cost, and the value of the treasury stock at December 31, 2015 and 2014 are $928 and $3,514, respectively.

Series B Common Shares (“Series B Stock”)

The Series B Stock was incorporated with 10,000 shares authorized with a par value of $0.01.

Every fifty (50) shares of Series B Stock represent the right to one (1) vote on all issues presented to shareholders for a vote. Series B shareholders will not have any cumulative voting rights.

Holders of Series B Stock shall be entitled to receive a dividend, if, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available therefore.

Upon the voluntary or involuntary dissolution, liquidation or winding up on the affairs of the Company, after the payment in full of its debts and other liabilities, the remaining Company assets are to be distributed pro rata among the holders of the common stock.

The Company issued 4,431 shares of Series B Stock in 2012 for $8,342. Of this amount the Company had a subscription receivable in the amount of $885 that was received in 2013. Additionally, in 2013, the Company issued 500 shares of Series B Stock for services valued at $800.

As of December 31, 2015 and 2014, the Company has 4,931 shares issued and outstanding.

F-41

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

Series C Common Shares (“Series C Stock”)

The Series C Stock was incorporated with 2,000 shares authorized with a par value of $0.01. On November 1, 2014, the Certificate of Incorporation was amended a second time to increase the authorized shares of the Series C Stock from 2,000 shares to 5,000 shares.

The Series C stockholders will have no voting rights.

Holders of Series C Stock shall be entitled to receive a dividend, if, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available therefore.

Upon the voluntary or involuntary dissolution, liquidation or winding up on the affairs of the Company, after the payment in full of its debts and other liabilities, the remaining Company assets are to be distributed pro rata among the holders of the common stock.

In 2013, the Company issued 1,000 shares of Series C Stock for services rendered valued at $2,500; in 2014, the Company issued 675 shares of Series C Stock for services rendered valued at $1,688; and in 2015, the Company issued 63 shares of Series C Stock for services rendered valued at $175.

As of December 31, 2015 and 2014, the Company has 1,738 and 1,675 shares issued and outstanding.

Series D Common Shares (“Series D Stock”)

On April 29, 2013, the Certificate of Incorporation was amended to designate a new class of shares, Series D Stock with authorized shares of 8,000 shares.

The Series D Stock has a par value of $0.01.

Every fifty (50) shares of Series D Stock represent the right to one (1) vote on all issues presented to shareholders for a vote. Series B shareholders will not have any cumulative voting rights.

Holders of Series D Stock shall be entitled to receive a dividend, if, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available therefore.

Upon the voluntary or involuntary dissolution, liquidation or winding up on the affairs of the Company, after the payment in full of its debts and other liabilities, the remaining Company assets are to be distributed pro rata among the holders of the common stock.

The Company issued 890 shares of Series D Stock in 2013 for $1,876. Additionally, in 2014, the Company issued 2,334 shares for $5,373 of which $31 is reflected was a subscription receivable and was collected in February 2015, and an additional 500 shares of Series D Stock for services valued at $1,250. No Series D Stock was issued in 2015.

As of December 31, 2015 and 2014, the Company has 3,723 shares issued and outstanding.

Series C Stock Options (“Series C Stock Options”)

On February 16, 2013, the Board of Directors approved the EcoArk Inc. 2013 Stock Option Plan (the “Plan”).The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The Plan is expected to contribute to the attainment of these objectives by offering employees, directors and consultants the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company.

Awards under the Plan may only be granted in the form of nonstatutory stock options (“Options”) to purchase the Company's Series C Stock. The Company does not plan to register the Series C Stock under applicable securities laws and certificates evidencing shares of Series C Stock issued upon exercise may contain a legend restricting transfer thereof.

The maximum number of shares to be issued under the Plan is 5,000.

In May 2014, the Company granted 347 thousand Series C Stock Options to various employees and consultants of the Company. The Series C Stock Options have a term of 10 years, and the Series C Stock Options vest over a three-year period as follows: 25% immediately; 25% on the first anniversary date; 25% on the second anniversary date; and 25% on the third anniversary date. During 2015 the Company issued 313 thousand additional Series C Stock Options.

Management valued the Series C Stock Options utilizing the Black-Scholes Method, with the following criteria: stock price - $1.25; exercise price - $1.25; expected term – 10 years; discount rate – 0.25%; and volatility – 100%.

The Company records stock based compensation in accordance with ASC 718, and has recorded stock based compensation of $366 and $192 for the years ended December 31, 2015 and 2014, respectively.

F-42

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 9: ACQUISITIONS

SA Concepts

On June 11, 2013, the Company, entered into a Stock Purchase Agreement (the “SPA”) with Sustainable Aerodynamic (“SA”) Concepts pursuant to which the Company issued from its shares held in Class A Stock 750 shares to three individuals valued at $426 to acquire 100% of SA Concepts. The Company sold this entity in November 2014. The acquisition was accounted for as a purchase of a business under ASC 805.

Intelleflex Corporation

On September 19, 2013, the Company acquired Intelleflex Corporation. The acquisition was accounted for as a purchase of a business under ASC 805.

The allocation of the purchase price was as follows

Cash	$782
Inventory	988
Prepaid expenses and other assets	210
Fixed assets	510
Intangible assets	1,013
Accounts payable and other liabilities	(1,010)
Total	$2,492

Cash	$1,300
Retirement of debt	1,192
Total consideration	$2,492

The intangible assets represent acquired patents that were independently valued. The remaining useful life of these patents was 13.5 years as of the date purchased.

NOTE 10: COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases many of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. These leases expire at various dates through 2018. Rent expense was approximately $412 and $415 for the years ended December 31, 2015 and 2014. Future minimum lease payments required under the operating leases are as follows: 2016 - $284, 2017 - $96, and 2018 - $68. In March 2016 the Company agreed to lease additional space adjoining its office in Phoenix, Arizona. This will increase the future minimum payments and extend them through 2019.

Settlement

In March 2016 the Company agreed to settle a dispute regarding a contract. The agreement requires the Company to pay $100 to certain parties within 30 days of the agreement. The amount was recorded as an operating expense and included in accrued expenses as of December 31, 2015.

F-43

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 11: DISCONTINUED OPERATIONS

SA Concepts

In November 2014, the Company sold its subsidiary, SA Concepts. In the sale, the Company sold the net assets back to an original shareholder of SA Concepts for his return of 1,000 Class A shares of stock. The value of the treasury stock in this transaction of $616 was equal to the value of the net assets of SA Concepts sold. Therefore, there was no gain or loss attributable to the disposal of this subsidiary. The operations of SA Concepts for the year ended December 31, 2014 are reflected as loss from discontinued operations in the consolidated statements of operations in accordance with ASC 205-50.

The following table sets forth for the year ended December 31, 2014 selected financial data of the Company’s discontinued operations of its SA Concepts subsidiary.

Revenues	$379
Cost of sales	818
Gross (loss)	(439)
Operating and other non-operating expenses	1,010
Loss from discontinued operations	(1,449)
Gain from sale of SA Concepts	-
Loss from discontinued operations	$(1,449)

NOTE 12: PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2015 and 2014 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to the valuation allowance to fully reserve net deferred tax assets.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

	As of December 31, 2015	As of December 31, 2014
Deferred tax assets:
Net operating loss before non-deductible items	$(36,028)	$(25,892)
Tax rate	34%	34%
Total deferred tax assets	12,250	8,803
Less: Valuation allowance	(12,250)	(8,803)

Net deferred tax assets	$-	$-

As of December 31, 2015, the Company has a net operating loss carry forward of $36,028 expiring through 2035. The Company has provided a valuation allowance against the full amount of the deferred tax asset due to management’s uncertainty about its realization. Furthermore, the net operating loss carry forward may be subject to further limitation pursuant to Section 382 of the Internal Revenue Code. The valuation allowance was increased by $3,447 in 2015.

F-44

ECOARK INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLAR AMOUNTS and shares IN THOUSANDS, EXCEPT PER SHARE data)

YEARS ENDED DECEMBER 31, 2015 AND 2014

NOTE 13: CONCENTRATIONS

During the years ended December 31, 2015 and 2014, the Company had one major customer comprising 63% and 72% of sales. A major customer is defined as a customer that represents 10% or greater of total sales. Additionally, the Company had two customers as of December 31, 2015 and 2014 with accounts receivable balances of 32% and 54% of the total accounts receivable. The Company does not believe that the risk associated with these customers will have an adverse effect on the business.

The Company maintained cash balances in excess of the FDIC insured limit in both years. The Company does not consider this risk to be material.

NOTE 14: SUBSEQUENT EVENTS

During January 2016 the Company re-issued 50 Class A Treasury Shares. The Company re-issued those shares as it raised an additional $200.

On January 29, 2016, the Company entered into a Merger Agreement with Magnolia Solar Corporation (“MSC”) providing, among other things, for the acquisition of the Company by MSC in a share for share exchange pursuant to which it was contemplated that at the closing the Company shareholders would own approximately 95% of the outstanding shares of MSC. On March 18, 2016, in a special meeting called by MSC, the shareholders of MSC approved proposals necessary to complete the merger. Following the shareholder meeting, the name of MSC was changed to Ecoark Holdings, Inc. (EHI). Further, the Articles of Incorporation were amended to increase the authorized shares of common stock to 100,000 shares, to effect the creation of 5,000 shares of "blank check" preferred stock, and to approve a reverse stock split of the MSC common stock of 1 for 250.

On March 24, 2016, FINRA corporate action announced the reverse split and the name change which became effective in the market on March 28, 2016. Following that, EHI stock will trade under the symbol “EARK.” All actions to close the merger were completed in March 2016.

In conjunction with the merger, MSC offered up to 5,000 thousand units at a price of $4.00 per unit or a maximum of $20,000 in a private placement offering. Each unit consists of one share of MSC (now EHI) common stock (par value $0.001 per share) and a warrant to purchase one share of MSC (now EHI) common stock exercisable on or before December 31, 2018 at a price of $5.00 per share. The units are being offered to an unlimited number of Accredited Investors until the earlier of the date upon which subscriptions for the maximum offering have been received and accepted; March 31, 2016, subject to a 60-day extension at the option of EHI; or the date upon which the offering is terminated by EHI. On March 24, 2016 the Company received proceeds of $6,725 from EHI as a result of subscriptions to the offering.

NOTE 15: RESTATEMENT OF FINANCIAL STATEMENTS

As a result of the merger transaction described in Note 14 and in accordance with ASC 805-40-45, the Company has given retroactive effect to the transaction by adjusting the number of shares in the consolidated balance sheets, consolidated statements of operations, consolidated statement of changes in stockholders’ deficit and accompanying notes. The retroactive treatment changed the reported common shares and additional paid-in capital in the balance sheets, the shares used in the calculation of net loss per share and resulting net loss per share in the statements of operations, the number of shares and related dollar amounts in the statement of changes in stockholders’ equity (deficit), and various disclosures regarding number of shares and related amounts in these notes to consolidated financial statements. There was no effect on the net loss or total stockholders’ deficit as a result of the restatement.

The change became effective on March 24, 2016 when the merger closed.

F-45

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2016 (UNAUDITED) AND DECEMBER 31, 2015

	(Dollars in thousands, except per share data)
	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash	$8,848	$1,962
Accounts receivable, net of allowance	1,421	972
Inventory, net of reserves	809	743
Prepaid expenses	156	161
Other current assets	-	130
Total current assets	11,234	3,968
Property and equipment, net	360	363
Intangible assets, net	907	852
Other assets	26	25
Total non-current assets	1,293	1,240
TOTAL ASSETS	$12,527	$5,208

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long-term debt	$3,000	$3,175
Debt - related parties	742	1,329
Accounts payable	1,244	1,074
Accrued expenses	687	503
Accrued interest	58	40
Deferred revenue	61	-
Total current liabilities	5,792	6,121

COMMITMENTS AND CONTINGENCIES	-	-
Total liabilities	5,792	6,121

STOCKHOLDERS' EQUITY (DEFICIT) (Numbers of shares rounded to thousands)
Ecoark, Inc. Series A, B, C, D Common Shares – exchanged for Ecoark Holdings shares in connection with March 24, 2016 merger (Restated)	-	20
Ecoark Holdings, Inc. Common Stock, $0.001 par value; 100,000 shares authorized, 31,436 shares issued and outstanding as of March 31,2016	31	-
Additional paid-in-capital (Restated)	49,897	36,722
Subscription receivable	(4,290)	(55)
Accumulated deficit	(38,810)	(36,587)
Treasury stock, at cost, 3,542 Ecoark Inc. Series A General Common Shares as of December 31, 2015 – canceled in connection with March 24, 2016 merger	-	(928)
Total stockholders' equity (deficit) before non-controlling interest	6,828	(818)
Non-controlling interest	(93)	(95)
Total stockholders' equity (deficit)	6,735	(913)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$12,527	$5,208

See accompanying notes to the unaudited consolidated financial statements.

F-46

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	(Dollars in thousands, except per share, data)
	2016	2015
REVENUES
Revenue from product sales	$1,207	$1,483
Revenue from services	757	742
	1,964	2,225
COST OF REVENUES
Cost of product sales	1,182	1,417
Cost of services	277	224
	1,459	1,641
GROSS PROFIT	505	584
OPERATING EXPENSES:
Salaries and salary related costs, including stock based compensation	1,020	812
Professional fees and consulting	267	750
General and administrative	517	590
Depreciation and amortization	75	416
Research and development	752	777
Total operating expenses	2,631	3,345
Loss from operations	(2,126)	(2,761)

OTHER EXPENSE:
Interest expense, net of interest income	(95)	(206)
Loss from continuing operations before provision for income taxes	(2,221)	(2,967)

PROVISION FOR INCOME TAXES	-	-
NET LOSS	(2,221)	(2,967)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	2	51
NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	$(2,223)	$(3,018)

NET LOSS PER SHARE
Basic	$(0.08)	$(0.13)
Diluted	$(0.08)	$(0.13)

SHARES USED IN CALCULATION OF NET INCOME PER SHARE	(Number of shares in thousands)
Basic	27,847	22,513
Diluted	27,847	22,513

See accompanying notes to the unaudited consolidated financial statements.

F-47

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTs OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	(Dollars in thousands)
	2016	2015
Cash flows from operating activities:
Net loss attributable to controlling interest	$(2,223)	$(3,018)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	75	416
Stock-based compensation - options	28	-
Shares of common stock issued for services rendered	-	231
Shares of treasury stock re-issued for services rendered	-	498
Cash acquired in merger transaction	14	-
Change in non-controlling interest on cash	2	51
Changes in assets and liabilities:
Accounts receivable	(449)	(174)
Inventory	(66)	14
Prepaid expenses	5	18
Other assets	130	(20)
Accounts payable	152	283
Accrued expenses	140	284
Accrued interest	18	118
Deferred revenue	61	(142)
Net cash used in operating activities	(2,113)	(1,441)

Cash flows from investing activities:
Purchases of property and equipment	(49)	(8)
Net cash used in investing activities	(49)	(8)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of fees	9,555	-
Collection of subscription receivable	55	31
Re-issuance of treasury shares for cash, net of expenses	200	149
Proceeds from the issuances of debt	185	-
Repayments of debt	(360)	(176)
Proceeds from the issuances of debt - related parties		250
Repayments of debt - related parties	(587)	(104)
Net cash provided by financing activities	9,048	150
NET INCREASE (DECREASE) IN CASH	6,886	(1,299)
Cash - beginning of the period	1,962	2,220
Cash - end of the period	$8,848	$921

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$77	$90
Cash paid for income taxes	$-	$-

SUMMARY OF NONCASH ACTIVITIES:
Intangibles acquired in merger	$77	$-
Payables assumed in merger	$59	$-
Treasury stock re-purchased for release of guarantee	$-	$393

See accompanying notes to the unaudited consolidated financial statements.

F-48

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Organization

Ecoark Holdings, Inc. (“Ecoark Holdings”) is an innovative and growth-oriented company founded in 2007 that develops and deploys intelligent technologies and products in order to meet the demand for sustainable, integrated solutions to contemporary business needs. Ecoark Holdings is a holding company that integrates the businesses of its subsidiaries to provide technological solutions in several industries that support ecological conservation through improvements in efficiency or reduction of waste.

Ecoark, Inc. (“Ecoark”) was founded in 2011 and is located in Rogers, Arkansas, the home office for Ecoark and Ecoark Holdings. Home office staff members are employees of Ecoark, which merged with Magnolia Solar on March 24, 2016 to create Ecoark Holdings as described further in Note 2 below. Ecoark is the parent company for Eco3D, Eco360, Pioneer Products and Intelleflex.

Eco3D, LLC (“Eco3D”) is located in Phoenix, Arizona and provides customers with the latest 3D technologies. Eco3D was formed by Ecoark in November 2013 and Ecoark owns 65% of the LLC. The remaining 35% is reflected as non-controlling interests. Eco3D provides 3D mapping, modeling, and consulting services for clients in retail, construction, healthcare, and multiple other industries throughout the United States and overseas. Eco3D is transitioning businesses from 2D technology that has existed for hundreds of years, to a world of digital 3D. Eco3D incorporates a variety of 3D technologies to achieve customer goals and objectives. Utilizing several techniques, Eco3D can capture existing conditions – topography, buildings, exterior/interior spaces, etc. – in highly accurate detail that allows for 2D and 3D measurement. These measurements form the basis for analysis, design, documentation, and quality control.

Eco360, LLC (“Eco360”) is located in Bentonville, Arkansas and is engaged in research and development activities. Eco360 was formed in November 2014 by Ecoark.

Pioneer Products, LLC (“Pioneer Products”) is located in Bentonville, Arkansas and is involved in the selling of recycled plastic products and other products. In addition to a strong and successful relationship with the world’s largest retailer, Pioneer Products also has vendor relationships with other key retailers. As such, Pioneer strategically leverages its role as a trusted supplier to these retailers with existing and new products. This subsidiary also recovers plastic waste from retail supply chains and creates new consumer products with the reclaimed materials. Pioneer Products was purchased by Ecoark in 2012.

Intelleflex Corporation (“Intelleflex”) is located in San Jose, California and provides food retailers and suppliers intelligent, on-demand solutions for retailers and companies that ship and store products for perishable food quality management. Intelleflex's ZEST Data Services is a secure, multi-tenant cloud-based data collection platform for aggregating and real-time permission-based sharing and analysis of information. ZEST Fresh, a fresh food management solution that utilizes the ZEST Data Service platform, focuses on three primary value propositions – consistent food quality, reduced waste, and improved food safety. ZEST Fresh empowers workers with real-time analytic tools and alerts that improve efficiency while driving quality consistency through best practice adherence on every pallet. ZEST Delivery provides real-time monitoring and control for prepared food delivery containers, helping delivery and dispatch personnel ensure the quality and safety of delivered food. Intelleflex was purchased by Ecoark in September 2013.

Magnolia Solar Inc. (“Magnolia Solar”) is located in Woburn, Massachusetts and is principally engaged in the development and commercialization of its nanotechnology-based, high-efficiency, thin-film technology that can be deposited on a variety of substrates, including glass and flexible structures. Magnolia merged with Ecoark on March 24, 2016 to create Ecoark Holdings as described further in Note 2 below.

Principles of Consolidation

The consolidated financial statements include the accounts of Ecoark Holdings and its direct and indirect subsidiaries, collectively referred to as “the Company”. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is a holding company and holds one hundred percent of Eco360, Pioneer Products, Intelleflex and Magnolia Solar. Ecoark owns 65% of Eco3D and the remaining 35% interest is owned by executives of Eco3D.

F-49

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

The Company applies the guidance of Topic 810 “Consolidation” of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except when control does not rest with the parent. Pursuant to ASC Paragraph 810-10-15-8, the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree.

Noncontrolling Interests

In accordance with ASC 810-10-45, Noncontrolling Interests in Consolidated Financial Statements, the Company classifies noncontrolling interests as a component of equity within the consolidated balance sheets. For the three months ended March 31, 2016 and 2015, net income attributable to noncontrolling interests of $2 and $51, respectively, is included in the Company’s net loss.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S generally accepted accounting principles (“GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”). It is Management's opinion, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2015, which are contained in the Company’s Form 8-K/A as filed with the SEC on May 10, 2016. The consolidated balance sheet as of December 31, 2015, contained herein, was derived from those consolidated financial statements. As a result of the merger transaction described in Note 2 and in accordance with ASC 805-40-45, the Company has given retroactive effect to certain share calculations by restating amounts for common shares and additional paid-in capital in the December 31, 2015 balance sheet.

Reclassification

The Company has reclassified certain amounts in the 2015 consolidated financial statements to comply with the 2016 presentation. These changes had no effect on the net loss for 2015.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, Management’s estimate of provisions required for non-collectible accounts receivable, obsolete or slow-moving inventory, and determination of the fair value of stock awards issued. Actual results could differ from those estimates.

Cash

Cash consists of cash, demand deposits and money market funds with a maturity of three months or less.

Inventory

Inventory is stated at the lower of cost or market. Inventory cost is determined by specific identification on a first in first out basis, and provisions are made to reduce slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values. The Company establishes reserves for this purpose.

Property and Equipment and Long-Lived Assets

Property and equipment is stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years for all classes of property and equipment, except leasehold improvements which are depreciated over the shorter of 10 years or the term of the lease.

FASB Codification Topic 360 “Property, Plant and Equipment” (“ASC 360”), requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The application of ASC 360 has not materially affected the Company’s reported earnings, financial condition or cash flows.

F-50

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

Intangible assets with definite useful lives are stated at cost less accumulated amortization. Intangible assets capitalized as of March 31, 2016 and December 31, 2015 represent the valuation of the Company-owned patents and customer lists. These intangible assets are being amortized on a straight-line basis over their estimated average useful lives of thirteen and a half years for the patents and three years for the customer lists. Expenditures on intangible assets through the Company’s filing of patent and trademark protection for Company-owned inventions are expensed as incurred.

The Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers to be important which could trigger an impairment review include the following:

1. Significant underperformance relative to expected historical or projected future operating results;

2. Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and

3. Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company tested the carrying value of its intangible assets for recoverability. The projected undiscounted cash flows exceeded the carrying value of these assets by a significant amount. The Company did not consider it necessary to record any impairment charges during the three months ended March 31, 2016 and 2015.

Advertising Expense

The Company expenses advertising costs, as incurred. Advertising expenses for the three months ended March 31, 2016 and 2015 are included in general and administrative costs.

Software Costs

The Company accounts for software development costs in accordance with ASC 985-730, Software Research and Development, and ASC 985-20, Costs of Software to be Sold, Leased or Marketed. ASC 985-20 requires that costs related to the development of the Company’s products be capitalized as an asset when incurred subsequent to the point at which technological feasibility of the enhancement is established. ASC 985-20 specifies that “technological feasibility” can only be established by the completion of a “detailed program design” or if no such design is prepared, upon the completion of a “working model” of the software. The Company’s development process does not include a detailed program design. Management believes that such a design could be produced in the early stages of development but would entail significant wasted expense and delay. Consequently, ASC 985-20 requires that development costs be recorded as an expense until the completion of a “working model”. In the Company’s case, the completion of a working model does not occur until shortly before the time when the software is ready for sale.

Research and Development Costs

Research and development costs are expensed as incurred. These costs include internal salaries and related costs and professional fees for activities related to development.

Subsequent Events

Subsequent events were evaluated through the date the consolidated financial statements were filed.

Shipping and Handling Costs

The Company reports shipping and handling revenues and their associated costs in revenue and cost of revenue, respectively. Shipping revenues and costs for the three months ended March 31, 2016 and 2015 were nominal and are included in cost of product sales.

F-51

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

Revenue Recognition

In regards to product revenue, product revenue primarily consists of the sale of electronic hardware, recycled plastics products, and recycled furniture. These subsidiaries recognize revenue when the following criteria have been met:

Evidence of an arrangement exists. The Company considers a customer purchase order, service agreement, contract, or equivalent document to be evidence of an arrangement.

Delivery has occurred. The Company’s standard transfer terms are free on board (“FOB”) shipping point. Thus, delivery is considered to have occurred when title and risk of loss have passed to the customer at the time of shipment.

The fee is fixed or determinable. The Company considers the fee to be fixed or determinable if the fee is not subject to refund or adjustment and payment terms are standard, which is generally 30-60 days.

Collection is deemed reasonably assured. Collection is deemed reasonably assured if it is expected that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not reasonably assured, then revenue is deferred and recognized upon cash collection.

The Company for its software revenue will recognize revenues in accordance with ASC 985-605, Software Revenue Recognition.

Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectability is probable. In software arrangements that include more than one element, the Company allocates the total arrangement fee among the elements based on the relative fair value of each of the elements.

License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed. If evidence of fair value does not exist for all elements of a license agreement and post customer support (“PCS”) is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement as license revenue. If evidence of fair value of all undelivered PCS elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Cost of license revenue primarily includes product, delivery, and royalty costs. Cost of maintenance and service revenue consists primarily of labor costs for engineers performing implementation services, technical support, and training personnel as well as facilities and equipment costs.

The Company enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. The Company uses a hierarchy to determine the fair value to be used for allocating revenue to elements: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence, and (iii) best estimate of selling price (“ESP”). For software elements, the Company follows the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace.

ESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. The process for determining ESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

F-52

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

When the arrangement with a customer includes significant production, modification, or customization of the software, we recognize the related revenue using the percentage-of-completion method in accordance with the accounting guidance and certain production-type contracts contained in ASC 605-35, Construction-Type and Production-Type Contracts. We use the percentage of completion method provided all of the following conditions exist:

●	the contract includes provisions that clearly specify the enforceable rights regarding goods or services to be provided and received by the parties, the consideration to be exchanged and the manner and terms of settlement;

●	the customer can be expected to satisfy its obligations under the contract;

●	the Company can be expected to perform its contractual obligations; and

●	reliable estimates of progress towards completion can be made.

We measure completion based on achieving milestones detailed in the agreements with the customers. Costs of providing services, including services accounted for in accordance with ASC 605-35, are expensed as incurred.

Accounts Receivable and Concentration of Credit Risk

The Company considers accounts receivable, net of allowance for returns and doubtful accounts, to be fully collectible. The allowance is based on Management’s estimate of the overall collectability of accounts receivable, considering historical losses and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when Management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized. Past-due status is based on contractual terms. Management has determined that the allowance for doubtful accounts at March 31, 2016 and December 31, 2015 was $0 and $2, respectively.

Uncertain Tax Positions

The Company follows ASC 740-10, “Accounting for Uncertainty in Income Taxes”. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Stock-Based Compensation

The Company follows ASC 718-10 “Share Based Payments”. The Company calculates compensation expense for all awards granted, but not yet vested, based on the grant-date fair values. Stock-based compensation expense for all awards granted is based on the grant-date fair values. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and additional paid-in capital.

Fair Value of Financial Instruments

ASC 825, "Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments: The carrying amount of cash, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses, and accounts payable to related parties, approximate fair value because of the short-term maturity of those instruments. The Company does not utilize derivative instruments.

Recoverability of Long-Lived Assets

The Company reviews recoverability of long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

F-53

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

Fair Value Measurements

ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

Segment Information

The Company follows the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which Management disaggregates the Company in making internal operating decisions. In 2016 and 2015 the Company and its Chief Operating Decision Makers determined that the Company’s products and services were closely related and therefore included all of the operations in one segment.

Related Party Transactions

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties with which the Company may deal where one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as compensation or distribution to related parties depending on the transaction.

The Company entered into a 10-year, renewable, exclusive license with Magnolia Optical Technologies, Inc. (“Magnolia Optical”) on April 30, 2008 for the exclusive rights of the technology related to the application of Magnolia Optical’s solar cell technology. Magnolia Optical shares common Directors with the Company.

The Company recorded the net license fee of $77 in conjunction with the merger described in Note 2 below. Amortization will continue over the remaining 23 months of the term. The Company’s management has determined that the fair value of the license approximates the book value and thus no impairment is necessary as of March 31, 2016.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)”. ASU 2016-02 changes the accounting for leased assets, principally by requiring balance sheet recognition of assets under lease arrangements. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2018. The Company is currently in the process of evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements.

F-54

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

During August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance. ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in ASU 2014-09 will be applied using one of two retrospective methods. The effective date will be the first quarter of the fiscal year ending December 31, 2018. The Company has not determined the potential effects on its consolidated financial statements.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Going Concern

The Company commenced operations in 2007, and has experienced typical start-up costs and losses from operations resulting in an accumulated deficit of $38,810 since inception. The accumulated deficit as well as recurring losses of $2,223 for the three months ended March 31, 2016, and $10,502 and $14,135 for the years ended December 31, 2015 and 2014, respectively and the working capital deficit of $2,153 as of December 31, 2015, have resulted in the uncertainty of the Company to continue as a going concern even though working capital increased to a surplus of $5,442 at March 31, 2016.

These consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time.

The Company plans to raise additional capital to carry out its business plan and following a reverse merger transaction on March 24, 2016, the Company received $9,555 (see Note 2). The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, ultimately, to profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

F-55

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

NOTE 2: MERGER

On January 29, 2016, Ecoark entered into a Merger Agreement (“Merger Agreement”) with Magnolia Solar Corporation (“MSC”) providing, among other things, for the acquisition of the Company by MSC in a share for share exchange pursuant to which it was contemplated that at the closing Ecoark shareholders would own approximately 95% of the outstanding shares of MSC. On March 18, 2016, in a special meeting called by MSC, the shareholders of MSC approved proposals necessary to complete the Merger (“Merger”).

On March 24, 2016, the Merger was closed. Upon closing of the transaction, under the Merger Agreement, Magnolia Solar Acquisition Corporation merged with and into Ecoark, with Ecoark as the surviving corporation, which became a wholly-owned subsidiary of MSC. Thereafter, MSC changed its name to Ecoark Holdings, Inc. The transaction was accounted for as a reverse merger; for accounting purposes Ecoark acquired the assets and liabilities of Magnolia Solar effective March 24, 2016. The historical financial information presented prior to March 24, 2016 is that of Ecoark.

Further, the Articles of Incorporation were amended to increase the authorized shares of common stock to 100,000 shares, to effect the creation of 5,000 shares of "blank check" preferred stock, and to approve a reverse stock split of the MSC common stock of 1 for 250.

After the Merger, the Company had 29,049 shares of common stock issued and outstanding. The MSC’s shareholders and holders of debt, notes, warrants and options received an aggregate of 1,353 shares of the Company’s common stock and Ecoark’s shareholders received an aggregate of 27,696 shares of the Company’s common stock.

On March 24, 2016, FINRA corporate action announced the reverse split and the name change which became effective in the market on March 28, 2016. Following that, the Company stock trades under the symbol “EARK.” All actions to close the Merger were completed in March 2016.

In conjunction with the Merger, MSC offered units consisting of a share and a warrant at a price of $4.00 per unit for a maximum of $20,000 in a private placement offering. Each unit consists of one share of MSC (now Ecoark Holdings) common stock (par value $0.001 per share) and a warrant to purchase one share of MSC (now Ecoark Holdings) common stock exercisable on or before December 31, 2018 at a price of $5.00 per share. The units were offered to an unlimited number of Accredited Investors until the earlier of the date upon which subscriptions for the maximum offering had been received and accepted; March 31, 2016, subject to a 60-day extension at the option of Ecoark Holdings; or the date upon which the offering was terminated by the Company. Through March 31, 2016 the Company received proceeds of $9,555 as a result of subscriptions to the offering. The offering was terminated on April 28, 2016.

NOTE 3: INVENTORY

Inventory, net of reserves, consisted of the following as of March 31, 2016 (unaudited) and December 31, 2015:

	March 31, 2016	December 31, 2015
Inventory	$1,429	$1,363
Inventory Reserves	(620)	(620)
Total	$809	$743

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2016 (unaudited) and December 31, 2015:

	March 31, 2016	December 31, 2015
Furniture and fixtures	$114	$110
Computers and software costs	425	382
Machinery and equipment	478	476
Leasehold improvements	4	4
Total property and equipment	1,021	972
Accumulated depreciation	(661)	(609)
Property and equipment, net	$360	$363

Depreciation expense for the three months ended March 31, 2016 and 2015 was $52 and $67, respectively. There was no impairment on these assets in 2016 or 2015.

F-56

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

NOTE 5: INTANGIBLE ASSETS

The following is a summary of intangible assets as of March 31, 2016 (unaudited) and December 31, 2015:

	March 31, 2016	December 31, 2015
Customer lists	$3,980	$3,980
Patents and licenses	1,090	1,013
Total intangible assets	5,070	4,993
Accumulated amortization	(4,163)	(4,141)
Intangible assets, net	$907	$852

Amortization expense for the three months ended March 31, 2016 and 2015 was $22 and $349, respectively. There was no impairment on these assets in 2016 or 2015.

NOTE 6: CURRENT PORTION OF LONG-TERM DEBT

The following is a summary of long-term debt as of March 31, 2016 (unaudited) and December 31, 2015:

		March 31, 2016	December 31, 2015
Note payable – Celtic Bank	(a)	$-	$175
Note payable – B&B Merritt	(b)	3,000	3,000
Total		$3,000	$3,175

(a)	Fifteen year note payable dated July 11, 2007 in the original principal amount of $1,250 with a bank guaranteed by the U.S. Small Business Administration with Pioneer, prior to the acquisition of Pioneer by the Company. Note accrued interest at the Prime Rate plus 2% (Prime rate 3.25% plus 2% for 2015). The note was fully paid in January 2016.

(b)	Note payable bearing interest at the rate of 10% per annum, unsecured, with quarterly interest payments commencing in January 2015, with the note maturing in October 2016. Upon maturity or anytime prior, so long as the Company has not exercised its right to prepay this note, the lender can exercise its option to convert this note to equity in the Company, with 30 day advance written notice, and acquire up to 3,000 unrestricted Class A Common Shares of Ecoark at $1.00 per share, which consistent with the Merger Agreement is now 1,500 shares of Ecoark Holdings at $2.00 per share. The principal amount along with any accrued interest thereon, if converted to equity shall be deemed fully paid. As of March 31, 2016, no conversions of this debt have occurred. There was no bifurcation of the conversion option as the conversion is deemed to be conventional in nature.

Interest expense on the long-term debt for the three months ended March 31, 2016 and 2015 were $75 and $77, respectively.

F-57

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

NOTE 7: DEBT – RELATED PARTIES

The following is a summary of debt – related parties as of March 31, 2016 (unaudited) and December 31, 2015:

		March 31, 2016	December 31, 2015
Promissory note – related party	(a)	-	$50
Promissory note #1 – CEO	(b)	$25	62
Promissory note #2 – CEO	(c)	717	1,217
Total		$742	$1,329

(a)	Unsecured note payable to former shareholder bearing interest at 5% per annum, with monthly principal and interest payments beginning in November 2014, maturing in November 2016. Note was paid in full in March 2016.

(b)	Note payable to the Company’s Chief Executive Officer (CEO), Randy May. On November 30, 2015, after monthly payments were being made, and additional amounts funded in March 2015 and May 2015 totaling $600, the Company combined these amounts into a new one year promissory note in the amount of $3,197 due November 30, 2016. Payments of $37 were made on this note in the first quarter of 2016.

(c)	Note payable with the Company’s CEO commencing November 30, 2015 at an interest rate of 6% per annum (see note b). The beginning principal balance of $3,197 was reduced by $1,980 on December 31, 2015 in exchange for 1,100 shares of Ecoark Series A General Common Shares that were Treasury Shares owned by the Company. The remaining principal balance matures in November 2016. Payments of $500 were made on this note in the first quarter of 2016.

Interest expense on the debt – related parties for the three months ended March 31, 2016 and 2015 was $20 and $44, respectively.

NOTE 8: STOCKHOLDERS’ EQUITY (DEFICIT)

On March 24, 2016, Ecoark Series A, B, C, and D Common Shares were exchanged for Ecoark Holdings Common Shares as more fully described in Note 2 above. The Ecoark Common Shares, including Treasury Shares were canceled after the exchange.

As a result of the merger transaction and in accordance with ASC 805-40-45, the Company has given retroactive effect to certain share calculations by restating amounts for common shares and additional paid-in capital in the December 31, 2015 balance sheet.

Ecoark Holdings Preferred Stock

On March 18, 2016, the Company created 5,000 shares of “blank check” preferred stock. No preferred shares have been issued.

Ecoark Holdings Common Stock

As described in Note 2 above, 100,000 shares of common stock, par value $0.001 were authorized on March 18, 2016. At the merger, the Company had 29,049 shares of common stock issued and outstanding. The MSC’s shareholders and holders of debt, notes, warrants and options received an aggregate of 1,353 shares of the Company’s common stock and Ecoark’s shareholders received an aggregate of 27,696 shares of the Company’s common stock. The Company also issued 2,387 shares of the Company’s common stock pursuant to a private placement offering described in Note 2. See Note 12 below for issuances in April. Total shares issued and outstanding as of March 31, 2016 was 31,436.

Stock Options

On February 16, 2013, the Board of Directors of Ecoark approved the EcoArk Inc. 2013 Stock Option Plan (the “Plan”).The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The Plan is expected to contribute to the attainment of these objectives by offering employees, directors and consultants the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company.

F-58

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

Awards under this Plan were only granted in the form of nonstatutory stock options (“Options”) to purchase the Company's Series C Stock prior to the merger with MSC. Upon the consummation of the merger, all outstanding stock options previously granted by Ecoark, were canceled and new stock options in Ecoark Holdings were issued as replacements, with the same terms of the originally issued Series C Stock Options granted by Ecoark under the 2013 Incentive Stock Option Plan (the “2013 Plan”). Under the 2013 Plan, the Company may grant options to purchase up to 5,500 shares of common stock to be granted to Company employees, officers, directors, consultants and advisors. The vesting provisions, exercise price and expiration dates will be established by the Board of Directors (the "Board") of the Company at the date of grant, but incentive stock options may be subject to earlier termination, as provided in the 2013 Plan.

In May 2014, Ecoark granted Stock Options to purchase 693 shares to various employees and consultants of Ecoark. The Stock Options had an exercise price of $1.25 per share and have a term of 10 years. The Stock Options vest over a three-year period as follows: 25% immediately; 25% on the first anniversary date; 25% on the second anniversary date; and 25% on the third anniversary date. During 2015 Ecoark issued additional Stock Options on 625 shares of common stock. Therefore, at the end of 2015, Stock Options were outstanding to purchase 1,318 shares of common stock. The total original number of 1,318 Ecoark Stock Options have been divided by two in conjunction with changes required by the Merger Agreement and converted to Stock Options of the Company, and at present options on 659 shares of the Company are outstanding with an adjusted exercise price of $2.50.

Management valued the Stock Options utilizing the Black-Scholes Method, with the following criteria: stock price - $2.50; exercise price - $2.50; expected term – 10 years; discount rate – 0.25%; and volatility – 100%.

The Company records stock based compensation in accordance with ASC 718, and has recorded stock based compensation of $28 and $91 for the three months ended March 31, 2016 and 2015, respectively.

The 2,450 Stock Options of MSC were converted into shares of common stock in accordance with the Merger Agreement with Ecoark.

Warrants

MSC had issued warrants for 3,785 shares that were converted into shares of common stock in accordance with the Merger Agreement with Ecoark.

In March 2016, the Company issued warrants for 2,389 shares in accordance with the private placement. As indicated in the subsequent events, the private placement was completed on April 28, 2016, and additional warrants were issued at the closing. These warrants have a strike price of $5.00 per share and expire on December 31, 2018. As of March 31, 2016, they are the only warrants the Company has outstanding.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases many of its operating and office facilities for various terms under long-term, non-cancelable operating lease agreements. These leases expire at various dates through 2019. Rent expense was approximately $98 and $71 for the three months ended March 31, 2016 and 2015. Future minimum lease payments required under the operating leases are as follows: 2016 - $270, 2017 - $310, 2018 - $296 and 2019 - $155.

Contract Related Fees

Prior to the Merger, a subsidiary of the Company, as part of the contract to develop its products, has agreed to pay the contractor 1.5% of future New York state manufactured sales, and 5% of future non-New York state manufactured sales until the entire funds paid by the contractor have been repaid, or 15 years, whichever comes first. As of March 31, 2016, the subsidiary has $1,252 of contract related expenses, all of which will be owed to the contractor, contingent upon the sale of the subsidiary’s product related to that contract. The Company has not accrued any liability for this contingency. No liability is accrued since no sales have occurred.

Settlement

In March 2016 the Company agreed to settle a dispute regarding a contract. The agreement required the Company to pay $100 to certain parties within 30 days of the agreement. The amount was recorded as an operating expense and included in accrued expenses as of March 31, 2016. The amount was paid in April 2016.

F-59

ECOARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(DOLLAR AMOUNTS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

MARCH 31, 2016

NOTE 10: PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the three months ended March 31, 2016 and 2015 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to the valuation allowance to fully reserve net deferred tax assets.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

	As of March 31, 2016	As of December 31, 2015
Deferred tax assets:
Net operating loss before non-deductible items	$(38,244)	$(36,028)
Tax rate	34%	34%
Total deferred tax assets	13,003	12,250
Less: Valuation allowance	(13,003)	(12,250)

Net deferred tax assets	$-	$-

As of March 31, 2016, the Company has a net operating loss carry forward of $38,244 expiring through 2036. The Company has provided a valuation allowance against the full amount of the deferred tax asset due to management’s uncertainty about its realization. Furthermore, the net operating loss carry forward may be subject to further limitation pursuant to Section 382 of the Internal Revenue Code. The valuation allowance was increased by $753 in the three months ended March 31, 2016.

nOTE 11: CONCENTRATIONS

During the three months ended March 31, 2016 and 2015, the Company had one major customer comprising 62% and 65% of revenue. A major customer is defined as a customer that represents 10% or greater of total sales. Additionally, the Company had two customers as of March 31, 2016 and December 31, 2015 with accounts receivable balances of 46% and 32% of the total accounts receivable. The Company does not believe that the risk associated with these customers will have an adverse effect on the business.

The Company maintained cash balances in excess of the FDIC insured limit in both years. The Company does not consider this risk to be material.

nOTE 12: SUBSEQUENT EVENTS

The settlement referred to in Note 9 was paid in April 2016.

On April 28, 2016, the Company issued 625 shares of common stock to legal and other consultants who advised the Company on the Merger.

The private placement offering described in Note 2 was closed on April 28, 2016. The offering raised $17,347 in capital. The company issued an additional 1,949 shares of its common stock and an additional 1,949 warrants on April 28, 2016. These warrants have a strike price of $5.00 per share and expire on December 31, 2018.

On May 3, 2016, the Company entered into a Share Exchange Agreement (the “Agreement”) by and among the Company, Pioneer Products, Sable Polymer Solutions, LLC, an Arkansas limited liability company (“Sable”), and the holder of all of Sable’s membership interests.

The Company issued 2,000 shares of the Company’s common stock (the “Shares”) in exchange for all of Sable’s membership interests. Sable will be a wholly-owned subsidiary of Pioneer Products.

The seller shall be subject to a lock-up agreement (the “Lock-Up Agreement”) that releases shares from the Lock-Up Agreement over a period of one year (the “Lock-Up Period”). Under the Lock-Up Agreement, the seller shall be permitted to sell 33.3% of the Shares received by the seller after the six-month anniversary of the closing of the transaction. Thereafter, an additional 33.3% of the Shares shall be released at the end of each subsequent three-month period until the end of the Lock-Up Period.

No cash was paid relating to the acquisition of Sable. Sable operates a polymer manufacturing facility north of Atlanta, Georgia.

F-60

ECOARK HOLDINGS, INC.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and number of shares in thousands)

The following unaudited pro forma consolidated financial statements give effect to the acquisition of the outstanding common shares of EcoArk Inc. and Subsidiaries., (“EcoArk”) by Magnolia Solar Corp. (the “Company”), now known as Ecoark Holdings, Inc. and are based on estimates and assumptions set forth herein and in the notes to such pro forma statements.

EcoArk, an Arkansas corporation entered into a Share Exchange Agreement (the “Exchange Agreement”) with the Company, whereby the Company acquired all of the issued and outstanding shares of common stock of EcoArk in consideration for the issuance of 29,619 shares of common stock.

As a result of the transaction effected by the Exchange Agreement, at closing EcoArk became a wholly owned subsidiary of the Company.

In addition to the merger of the companies, prior to the merger, the Company completed a 1:250 reverse stock split which reduced the number of currently issued common shares issued and outstanding from 50,336 (which includes 6,235 shares issued in conversion of stock options and warrants outstanding) to 201 common shares. The Company also, post-split converted their current $2,400 in debt into shares of common stock.

The acquisition of EcoArk is being accounted for as a reverse merger, whereby EcoArk is considered to be the accounting acquirer.

The following unaudited pro forma consolidated statement of operations for years ended December 31, 2015 and 2014 of the Company and EcoArk gives effect to the above as if the transactions had occurred at the beginning of the period. The unaudited pro forma consolidated balance sheet at December 31, 2015 assumes the effects of the above as if this transaction had occurred as of December 31, 2015.

F-61

ECOARK HOLDINGS, INC.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements are based upon, and should be read in conjunctions with the Company’s audited financial statements as of and for the year ended December 31, 2015 and 2014 and the audited consolidated financial statements of EcoArk as of and for the years ended December 31, 2015 and 2014.

The unaudited pro forma consolidated financial statements and notes thereto contain  forward-looking statements that involve risks and uncertainties. Therefore, our actual results may vary materially from those discussed herein. The unaudited pro forma consolidated financial statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of our future results.

F-62

Ecoark Holdings, Inc.

Unaudited Proforma Consolidated Balance Sheet
December 31, 2015 (Dollars in Thousands)

	MGLT	EcoArk					Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$46	$1,962	F	$17,347		$–	$19,355
Accounts receivable, net of allowance	11	972		–		–	983
Inventories, net of reserves	–	743		–		–	743
Prepaid expenses	–	161		–		–	161
Other current assets	–	130		–		–	130
Total Current Assets	57	3,968		17,347		–	21,372

Fixed Assets:
Property and equipment, net	–	363		–		–	363
Total Fixed Assets	–	363		–		–	363

Non-current Assets:
Intangible assets, net	83	852		–		–	935
Other assets	–	25					25
Total Non-current Assets	83	877		–		–	960

TOTAL ASSETS	$140	$5,208		$17,347		$–	$22,695

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Current portion of long-term debt	$2,400	$3,175	D	$2,400		$–	$3,175
Current portion of long-term debt, related parties	–	1,329		–		–	1,329
Note payable - bank	–	–		–		–	–
Accounts payable	682	1,074		–		–	1,756
Accrued expenses	–	503		–		–	503
Accrued interest	–	40		–		–	40
Total Current Liabilities	3,082	6,121		2,400		–	6,803

Long-Term Liabilities
Long-term debt, net of current portion	–	–		–		–	–
Long-term debt - related parties, net of current portion	–	–		–		–	–
Total Long-Term Liabilities	–	–		–		–	–

TOTAL LIABILITIES	3,082	6,121		2,400		–	6,803

STOCKHOLDERS' EQUITY (DEFICIT)

Total Equity
Common stock (all series)	–	30	A	–	B		33
			C	–	D	1
					E	–
					F	2
Additional paid-in capital	3,501	36,722	A	6,443	C	-	53,524
			B		D	2,399
			E	–	F	17,345
Accumulated deficit	(6,443)	(36,587)		–	A	6,443	(36,587)
Subscription receivable		(55)					(55)
Treasury stock		(928)		–		–	(928)
Non-controlling interest		(95)		–		–	(95)
Total Stockholders' Equity (Deficit)	(2,942)	(913)		6,443		26,190	15,892
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$140	$5,208		$8,843		$26,190	$22,695

F-63

Ecoark Holdings, Inc.

Unaudited Proforma Consolidated Statement of Operations
For the Year Ended December 31, 2015 (Dollars in Thousands, Except per Share)

	MGLT	EcoArk	Adjustments		Consolidated

Net Sales	$160	$7,868	$-	$-	$8,028

Cost of Sales	102	6,138	-	-	6,240

Gross Profit (Loss)	58	1,730	-	-	1,788

Operating Expenses
Salaries and related expenses	161	3,791	-	-	3,952
Professional fees	150	3,651	-	-	3,801
Other general and administrative expenses	37	1,636	-	-	1,673
Depreciation, amortization and impairment	36	1,226	-	-	1,262
Research and development	-	1,114	-	-	1,114

Total operating expenses	384	11,418	-	-	11,802

Total operating income (loss)	(326)	(9,688)	-	-	(10,014)

Other income (loss)	(240)	(785)	-	-	(1,025)

Total income (loss) before income taxes	(566)	(10,473)	-	-	(11,039)

Provision for income taxes	-	-	-	-	-

Net income (loss)	$(566)	$(10,473)	$-	$-	$(11,039)

Non-controlling interest	-	29	-	-	29

Net income (loss) - controlling interest	$(566)	$(10,502)	$-	$-	$(11,068)

Per share, basic and diluted	$(3.29)	$(0.36)	-	-	$(0.38)

Weighted average number of common shares outstanding (in thousands)
Basic	172	29,344	-	-	29,516
Diluted	172	29,395	-	-	29,567

F-64

Ecoark Holdings, Inc.

Unaudited Proforma Consolidated Statement of Operations

For the Year Ended December 31, 2014 (Dollars in Thousands, Except per Share)

	MGLT	EcoArk	Adjustments		Consolidated

Net Sales	$218	$6,017	$-	$-	$6,235

Cost of Sales	135	5,024	-	-	5,159

Gross Profit (Loss)	83	993	-	-	1,076

Operating Expenses
Salaries and related expenses	199	2,836	-	-	3,035
Professional fees	138	5,311	-	-	5,449
Other general and administrative expenses	44	1,630	-	-	1,674
Depreciation, amortization and impairment	36	1,708	-	-	1,744
Research and development	-	1,053	-	-	1,053

Total operating expenses	417	12,538	-	-	12,955

Total operating income (loss)	(334)	(11,545)	-	-	(11,879)

Other income (loss)	(240)	(1,270)	-	-	(1,510)

Total income (loss) before income taxes	(574)	(12,815)	-	-	(13,389)

Provision for income taxes	-	-	-	-	-

Net income (loss) from continuing operations	(574)	(12,815)	-	-	(13,389)

Discontinued operations	-	(1,449)	-	-	(1,449)

Net income (loss)	$(574)	$(14,264)	$-	$-	$(14,838)

Non-controlling interest	-	(129)	-	-	(129)

Net income (loss) - controlling interest	$(574)	$(14,135)	$-	$-	$(14,709)

Per share, basic and diluted	$(0.02)	$(0.26)	-	-	$(0.43)

Weighted average number of common shares outstanding (in thousands)
Basic	150	27,590	-	-	27,740
Diluted	150	27,590	-	-	27,740

F-65

Ecoark Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2015

(Dollars in thousands except per share)

NOTE A – ACCOUNTING TREATMENT APPLIED AS A RESULT OF THIS TRANSACTION

The acquisition of EcoArk is being accounted for as a reverse merger, whereby EcoArk is considered to be the accounting acquirer.

NOTE B – ADJUSTMENTS

(A)	To eliminate pre-merger deficits of MGLT and shares of EcoArk in accordance with reverse merger.

(B)	To record issuance of shares in conversion of options and warrants (eliminated by restatement).

(C)	To adjust capital accounts for effect of reverse stock split (eliminated by restatement).

(D)	To record conversion of debt of MGLT post-reverse split.

(E)	To record shares to be issued to acquire Ecoark (eliminated by restatement).

(F)	To record issuance of shares in proposed private placement. ($17,347 @ $4 per share)

NOTE C – PRO FORMA WEIGHTED AVERAGES SHARES OUTSTANDING (IN THOUSANDS)

Pro forma shares outstanding assuming the transaction occurred as of December 31, 2015:

MGLT Weighted Average Shares Outstanding (restated for 1 for 250 reverse stock split)	172

Restated shares of Ecoark (restated for two for one exchange of shares)	29,344

Pro forma shares outstanding	29,516

F-66

8,673,250 Shares of Common Stock

PRELIMINARY PROSPECTUS

Prospectus dated          , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. None of the following expenses are payable by the selling security holders. All amounts are estimates, except the SEC registration fee.

Amount
SEC registration fee	$4,176
Accountants’ fees and expenses	10,000
Legal fees and expenses	45,000
Miscellaneous	5,000
Total	$64,176

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of our company will be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the unlawful payment of dividends. In addition, our bylaws permit for the indemnification and insurance provisions in Chapter 78 of the NRS.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Further, in the normal course of business, we may have in our contracts indemnification clauses, written as either mutual where each party will indemnify, defend, and hold each other harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties; or single where we have agreed to hold certain parties harmless against losses etc.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

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Item 15. Recent Sales of Unregistered Securities.

From March 31, 2016 to April 28, 2016, we sold 4,336,625 shares to 214 accredited investors through the Private Offering, which raised a total of $17,347. A portion of the proceeds has been used to retire debt with the remainder to be used for working capital purposes. There was no underwriter, no underwriting discounts or commissions, no general solicitation, no advertisement, and resale restrictions are being imposed by placing a Rule 144 legend on the certificate(s). The Company relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale as (i)  the investors were accredited investors; and (ii) the Company did not use general solicitation or advertising to market the securities issued.

On April 28, 2016, the Company issued 625,000 shares to legal and other consultants who advised the Company on the merger. The transactions did any public offering within the meaning of Section 4(a)(2) of the Securities Act, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act; and (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment.

On May 3, 2016, the Ecoark Holdings entered into a Share Exchange Agreement by and among the Ecoark Holdings, Pioneer Products, LLC, Sable Polymer Solutions, LLC, an Arkansas limited liability company (“Sable”), and the holder of all of Sable’s membership interests. Ecoark Holdings issued 2,000,000 shares of its common stock in exchange for all of Sable’s membership interests. Sable will be a wholly-owned subsidiary of Pioneer. In connection with the shares of common stock issued under the Agreement, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)                      Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)                      Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on this 17th day of June, 2016.

Ecoark Holdings, Inc.

By:	/s/ Randy May
Randy May
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Randy May	Chief Executive Officer and Chairman	June 17, 2016
Randy May	(Principal Executive Officer)

/s/ Yash R. Puri	Chief Financial Officer and Director	June 17, 2016
Dr. Yash R. Puri	(Principal Financial and Accounting
Officer)

/s/ Greg Landis	Secretary and Director	June 17, 2016
Greg Landis

/s/ Gary E. Metzger	Director	June 17, 2016
Gary E. Metzger

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INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Merger Agreement between Magnolia Solar Corporation, Magnolia Solar Acquisition Corporation, and Ecoark, Inc. dated January 29, 2016 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 4, 2016)
3.1	Articles of Incorporation (1)
3.2	Certificate of Change (2)
3.3	Amended and Restated Bylaws (2)
3.3.1	Amendment to Restated Bylaws (3)
3.4	Certificate of Amendment to Articles of Incorporation (4)
3.5	Certificate of Amendment to Articles of Incorporation (5)
4.1 +	Magnolia Solar Corporation 2013 Incentive Stock Plan (Incorporated by reference to our Form S-8 filed with the SEC on February 7, 2013)
5.1*	Legal Opinion of Carmel, Milazzo & DiChiara LLP
10.1	Termination Agreement and Mutual General Release dated as of March 26, 2015 between Magnolia Solar Corporation, Solar Silicon Resources Group and Auzminerals Resource Group Limited. (Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 31, 2015)
10.2	Agreement and Plan of Merger entered into by and between Magnolia Solar Corporation and Ecoark, Inc., dated January 29, 2016 (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 4, 2016)
10.3	Form of Modification Agreement between Magnolia Solar Corporation and holders of Original Issue Discount Senior Secured Convertible Notes and Warrants (Incorporated by reference to our current report on Form 8-K filed with the SEC on February 4, 2016)
10.4	Form of Modification Agreement between Magnolia Solar Corporation and holders of Original Issue Discount Senior Secured Convertible Notes and Warrants (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 4, 2016)
10.5	Form of Subscription Agreement for Offering (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 6, 2016)
10.6	Form of Warrant for Offering (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 4, 2016)
10.7	Share Exchange Agreement with Sable Polymer Solutions (Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 9, 2016)
10.8#	Master License Agreement, dated April 30. 2008, between Magnolia Solar, Inc. and Magnolia Optical Technologies, Inc.
21	List of Subsidiaries
23.1#	Consent of KBL LLP
23.2*	Consent of Carmel, Milazzo & DiChiara LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page) (Incorporated by reference to Registrant’s Registration Statement on Form S-1 filed with the Commission on April 29, 2015)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Calculation Linkbase Documents
101.DEF	XBRL Taxonomy Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

*	To be filed by amendment
#	Filed herewith
+	Indicates a management contract or compensatory plan

(1)	Incorporated by reference to our Registration Statement on Form S-1 filed with the SEC on June 13, 2008.
(2)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 7, 2010.
(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 14, 2016.
(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 7, 2010.
(5)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 24, 2016.

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